UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 11-K

FOR ANNUAL REPORTS OF EMPLOYEE STOCK

REPURCHASE SAVINGS AND SIMILAR PLANS

PURSUANT TO SECTION 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006.

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

Commission File Number 1-13699

RAYTHEON SAVINGS AND INVESTMENT PLAN

(Full title of the plan)

RAYTHEON COMPANY

(Name of issuer of the securities held pursuant to the plan)

870 WINTER STREET, WALTHAM, MASSACHUSETTS 02451

(Address of issuer’s principal executive offices)

*	Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income and Security Act of 1974 have been omitted because they are not applicable.

Raytheon Savings and

Investment Plan

Financial Statements and Supplemental Schedule

To Accompany 2006 Form 5500

Annual Report of Employee Benefit Plan

Under ERISA of 1974

December 31, 2006 and 2005

Page(s)

Report of Independent Auditors	2

Financial Statements

Statements of Net Assets Available for Benefits	3

Statement of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5–20

Supplemental Schedule*

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)	21–70

•

Other supplemental schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of

The Raytheon Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Raytheon Savings and Investment Plan (the “Plan”) at December 31, 2006 and December 31, 2005, and the changes in net assets available for benefits for the year ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

As discussed in Note 2, effective for plan years ended after December 15, 2006, FASB Staff Position Nos. AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans, was required to be implemented. Therefore the presentation of the 2005 and 2006 financial statement amounts include the presentation of fair value with an adjustment to contract value for such investments.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 25, 2007

Raytheon Savings and Investment Plan

Statements of Net Assets Available for Benefits

December 31, 2006 and 2005

	2006	2005
Assets
Investments
At fair value (Notes 2 and 5)
Investment contracts	$1,923,023,816	$1,901,925,386
At fair value (Note 2)
Registered investment companies	5,448,558,945	4,568,198,273
Common collective trusts	821,036,498	746,511,396
Raytheon Company common stock	2,001,686,438	1,785,010,996
Common stock	73,685,978	62,909,830
Other investments	419,746,216	249,131,058
Participant loans	230,513,292	221,634,119

Total investments	10,918,251,183	9,535,321,058

Cash and cash equivalents	52,944,590	52,959,281

Receivables
Employer contributions	464,742	509,959
Accrued investment income and other receivables	11,986,831	17,401,294

Total receivables	12,451,573	17,911,253

Total assets	10,983,647,346	9,606,191,592
Liabilities
Payables for securities purchased	2,644,828	3,308,819
Accrued expenses	414,350	218,815
Other payables	4,069,188	4,799,465

Total liabilities	7,128,366	8,327,099

Net assets available for benefits at fair value	10,976,518,980	9,597,864,493
Adjustment from fair value to contract value for interest in fully benefit-responsive investment contracts	7,312,707	(673,653)

Net assets available for benefits	$10,983,831,687	$9,597,190,840

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Statement of Changes in Net Assets Available for Benefits

Year Ended December 31, 2006

Additions to net assets attributable to
Net appreciation of investments (Notes 2 and 3)	$959,359,357
Interest and dividends (Notes 2 and 5)	520,118,850
Litigation settlement (Note 11)	29,039,261

1,508,517,468

Contributions and deferrals
Employee deferrals	576,830,552
Employer contributions	203,897,926

780,728,478

Total additions	2,289,245,946

Deductions from net assets attributable to
Distributions to participants	901,301,173
Administrative expenses	1,303,926

Total deductions	902,605,099

Increase in net assets	1,386,640,847
Net assets, beginning of year	9,597,190,840

Net assets, end of year	$10,983,831,687

The accompanying notes are an integral part of these financial statements.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

1.	Description of Plan

General

The following description of the Raytheon Savings and Investment Plan (the “Plan”) provides only general information. Participants should refer to the plan document for a complete description of the Plan’s provisions.

The Plan is a defined contribution plan covering the majority of employees of Raytheon Company (the “Company”). Most employees are immediately eligible to enroll in the Plan on the first day of service. The purpose of the Plan is to provide participants with a tax-effective means of meeting both short-term and long-term investment objectives. From January 1, 2000 until December 31, 2001, the entire Plan was an employee stock ownership plan (ESOP) that included a qualified cash or deferred arrangement under the Internal Revenue Code (the “Code”). Effective January 1, 2002, the portion of the Plan that is invested in Raytheon Company stock is an ESOP that includes a cash or deferred arrangement, and the remaining portion of the Plan is a profit-sharing plan that includes a cash or deferred arrangement. The ESOP is intended to be an employee stock ownership arrangement in compliance with all of the related requirements for a qualified stock bonus plan as defined in the Code. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

The Plan’s investments are principally held in the Raytheon Savings and Investment Plan Trust (the “Trust”).

Contributions and Deferrals

Employees may contribute to the Plan up to 50% of their compensation. The Code limits the compensation the Plan may take into account to $220,000 for the 2006 plan year. Employee contributions, including rollovers, are invested based on participant elections. For 2006, the annual employee pre-tax elective deferral contributions for a participant cannot exceed $15,000, except for catch-up contributions. Participants also may make after-tax contributions, but total employee (pre-tax and after-tax) contributions and employer contributions may not exceed $44,000 for the 2006 plan year, except for catch-up contributions. A participant who is eligible to make elective pre-tax contributions and is at least age 50 by the end of 2006 may make pre-tax catch-up contributions up to $5,000.

For most employees, the Company matches 100% of the first 4% of compensation that a participant contributes to the Plan each pay period. Matching Company contributions made before January 1, 2005, were invested in the Raytheon Common Stock Fund and were required to be held in that fund until the beginning of the fifth plan year following the plan year for which the contribution was made or January 1 of the year the employee turns age 55, if earlier. For most participants, matching Company contributions made after December 31, 2004, are made in cash and are invested based on the investment allocation for employee contributions.

Before January 1, 2005, the Company also made an ESOP contribution equal to one-half of one percent of the participant’s compensation up to $205,000. The Company ceased to make that contribution for most participants effective December 31, 2004. The portion of the Plan consisting of ESOP contributions and earnings provided for investment primarily in the Raytheon Common Stock Fund; however, the Plan permitted limited diversification among other investment options, after a participant attained age 55 and completed 10 years of plan participation (including participation in the prior ESOP plans).

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

Effective July 1, 2006, the Plan eliminated the restrictions described above on participants’ moving investments out of the Raytheon Common Stock Fund.

Participants may invest contributions in increments of 1% in any combination of investment alternatives available, subject to percentage limitations applicable to some funds. The investment objectives range from investments with an emphasis on preservation of capital to equity investments with an emphasis on capital gains. The underlying investments include cash and equivalents, investment contracts, registered investment companies, common collective trusts, common stock, Raytheon Company common stock, bonds and other investments.

Participant Accounts

Each participant’s account is credited with the participant’s contributions, the Company’s contributions and an allocation of Plan earnings. Plan earnings are allocated based on account balances by investment option. Expenses payable by the Plan are charged to participant accounts.

Participants are not permitted to make a direct exchange from the Fixed Income Fund to the Fidelity Retirement Money Market Portfolio because they are competing funds. All money has to be exchanged to a noncompeting fund for at least 90 days before being exchanged into the Fidelity Retirement Money Market Portfolio.

Vesting

With the exception of certain union groups, all employee and employer contributions including ESOP contributions and earnings thereon are immediately 100% vested for each participant who performs an hour of service on or after January 1, 1999. Forfeitures of the nonvested portions of terminated participants’ accounts are available to reduce Company contributions. At December 31, 2006 and 2005, unallocated plan forfeitures were $996,368 and $6,077,131, respectively. During 2006, the total amount of forfeitures created was $253,024.

Distributions to Participants

A participant may make certain in-service withdrawals, including all or a portion of participant after-tax contributions and related earnings at any time and all or a portion of participant pre-tax contributions, employer contributions and related earnings upon attainment of age 59  1/2. For reasons of financial hardship, a participant may withdraw all or a portion of participant pre-tax contributions and related earnings subject to a reduction in the maximum participant pre-tax contribution rate for the next six months. On termination of employment, a participant will receive a lump-sum distribution unless the vested account is valued in excess of $1,000, and the participant elects to defer distribution. Otherwise, a terminated participant may defer the distribution until April 1 of the year following the year in which the participant reaches age 70 1/2.

Effective August 1, 2000, participants who have investments in the Raytheon Common Stock Fund may elect to reinvest dividends within the Plan or receive dividends in cash. Any dividends received in cash by participants will be subject to taxes in the year of receipt. In 2006, the Company’s Board of Directors declared dividends of $0.96 per share. Of the $38,764,626 in dividends paid to the Plan, approximately $1,470,748 was received in cash by participants who elected the cash payment option.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

Loans to Participants

A participant may borrow a portion of the balance in the participant’s account, subject to certain restrictions. The maximum amount of a loan is the lesser of one-half of the participant’s account balance or $50,000. The minimum loan is $500. Loans are secured by the balance in the participant’s account and bear interest equal to the prime rate published in The Wall Street Journal on the first business day of the calendar quarter in which the loan is made. Loans must be repaid over a period of up to five years by means of payroll deductions, except that if the loan is used to acquire a dwelling which is to be used as a principal residence of the participant, the repayment period may extend to up to 15 years. Loan payments and interest payments are credited to the borrower’s account in the investment fund or funds according to the participant’s current investment election. Loans are valued at principal outstanding. As of December 31, 2006 and December 31, 2005, the interest rates on the outstanding loans ranged from 4.00% to 10.33%.

Administrative Expenses

Substantially all expenses of administering the Plan, such as legal and other administration fees, are charged to participant accounts, usually allocated evenly among all accounts based on the number of participants. Administrative expenses not paid by the Plan may be paid by the Company.

2.	Summary of Significant Accounting Policies

The accompanying financial statements are prepared on the accrual basis of accounting.

Plan investments are stated at fair value including the Plan’s benefit-responsive investment contracts.

Investments in registered investment companies and common collective trusts are valued at the closing net asset value reported on the last business day of the year. Investments in securities (common stocks) traded on a national securities exchange are valued at the last reported sales price on the last business day of the year. Investments in fixed income securities (U.S. government, domestic bonds) are valued by a pricing service based upon market transactions at fair value as determined in good faith by the trustee of the trust. Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Cash equivalents are short-term money market instruments and are valued at cost, which approximates fair value. Investments denominated in foreign currencies are translated into U.S. dollars using the last reported exchange rate.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in investment contracts through a stable value fund, the Raytheon Income Fund (the “Fund”), a fund specifically managed for the Plan. As required by the FSP, the Statement of net assets available for benefits presents the fair value of the fully benefit responsive investment contracts in the Fund and the adjustment from fair value to contract value relating to the investment contracts. The statement of changes in net assets available for

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

benefits is prepared on a contract value basis. The FSP was applied retroactively to the statement of net assets available for benefits as of December 31, 2005.

Individual assets of the synthetic investment contract are valued at representative quoted market prices. The fair value of the wrap contract for the synthetic GIC is determined using a discounted cash flow model which considers recent rebids as determined by recognized dealers, discount rate and the duration of the underlying portfolio.

Security transactions are recorded on the trade date. Payables for outstanding purchases represent trades which have occurred but have not yet settled and are recorded on the statement of net assets available for benefits.

The Plan presents in the statement of changes in net assets available for plan benefits the net appreciation (depreciation) in the fair value of its investments, excluding fully benefit-responsive investment contracts which consists of the realized gains or losses and the unrealized appreciation (depreciation) on those investments.

Dividend income is recorded on the ex-dividend date. Income from other investments is recorded as earned on an accrual basis.

Distributions are recorded when paid.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

The preparation of financial statements in conformity with generally accepted accounting principles, requires the plan administrator to make estimates and assumptions that affect the reported amounts of net assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from the estimates included in the financial statements.

The Plan provides for various investment options in any combination of stocks, mutual funds and other investment securities. Investment securities are exposed to various risks, such as interest rate, market and credit risk. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (the “Standard”). The Standard defines fair value, sets out a framework for measuring fair value and requires additional disclosures about fair value measurements. The Standard applies to fair value measurements already required or permitted by existing standards. The Standard is effective for financial statements issued for fiscal years beginning after November 15, 2007. Management is currently evaluating what impact the adoption of the Standard will have on the financial statements.

3.	Investments

The following presents investments that represent five percent or more of the Plan’s net assets:

	2006	2005
Raytheon Stock Fund**	$2,017,993,345	$1,799,486,708
Fidelity Equity Income Fund	985,956,134	891,433,526
S&P 500 Index Fund	779,202,459	717,441,314
State Street Bank and Trust GIC *	584,503,401	575,518,026
Fidelity Balanced	599,633,383	534,879,885
Chase Manhattan Bank GIC *	482,573,150	475,302,254
AIG Financial Products Corp ACT GIC *	482,571,526	475,301,011

*	Presented at contract value

**	Amount is made up of both participant and non-participant directed amounts.

During the year ended December 31, 2006 the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $959,359,357 as follows:

Registered investment companies	$255,009,271
Common collective trusts	125,782,690
Raytheon Company common stock	518,868,395
Other investments	59,699,001

$959,359,357

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

4.	Nonparticipant-Directed Investments

Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed investments is as follows:

	2006	2005
Net Assets
Raytheon Company common stock	$389,676,280	$803,898,707
Cash and cash equivalents	3,493,167	7,311,855

	$393,169,447	$811,210,562

2006
Changes in net assets
Contributions	$3,276,563
Interest and dividends	15,627,564
Net appreciation of investments	12,764,057
Distribution to participants	(41,351,560)
Administrative expenses	(76,289)
Net transfers to other investments	(408,281,451)

$(418,041,116)

5.	Investment Contracts

The Plan invests in benefit-responsive synthetic guaranteed investment contracts (Synthetic “GICs”) with financial institutions. Income from Synthetic GICs is reported net of administrative expenses. The GIC issuer is contractually obligated to repay the principle and a specified interest rate that is guaranteed by the Plan. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value with limited restrictions related to the transfer of funds into a competing fund investment option. The Plan considers such factors as the benefit responsiveness of the investment contracts, the ability of the parties to the contracts to perform in accordance with the terms of the contracts and the likelihood of default by an issuer of an investment security.

Synthetic GICs represent individual assets, usually a portfolio of high quality fixed income securities placed in a trust, with ownership by the Plan. The Plan purchases a third party issued benefit-responsive wrapper contract that guarantees that participant transactions are executed at contract value. Individual assets of the synthetic GICs are valued based on the policy in Note 2.

Management has adopted the FSP described in Note 2 in the Plan’s financial statements for the years ended December 31, 2006.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

•

Wrap contracts accrue interest using a formula called the “crediting rate.” Wrap contracts use the crediting rate formula to convert market value changes in the covered assets into income distributions in order to minimize the difference between the market and contract value of the covered assets over time. Using the crediting rate formula, an estimated future market value is calculated by compounding the Fund’s current market value at the Fund’s current yield to maturity for a period equal to the Fund’s duration. The crediting rate is the discount rate that equates estimated future market value with the Fund’s current contract value. The crediting rate is most impacted by the change in the annual effective yield to maturity of the underlying securities, but is also affected by differential between the contract value and the market value of the covered investments. The difference is amortized over the duration of the investments. Depending on the change in duration from reset period to reset period, the magnitude of the impact to the crediting rate of the contract “contract to market” difference is heightened or lessened. Crediting rates are reset quarterly. The wrap contracts provide a guarantee that the crediting rate will not fall below 0%.

•

If the Fund experiences significant redemptions when the market value is below the contract value, the Fund’s yield may be reduced significantly, to a level that is not competitive with other investment options. This may result in additional redemptions, which would tend to lower the crediting rate further. If redemptions continued, the Fund’s yield could be reduced to zero. If redemptions continued thereafter, the Fund might have insufficient assets to meet redemption requests, at which point the Fund would require payments from the wrap issuer to pay further shareholder redemptions.

•

The crediting rate, and hence the Fund’s return, may be affected by many factors, including purchases and redemptions by participants. The precise impact on the Fund depends on whether the market value of the covered assets is higher or lower than the contract value of those assets. If the market value of the covered assets is higher than their contract value, the crediting rate will ordinarily be higher than the yield of the covered assets. Under these circumstances, cash from new investors will tend to lower the crediting rate and the Fund’s return, and redemptions by existing participants will tend to increase the crediting rate and the Fund’s return.

•

The Fund and the wrap contracts purchased by the Fund are designed to pay all participant-initiated transactions at contract value. Participant-initiated transactions are those transactions allowed by Plan (typically this would include withdrawals for benefits, loans, or transfers to non-competing funds within the Plan). However, the wrap contracts limit the ability of the Fund to transact at contract value upon the occurrence of certain events. At this time, the occurrence of any of these events is not probable. These events include:

1.	The Plan’s failure to qualify under Section 401(a) or Section 401(k) of the Internal Revenue Code.

2.	The establishment of a defined contribution plan that competes with the Plan for employee contributions.

3.	Any substantive modification of the Plan or the administration of the Plan that is not consented to by the wrap issuer.

4.	Complete or partial termination of the Plan.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

5.	Any change in law, regulation or administrative ruling applicable to the Plan that could have a material adverse effect on the Fund’s cashflow.

6.	Merger or consolidation of the Plan with another plan, the transfer of plan assets to another plan, or the sale, spin-off or merger of a subsidiary or division of the plan sponsor.

7.	Any communication given to participants by the Plan sponsor or any other plan fiduciary that is designed to induce or influence participants not to invest in the Fund or to transfer assets out of the Fund.

8.	Exclusion of a group of previously eligible employees from eligibility in the Plan.

9.	Any early retirement program, group termination, group layoff, facility closing, or similar program.

10.	Any transfer of assets from the Fund directly to a competing option.

11.	Bankruptcy of the plan sponsor or other plan sponsor events which cause a significant withdrawal from the Plan.

•

A wrap issuer may terminate a wrap contract at any time. In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, Fidelity Management Trust Company (“FMTC”), the trustee, may elect to keep the wrap contract in place until such time as the market value of the Fund’s covered assets is equal to their contract value. A wrap issuer may also terminate a wrap contract if FMTC’s investment management authority over the Fund is limited or terminated as well as if all of the terms of the wrap contract fail to be met. In the event that the market value of the Fund’s covered assets is below their contract value at the time of such termination, the terminating wrap provider would not be required to make a payment to the Fund.

•

Synthetic investment contracts generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not cured, the non-defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the Plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long term credit rating below a threshold set forth in the contract; is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, withdrawing plans may experience losses if the value of the Plan’s assets no longer covered by the contract is below contract value. The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro-rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default. If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a synthetic GIC terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e. replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

The crediting interest rates are adjusted quarterly to reflect the experienced and anticipated yields to be earned on such investments, based on their book value. The average yield and crediting interest rates were as follows:

	Average Yield	Crediting Interest Rate
December 31, 2006
Chase Manhattan Bank (429666)	4.91%	5.01%
State Street Bank and Trust (99054)	4.91%	5.02%
AIG Financial Products Corp (541687)	4.91%	5.01%
UBS Warburg (3088)	4.91%	5.00%
December 31, 2005
Chase Manhattan Bank (429666)	5.04%	5.12%
State Street Bank and Trust (99054)	5.04%	5.13%
AIG Financial Products Corp (541687)	5.04%	5.12%
UBS Warburg (3088)	5.04%	5.11%

6.	Future Contracts

A future contract is a contractual agreement to make or take delivery of a standardized quantity of a specified grade or type of commodity or financial instrument at a specified future date in accordance with terms specified by a regulated future exchange.

As described in Note 5, the synthetic GICs represent individual assets placed in a trust, with ownership by the Plan. As of December 31, 2006 and 2005, the synthetic GICs contained future contracts. The Plan uses fixed income future contracts to manage exposure to the market. Buying futures tends to increase the Plan’s exposure to the underlying instrument. Selling futures tends to decrease the Plan’s exposure to the underlying instrument held, or hedge the fair value of other fund investments. The Plan does not employ leverage in its use of futures, thus cash balances are maintained at a level at least equal to the contract value of the futures.

Future contracts are valued at the last settlement price at the end of each day on the exchange upon which they are traded. Upon entering into a future contract, the Plan is required to deposit either in cash or securities an amount equal to a certain percentage of the nominal value of the contract (“initial margin”). Pursuant to the future contract, the Plan agrees to receive from, or pay to, the broker an amount of cash equal to the daily fluctuation in the value of the future contract. Such receipts or payments are known as “variation margin” which are settled daily and are included in the realized gains (losses) on future contracts. In addition, the Plan pledges collateral, generally U.S. government bonds, for open fixed income future positions.

Future contracts involve, to varying degrees, credit and market risks. The Plan enters into future contracts on exchanges where the exchange acts as the counterparty to the transaction. Thus, credit risk on such transactions is limited to the failure of the exchange. The daily settlement on the future contracts serves to greatly reduce credit risk. Losses in value may arise from changes in the value of the underlying instrument or if there is an illiquid secondary market for the contracts. In

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

addition, there is the risk that there may not be an exact correlation between a future contract and the underlying index or security.

A summary of the open fixed income futures as of December 31, 2006 and 2005 is presented below:

	Long Contracts				Short Contracts
	2006		2005		2006		2005
	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value	Number of Contracts	Aggregate Face Value
US Treasury Bond Future Mar 2006							86	$9,820,125
90-day Eurodollar Future Exp Mar 2006			323	$76,894,188
90-day Eurodollar Future Exp Mar 2007			130	30,956,250
90-day Eurodollar Future Exp Mar 2008	734	$174,526,850	86	20,479,825
90-day Eurodollar Future Exp Jun 2006			90	21,409,875
90-day Eurodollar Future Exp Jun 2007			130	30,961,125
90-day Eurodollar Future Exp Jun 2008			86	20,475,525
90-day Eurodollar Future Exp Sep 2006			197	46,866,300
90-day Eurodollar Future Exp Sep 2007			11	2,619,788
90-day Eurodollar Future Exp Sep 2008			86	20,470,150
90-day Eurodollar Future Exp Dec 2006			119	28,323,488
90-day Eurodollar Future Exp Dec 2007	1438	341,704,750	86	20,479,825	79	$18,772,375
US 10 Yr Treasury Note Future Exp Mar 2006			119	13,019,344			26	5,281
US 5 Yr Treasury Note Future Exp Mar 2006							147	15,632,531
US 2 Yr Treasury Note Future Exp Mar 2006			477	97,874,438
BOBL Eurodollar Future Exp Mar 2006							39	5,213,069
US 20 Yr Treasury Note Future Exp Mar 2006							7	799,313
US 5 Yr Treasury Note Future Exp Mar 2007	23	2,416,438			93	9,770,813
US 10 Yr Treasury Note Future Exp Mar 2007	321	34,497,469			120	12,896,250
US 20 Yr Treasury Note Future Exp Mar 2007					8	891,500
US 10 Yr Treasury Note Future Exp Mar 2007	39	7921.88
US 20 Yr Treasury Note Future Exp Mar 2007					132	14,709,750

	2,555	$553,153,429	1,940	$430,830,121	432	$57,040,688	305	$31,470,319

7.	Swaps and Swaptions

The Plan may invest in interest rate swap contracts and swaptions. A swaption is an option to enter into a swap contract at an exercise price. The Plan uses interest rate swap contracts to manage its exposure to interest rates. Interest rate swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to make variable rate and fixed rate payments with respect to a notional amount of principal. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash, at which time both the value of the index or security and the specified interest rate are reset for the next settlement period. During the period that the swap contract is open, the contract is marked-to-market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant index or security and interest accrual through the valuation date. Changes in the value of the swap contract are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses. Swaption contracts are marked-to market as the net amount due to or from the Plan in accordance with the terms of the contract based on the closing level of the relevant market rate of interest.

The Plan may also invest in credit default swaps. Credit default swap contracts entered into by the Plan typically represent the exchange by the Plan with a counterparty of a commitment to provide a level of credit protection for a commitment to receive interest at a fixed rate based on the potential risk of default of the relevant underlying issuer. Providing credit protection to a counterparty tends to increase a Plan’s exposure to the underlying instrument. Receiving credit protection from a

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

counterparty tends to decrease a Plan’s exposure to the underlying instrument held by a Plan, or hedge the fair value of other Plan investments. Such contracts may have a term of one to ten years, but typically require periodic interim settlement in cash. During the period that the credit default swap contract is open, the contract is marked-to-market in accordance with the terms of the contract based on the current interest rate spreads and credit risk of the referenced obligation of the underlying issuer and interest accrual through valuation date. Changes in the value of the credit default swap are recorded as unrealized gains or losses, while periodic cash settlements are recorded as realized gains or losses.

Entering into a swap contract involves, to varying degrees, elements of credit, market and interest rate risk in excess of the amounts reported in the statement of net assets available for benefits. Notional principal amounts are used to express the extent of involvement in the transactions, but are not delivered under the contracts. Accordingly, credit risk is limited to any amounts receivable from the counterparty. To reduce credit risk from potential counterparty default, the Plan enters into swap contracts with counterparties whose creditworthiness has been approved by the trustee of the Trust. The Plan bears the market risk arising from any change in index or security values or interest rates.

At December 31, 2006, the Plan had the following swap contracts outstanding:

Interest Rate Swaps

Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/Loss
BlackRock	Counterparty	4.550%	Plan	3-Month LIBOR	Semi-annual	10/3/2005	10/4/2010	$1,600,000	$(33,008)
BlackRock	Counterparty	5.000%	Plan	3-Month LIBOR	Semi-annual	11/7/2005	11/7/2010	1,800,000	(7,344)
BlackRock	Counterparty	5.63%	Plan	3-Month LIBOR	Semi-annual	7/12/2006	7/13/2009	4,100,000	108,650
BlackRock	Counterparty	5.64%	Plan	3-Month LIBOR	Semi-annual	7/14/2006	7/14/2010	4,100,000	136,079
BlackRock	Counterparty	5.16%	Plan	3-Month LIBOR	Semi-annual	9/12/2006	9/12/2009	3,600,000	49,428
BlackRock	Counterparty	5.231%	Plan	3-Month LIBOR	Semi-annual	10/16/2006	10/16/2011	5,000,000	24,578
BlackRock	Counterparty	5.025%	Plan	3-Month LIBOR	Semi-annual	11/21/2006	11/21/2011	1,200,000	(4,620)
BlackRock	Counterparty	4.948%	Plan	3-Month LIBOR	Semi-annual	12/12/2006	12/12/2011	7,600,000	(52,677)
BlackRock	Counterparty	6.65%	Plan	3-Month LIBOR	Semi-annual	12/23/2005	12/23/2015	1,450,000	(18,551)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2017	600,000	8,093
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	55,000,000	531,773
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	1,800,000	17,403
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/21/2011	12/21/2016	8,900,000	86,051
PIMCO	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/18/2008	6/18/2018	18,200,000	269,833
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2009	51,500,000	(74,124)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2037	2,100,000	(93,916)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/15/2015	12/15/2035	800,000	(27,544)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Annual	12/19/2007	12/19/2008	55,200,000	3,119
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/19/2007	12/19/2008	107,400,000	6,068
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/20/2006	12/20/2011	8,700,000	(38,106)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2012	1,500,000	(4,585)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	2/20/2009	56,200,000	(51,120)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2012	8,800,000	(26,898)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/20/2007	6/20/2012	11,600,000	(35,457)
Subtotal								$418,750,000	$773,125
Swaptions
BlackRock	Counterparty	4.4%	Plan	3-Month LIBOR	Semi-annual	12/17/2007	12/17/2017	$3,200,000	$(13,484)
BlackRock	Counterparty	5.4%	Plan	3-Month LIBOR	Semi-annual	12/17/2007	12/17/2017	3,200,000	(44,682)
Subtotal								$6,400,000	$(58,165)

Total								$425,150,000	$714,960

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

At December 31, 2005, the Plan had the following swap contracts outstanding

Interest Rate Swaps
Counterparty	Fixed Payer	Fixed Rate	Floating Payer	Floating Rate	Settlement Period	Effective Date	Maturity Date	Notional Amount	Unrealized Gain/Loss
Blackrock	Counterparty	4.55%	Plan	3-Month LIBOR	Semi-annual	9/29/2005	10/3/2010	$1,600,000	$(20,160)
Blackrock	Counterparty	6.65%	Plan	3-Month LIBOR	Semi-annual	12/23/2005	12/23/2015	1,450,000	6,130
Blackrock	Counterparty	4.44%	Plan	3-Month LIBOR	Semi-annual	8/17/2005	8/17/2007	12,200,000	61,640
Blackrock	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	11/7/2005	11/7/2010	1,800,000	12,501
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2011	15,900,000	68,674
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2011	7,300,000	31,529
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	12/15/2006	12/15/2007	128,200,000	190,915
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2011	4,000,000	17,276
PIMCO	Plan	5.00%	Counterparty	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2026	15,300,000	130,105
PIMCO	Counterparty	4.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2007	4,200,000	(35,645)
PIMCO	Counterparty	5.00%	Plan	3-Month LIBOR	Semi-annual	6/21/2006	6/21/2008	15,400,000	38,468
Subtotal								$207,350,000	$501,433

Credit Default Swaps
Counterparty	Fund Receives/ Provides Credit Protection	In Exchange for Premium Payments of (per annum)	Premium Payment Frequency	Effective Date	Maturity Date	Issuer		Notional Amount	Value
PIMCO	Provides	2.10%	Semi-annual	3/21/2005	6/20/2010	Dow Jones CDX.EM. 3		1,000,000	38,849
PIMCO	Receives	1.48%	Semi-annual	10/8/2004	10/20/2014	United Mexican States		2,000,000	81,225
PIMCO	Receives	2.25%	Semi-annual	9/17/2005	9/20/2010	Republic of Turkey		100,000	(3,441)
PIMCO	Receives	2.20%	Semi-annual	9/21/2005	10/20/2010	Republic of Turkey		100,000	(3,191)
PIMCO	Provides	1.20%	Semi-annual	9/20/2005	9/20/2008	Republic of Colombia		500,000	4,304
Subtotal								$3,700,000	$117,746

Total								$211,050,000	$619,179

8.	Plan Termination

Although it has not expressed any intention to do so, the Company reserves the right under the Plan at any time to discontinue its contributions and to terminate the Plan subject to the provisions of ERISA. Upon termination of the Plan, all participants become fully vested in their accounts. In the event of plan termination, after payment of all expenses and adjustment of accounts to reflect such expenses, fund losses or profits, and reallocations, each participant shall be entitled to receive all amounts then in his or her account.

9.	Federal Income Tax Status

The Internal Revenue Service has determined and informed the Company by letter dated July 8, 2003 that the design of the Plan meets the requirements for qualification under Code section 401(a), on which the tax exemption of the Trust under Code section 501(a) is based. The Plan has been amended since receiving the determination letter. The plan administrator and the Company’s benefits counsel believe that the current design and operation of the Plan are consistent with continued qualification of the Plan and exemption of the Trust.

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

10.	Related Party Transactions

The trustee of the Trust is Fidelity Management Trust Company (the “Trustee”). Certain plan investments are shares of mutual funds managed by affiliates of the Trustee and therefore, these transactions in addition to participant loans qualify as party-in-interest transactions. In addition, Mellon Trust of New England, N.A. (the “Custodian”) serves as custodian for certain assets of the Plan. Certain plan investments are issued by this Custodian and therefore, these transactions qualify as party-in-interest transactions.

In accordance with the provisions of the Plan, the Trustee acts as the Plan’s agent for purchases and sales of shares of Raytheon Company common stock. Purchases amounted to $570,109,074 and sales amounted to $869,100,428 for the year ended December 31, 2006.

11.	Commitments and Contingencies

In May 2003 two purported class action lawsuits were filed on behalf of participants and beneficiaries in the Plan. The two class action complaints were brought pursuant to ERISA. Both lawsuits were substantially similar and were consolidated into a single action in September 2003. In April 2004, a Second Consolidated Amended Complaint was filed on behalf of participants and beneficiaries in the Plan since October 7, 1998. The Second Consolidated Complaint alleged that the Company, its Pension and Investment Group and its Investment Committee breached ERISA fiduciary duties by failing to (1) prudently and loyally manage plan assets, (2) monitor the Pension and Investment Group and the Investment Committee and provide them with accurate information, (3) provide complete and accurate information to plan participants and beneficiaries, and (4) avoid conflicts of interest. After the Company’s filing of a Motion to Dismiss and the Court’s issuance of preliminary orders, the parties reached a tentative settlement in a mediation with a federal mediator in May 2006. On June 23, 2006, a proposed settlement agreement was presented to the District Court for approval. After class counsel notified class members about the proposed settlement, the District Court held a hearing on February 5, 2007, and issued a final order approving the settlement and plaintiffs’ attorneys’ fees and expenses on February 6, 2007. The settlement requires the Company to pay $5.5 million, with part of that amount payable directly to the Plan, part payable directly to certain participants and beneficiaries, and part payable for expenses. The settlement also requires the Company to pay plaintiffs’ attorneys’ fees of $1,400,000 and expenses of $60,916.29, which were determined by a federal Magistrate pursuant to the settlement agreement. The class for purposes of settlement consists of any person who was a participant or beneficiary at any time between October 7, 1998, and April 30, 2006, and whose Plan accounts included investments in the Raytheon Common Stock Fund. By April 2007, the Company completed its payments to the Escrow Fund established under the settlement agreement and the payment of plaintiffs’ attorneys’ fees and expenses. The Plan is awaiting issuance of settlement proceeds by the Settlement Claims Administrator in accordance with the Plan of Allocation provided in the settlement agreement.

In June 2006 the Plan, as a member of the plaintiff class, received proceeds from the settlement of a class action lawsuit filed in 1999 against the Company, certain Company officers and directors, and the Company’s independent auditor, PricewaterhouseCoopers LLP. The Complaint alleged that the Company and certain officers and directors made material misrepresentations and omissions regarding certain business transactions. The plaintiff class includes all persons who, with certain exceptions, purchased the Company’s Class A or Class B common stock between October 7, 1998, and October 12, 1999. In accordance with a Stipulation and Settlement

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

Agreement executed by the parties and a Distribution Order of the District Court, in June 2006 the Company paid the class members $210 million in cash and issued 5-year warrants to purchase Raytheon common stock with a strike price of $37.50 per share with a stipulated value upon issuance of $200 million as calculated using the methodologies and criteria set forth in the Agreement. In addition, PricewaterhouseCoopers LLP paid the class members $50 million in cash. In June 2006, the Plan received approximately $25,623,164 in cash and 254,602 warrants in accordance with the Distribution Order. These amounts are included in litigation settlement in the Statement of Changes in Net Assets Available for Benefits. The cash component of settlement proceeds included amounts paid, in accordance with the Distribution Order, in lieu of warrants to any claimant (including any Plan participant’s account) who would otherwise have received fewer than 100 warrants (with the exception of four class members who had objected to such cash payment in lieu of warrants). The settlement proceeds, net of expenses incurred in connection with the Plan’s claim and the handling of settlement proceeds, was allocated among participants’ accounts in accordance with the Distribution Order. Cash proceeds from disposition of warrants was only allocated to participants’ accounts after the Plan, upon direction of U.S. Trust Company, N.A. (“US Trust”), disposed of all the warrants. In November 2004 the Company appointed US Trust as independent fiduciary responsible for representing the interests of the Plan in connection with the settlement and for managing the exercise or other disposition of any warrants received by the Plan in the settlement. The Company obtained an individual prohibited transaction exemption from the United States Department of Labor, effective February 13, 2006, with respect to the Plan’s holding and exercise or other disposition of the warrants issued to the Plan.

In January 2006 five individuals, who are currently on leave from the Company while serving as business representatives of Electronic and Space Technicians Union Local 1553, sued the Company. The Complaint alleges that the termination of plaintiffs’ ability to make contributions to, and receive matching contributions under, the Plan as of December 31, 2005 violated ERISA. Plaintiffs filed two amended complaints (the first of which added the Plan as a defendant). In response to the Complaint and the Amended Complaints, the defendants filed three Motions to Dismiss, the last one on June 22, 2006. On July 17, 2006, the Court granted defendants’ Motion to Dismiss. The Court based its decision on the fact that plaintiffs were not receiving compensation from an Adopting Employer and, therefore, are ineligible for contributions to the Plan. On July 25, 2006, plaintiffs filed an appeal with the Ninth Circuit Court of Appeals. The parties filed briefs with the Court of Appeals. The Plan is awaiting a decision by the Court of Appeals or an order of the Court requesting oral argument.

On April 12, 2006, the Company filed an application with the Internal Revenue Service to avail the Plan of the Voluntary Correction Procedure (“VCP”) within the Employee Plans Compliance Resolution System. The application seeks voluntary correction of the fact that until December 31, 2005, the Plan accepted contributions by or on behalf of, and made matching contributions for, individuals on leave from the Company while serving as union business representatives in situations the same as or similar to the situations involved in the lawsuit described in the preceding paragraph. In the VCP application, the Company proposed that cessation of these contributions constitutes adequate correction. The IRS has informed the Company that the case has been assigned to an examiner, but the IRS has not yet otherwise responded to the application.

12.	Subsequent Events

The Plan was amended to add the Retirement Income Savings Program (“RISP”). Eligible employees hired or rehired on or after January 1, 2007, will automatically participate in RISP

Raytheon Savings and Investment Plan

Notes to Financial Statements

December 31, 2006

(subject to any applicable collective bargaining agreements), in addition to having the right to participate in the other features of the Plan. Under RISP, the Company will contribute a percentage of each RISP-eligible participant’s compensation to the participant’s RISP account in the Plan. The percentage contribution will vary according to a schedule based on the participant’s age at most recent date of hire and years of service since the most recent date of hire.

The Plan was amended to exclude from the eligible class employees rehired on or after March 1, 2007, who have received or are receiving a distribution from a Company defined benefit pension plan.

Raytheon Savings and Investment Plan

Schedule H, Line 4i - Schedule of Assets (Held at End of Year)

Identity of Issue, borrower, lessor, or similar party	Description of investment including maturity date, rate of interest, collateral, par, or maturity value	Cost	Current value
*Fidelity	Fidelity Equity Inc		985,956,134
*Fidelity	Fidelity Inst Mmkt		468,270,164
*Fidelity	Fidelity Balanced		599,633,383
*Fidelity	Fidelity Blue Chip		375,453,611
*Fidelity	Fid Freedom Income		888,407
*Fidelity	Fid Freedom 2000		826,124
*Fidelity	Fid Freedom 2010		25,711,118
*Fidelity	Fid Freedom 2020		39,134,511
*Fidelity	Fid Freedom 2030		15,035,588
*Fidelity	Fid Freedom 2040		13,924,713
*Fidelity	Fid Freedom 2005		4,145,197
*Fidelity	Fid Freedom 2015		32,998,005
*Fidelity	Fid Freedom 2025		27,303,195
*Fidelity	Fid Freedom 2035		10,711,048
*Fidelity	Fidelity STIF		27,769,132
*Fidelity	Fidelity STIF CASH		28,152,077
*FIDELITY INSTL CSH M CL A	FIDELITY INSTL CSH M CL A		6,661,229
*FIDELITY INSTL CSH M CL A	FIDELITY INSTL CSH M CL A		17,943,674
*MELLON	EB MCM Intermed Corp BD IND FD		37,330,935
*MELLON	EB MCM Intermed Gov’t BD IND FD		62,990,724
*MELLON BK N A PA MTNS SB 00001	7.375% 05/15/2007 DD 05/09/97		176,285
*MELLON FDG CORP GTD SR NT	3.250% 04/01/2009 DD 03/23/04		143,226
*MELLON FINL CO	6.700% 03/01/2008 DD 03/01/96		101,218
*RAYTHEON CO (cost of non-participant directed Raytheon stock)	RAYTHEON CO	1,308,945,547	2,002,382,176
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		319,801
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		898,379
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		2,040,073
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		2,868,015
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		5,903,610
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		10,377,516
*The Common Trust Cash Investment Fund Of Mellon Trust of New England, N.A.	VAR RT 12/31/2049 DD 08/06/03		18,494,967
1st Eagle Overseas I	1st Eagle Overseas I		200,592,863
AABST	AABST 06-1 A1 1ML+8 1/37		1,363,292
ABBOTT LABS	5.600% 05/15/2011 DD 05/12/06		243,300
ABBOTT LABS	ABBOTT LABS 5.6% 5/15/11		278,798
ABITIBI-CONSOLIDATED FIN LP NT	7.875% 08/01/2009 DD 07/26/99		97,500
ABX FING CO SER A ABXFC 144A	5.750% 10/15/2016 DD 10/12/06		571,763
ACCENTURE LTD CL A	ACCENTURE LTD CL A		422,849
(CASH)	(CASH)		(101,030.85)
AUSTRALIAN DOLLAR	AUSTRALIAN DOLLAR		11,995.42
CANADIAN DOLLAR	CANADIAN DOLLAR		6,776.74
SWISS FRANC	SWISS FRANC		13,422.88
EURO MONETARY UNIT	EURO MONETARY UNIT		73,527.86
GREAT BRITAIN POUND	GREAT BRITAIN POUND		85,738.31

HONG KONG DOLLAR	HONG KONG DOLLAR	42,546.00
JAPANESE YEN	JAPANESE YEN	27,495.67
SWEDISH KRONA	SWEDISH KRONA	262.94
TAIWAN DOLLAR	TAIWAN DOLLAR	26,874.91
U.S. DOLLAR	U.S. DOLLAR	0.15
ACCR	ACCR 03-2 A1 4.23% 10/33	325,997
ACCURIDE CORP SR SUB NT	8.500% 02/01/2015 DD 01/31/05	264,688
ACE	ACE 06-HE1 A2A 1ML+8 2/36	1,181,464
ACE LTD	ACE LTD	1,330,420
ADELPHIA COMMS CORP SR NT	8.125% 07/15/2003 DD 07/02/98	275,250
ADESA INC SR SUB NT	7.625% 06/15/2012 DD 06/21/04	438,813
ADVANTA BUSINESS 2005-A3 CL A	4.700% 10/20/2011 DD 10/26/05	198,424
ADVANTA BUSINESS CARD 06-A3 A	5.300% 05/21/2012 DD 06/08/06	301,473
AEGON NV GLBL	AEGON NV GLBL 4.75% 6/01/13	824,310
AEP	AEP 5.75%/4.706% 8/16/07	328,381
AIG SUNAMERICA	AIG SUNAMERICA 5.1 1 144A	649,926
AIM Basic Value Inst	AIM Basic Value Inst	45,738,135
ALABAMA PWR CO SR NT SER X	3.125% 05/01/2008 DD 05/07/03	242,890
ALBEMARLE CORP SR NT	5.100% 02/01/2015 DD 01/20/05	90,116
ALCAN INC NT	5.000% 06/01/2015 DD 05/31/05	190,218
ALCAN INC NT	5.200% 01/15/2014 DD 12/08/03	194,812
ALERIS INTL INC SR SUB NT 144A	10.000% 12/15/2016 DD 12/19/06	426,063
ALLIANCE BOOTS PLC	ALLIANCE BOOTS PLC	1,179,480
ALLSTATE CORP SR NT	5.000% 08/15/2014 DD 08/16/04	731,948
ALTERNATIVE LN TR 06 23CB 2A1	6.500% 08/25/2036 DD 06/01/06	1,681,771
ALTERNATIVE LN TR 06 HY12 A-1	VAR RT 08/25/2036 DD 06/01/06	3,320,694
ALTRIA GROUP	ALTRIA GROUP INC 7% 11/04/13	249,899
ALUMINA LTD	ALUMINA LTD	257,747
AM Cent SM CAP VAL I	AM Cent SM CAP VAL I	114,854,241
AMB PROPERTY	AMB PROPERTY LP 5.9% 8/15/13	395,623
AMCAR	AMCAR 06-1 A3 5.11 10/10	15,957
AMCAR	AMCAR 04-1 B 3.7 1/09	27,892
AMCAR	AMCAR 06-1 B 5.2 3/11	49,926
AMCAR	AMCAR 04-1 C 4.22% 7/09	54,566
AMCAR	AMCAR 06-1 C 5.28 11/11	299,814
AMCAR	AMCAR 06-1 D 5.49 4/12	345,181
AMCAR	AMCAR 04-1 D 5.07% 7/10	387,885
AMCAR	AMCAR 05-DA A4 5.02 11/12	802,909
AMCOR LTD	AMCOR LTD	390,834
AMERADA HESS1	AMERADA HESS 6.65% 8/15/11 DT	338,414
AMERICA MOVIL	AMERICA MOVIL 4.125 3/1/09	330,839
AMERICAN AIRLS PASSTHRU 01-1 B	7.377% 05/23/2019 DD 05/24/01	206,128
AMERICAN ELEC PWR INC SR NT	5.375% 03/15/2010 DD 03/14/03	299,718
AMERICAN EXPRESS CO GLOBAL SR	4.750% 06/17/2009 DD 06/17/04	545,617
AMERICAN EXPRESS CO NT	4.875% 07/15/2013 DD 07/24/03	195,280
AMERICAN EXPRESS CR CORP NT	3.000% 05/16/2008 DD 05/16/03	193,969
AMERICAN EXPRESS CR TR 04-3 A	4.350% 12/15/2011 DD 06/02/04	295,419
AMERICAN GEN FIN CORP MTN	4.500% 11/15/2007 DD 11/26/02	1,143,342
AMERICAN GEN FIN MTN #TR00378	5.375% 10/01/2012 DD 09/30/02	229,229
AMERICAN GEN FIN MTN #TR00414	5.625% 08/17/2011 DD 08/17/06	251,953
AMERICAN HOME 2005-3 CL IIA4	VAR RT 09/25/2035 DD 09/01/05	684,712
AMERICAN HONDA FIN MTN 144A	4.250% 03/11/2008 DD 03/11/05	394,748

AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03	375,060
AMERICAN INTL GRP INC	4.250% 05/15/2013 DD 11/15/03	468,825
AMERICAN REAL ESTATE	8.125% 06/01/2012 DD 12/01/04	283,938
AMERICAN TOWER CORP SR NT	7.125% 10/15/2012 DD 10/05/04	385,313
AMERICREDIT AUTO 06-BG CL A4	5.210% 09/06/2013 DD 09/26/06	841,033
AMERICREDIT AUTO REC 03A M A4A	3.100% 11/06/2009 DD 04/16/03	38,645
AMERICREDIT AUTO REC 06 R M A2	5.420% 08/08/2011 DD 05/18/06	352,639
AMERICREDIT AUTO REC 06-BG A3	5.210% 10/06/2011 DD 09/26/06	1,499,970
AMERICREDIT AUTO RECS 03BX A4A	2.720% 01/06/2010 DD 05/22/03	128,899
AMR PASS TH	AMR PASS TH 7.858 04/1/13 CL A	617,263
AMR PASS THRU	AMR PASS THRU 7.024% 4/15/2011	416,500
AMR PTC	AMR PTC 99-1A1 6.855% 10/15/10	47,612
AMR PTC	AMR PTC 01-2A1 6.978% 10/01/12	82,281
AMSOUTH BANK OF ALABAMA NOTES	6.450% 02/01/2008 DD 02/09/98	418,955
AMVESCAP PLC	AMVESCAP PLC	753,699
AMVESCAPE PLC SR NT	4.500% 12/15/2009 DD 12/14/04	316,823
ANADARKO PETE CORP SR NT	5.950% 09/15/2016 DD 09/19/06	305,619
ANADARKO PETR0	ANADARKO PETR0 5.95% 9/15/16	475,994
ANADARKO PETR0	ANADARKO PETR0 5.95% 9/15/16	691,444
AOL TIME WARNER	AOL TIME WARNER 6.75% 4/15/11	523,404
AOL TIME WARNER	AOL TIME WARNER 6.875% 5/01/12	607,631
AOL TIME WARNER INC NT	6.875% 05/01/2012 DD 04/08/02	105,671
AOL TIME WARNER INC NT	6.750% 04/15/2011 DD 04/19/01	209,374
ARCHSTONE SMITH	ARCHSTONE SMITH TR 5.25 5/1/15	426,812
ARCHSTONE SMITH	ARCHSTONE SMITH 5.25% 12/01/10	1,201,492
ARCHSTONE SMITH OPER TR NT	5.750% 03/15/2016 DD 03/16/06	116,473
ARDEN REALTY	ARDEN REALTY LTD 5.2% 9/01/11	339,317
ARGENTINA (REP OF) BDS	VAR RT 03-AUG-2012 USD1000	165,434
ARGENTINA (REP OF) BDS	VAR RT 31-DEC-2033	1,078,890
ARIZONA PUB SVC CO NT	6.500% 03/01/2012 DD 03/01/02	180,796
ARKLE	ARKLE 2006-1A 3C 3ML+39 2/52	149,988
ARKLE	ABSHE 04-HE2 M1 1ML+55 4/34	411,327
ARMOR HLDGS INC SR SUB NT	8.250% 08/15/2013 DD 02/15/04	218,400
ARMT	ARMT 05-2 6A2 1ML+28 6/35	60,625
ARMT	ARMT 04-1 9A2 1ML+40 1/34	91,966
ARSI	ARSI 04-W7 M2 1ML+60 5/34	241,523
ARSI	ARSI 04-W7 M1 1ML+55 5/34	296,803
ASIF GLOBAL FING XXIII SR NT	3.900% 10/22/2008 DD 10/22/03	97,546
ASSA ABLOY AB SER B	ASSA ABLOY AB SER B	427,039
ASSOCIATES CORP NORTH AMER DEB	8.150% 08/01/2009	213,874
AT&T BROADBAND	AT&T BROADBAND 8.375% 3/15/13	341,720
AT&T BROADBAND	AT&T BROADBAND 8.375% 3/15/13	852,021
AT&T BROADBAND CORP NT	8.375% 03/15/2013 DD 11/18/02	284,765
AT&T WIRE GLBL	AT&T WIRE GLBL 8.125 5/1/12 DT	545,755
AT&T WIRELESS	AT&T WIRELESS 7.875% 3/01/11	529,022
AT&T WIRELESS SVCS INC NT	7.500% 05/01/2007 DD 04/16/02	281,705
AT&T WIRELESS SVCS INC SR NT	7.875% 03/01/2011 DD 09/01/01	174,525
AT&T WIRELESS SVCS INC SR NT	7.875% 03/01/2011 DD 09/01/01	261,787
AT&T WIRELESS SVCS INC SR NT	7.875% 03/01/2011 DD 09/01/01	272,695
AT&T WIRELESS SVCS INC SR NT	8.125% 05/01/2012 DD 04/16/02	512,016
AVALONBAY CMNTYS MTN # TR00005	6.625% 09/15/2011 DD 09/10/01	183,859
AVALONBAY CMNTYS MTN # TR00005	6.625% 09/15/2011 DD 09/10/01	315,186

AVALONBAY COMM	AVALONBAY COMM 5.5% 1/15/12	689,161
AVIVA PLC	AVIVA PLC	792,084
AVON PRODUCTS	AVON PRODUCTS 5.125% 1/15/11	118,859
AXA FINL INC SR NT	7.750% 08/01/2010 DD 07/28/00	516,974
AXA SA SER A FIXED 144A	VAR RT 12/31/2049 DD 12/14/06	177,721
AXIS CAP HLDGS	AXIS CAP HLDGS 5.75% 12/01/14	313,048
BACM	BACM 03-2 XP CSTR 3/41	116,295
BACM	BACM 04-4 A3 4.128% 7/42	432,625
BACM	BACM 05-1 A3 4.877% 11/42	578,809
BACM	BACM 05-1 ASB 4.8594% 11/42	793,837
BACM	BACM 04-2 A3 4.05% 11/38	2,316,423
BACM	BACM 06-5 A1 5.185% 7/11	236,869
BAE SYS HDLG	BAE SYS HDLG 4.75 8/15/10 144A	549,809
BAE SYSTEMS PLC	BAE SYSTEMS PLC	865,547
BALL	BALL 05-ESHA H 1ML+110 7/20	100,123
BALL	BALL 05-ESHA G 1ML+88 7/20	100,124
BALL	BALL 05-ESHA F 1ML+75 7/20	120,148
BALL	BALL 05-ESHA E 1ML+58 7/20	205,254
BALL	BALL 03-BBA2 K 1ML+260 11/15	84,944
BALL	BALL 03-BBA2 H 1ML+140 11/15	90,091
BALL	BALL 03-BBA2 J 1ML+195 11/15	95,052
BALTA	BALTA 04-13 A1 1ML+37 11/34	1,423,445
BANC AMER COML MTG 2005-6 ASB	5.182% 09/10/2047 DD 12/01/05	398,000
BANC AMER FDG 2005-E CL 4A1	VAR RT 03/20/2035 DD 06/01/05	296,775
BANC AMER FDG CORP 05-7 30-PO	0.000% 11/25/2035 DD 11/01/05	133,228
BANC AMER MTG 2003-9 CL 4A1	5.000% 12/25/2018 DD 11/01/03	272,005
BANC AMER MTG SECS 04-4 APO	0.000% 05/25/2034 DD 04/01/04	61,229
BANC AMER MTG SECS 04-E 2-A-5	VAR RT 06/25/2034 DD 05/01/04	728,100
BANC AMER MTG SECS 04-J 3-A-1	VAR RT 11/25/2034 DD 10/01/04	229,149
BANCO DE LA NACION ARGENTINA	2.000% 04-FEB-2018 ARS0.964	3,521,643
BANCO SANTANDER CENTRL HI	BANCO SANTANDER CENTRL HI	734,159
BANK AMER CORP NT	7.800% 02/15/2010 DD 02/14/00	214,750
BANK AMER CORP SR NT	3.875% 01/15/2008 DD 11/26/02	493,029
BANK AMER CORP SR NT	VAR RT 06/19/2009 DD 06/19/06	1,900,874
BANK AMER CORP SUB NT	7.400% 01/15/2011 DD 01/23/01	215,406
BANK AMER CORP SUB NT	5.750% 08/15/2016 DD 08/14/06	255,155
BANK AMER FDG CORP 05-D CL A-1	VAR RT 05/25/2035 DD 06/01/05	2,786,383
BANK AMERICA CORP SUB NTS	7.125% 10/15/2011 DD 10/24/96	233,546
BANK NEW YORK INC MTN #SB00170	4.950% 03/15/2015 DD 03/10/05	387,872
BANK NEW YORK INC MTN #TR00021	3.625% 01/15/2009 DD 11/04/03	193,812
BANK OF AMERICA	BANK OF AMERICA 5.375% 8/15/11	956,567
BANK OF AMERICA CORP SR NT	5.625% 10/14/2016 DD 10/26/06	244,349
BANK OF AMERICA CORP SR NT	5.625% 10/14/2016 DD 10/26/06	254,530
BANK ONE	BANK ONE 3.7% 1/15/08	983,933
BANK ONE ISSUANCE TR 03-7 CL A	3.350% 03/15/2011 DD 07/30/03	486,425
BANKAMER	BANKAMER 4.5% 8/01/10	408,655
BANKAMER GLBL	BANKAMER GLBL 7.4% 1/15/11 DT	2,940,456
BANKAMERICA CORP SR NTS	5.875% 02/15/2009 DD 02/08/99	370,132
BARBADOS GOVT NT 144A	6.625% 12/05/2035 DD 12/05/05	126,944
BARCLAYS BK PLC CALL PEPR 144A	VAR RT 12/31/2049 DD 09/28/06	521,515
BARTON CAP CORP DISC	01/03/2007	2,481,736
BAY VIEW 2005-3 CL A4	5.010% 06/25/2014 DD 12/06/05	495,915

BAYC	BAYC 04-3 A2 1ML+42 1/35	36,502
BAYC	BAYC 04-3 M2 1ML+100 1/35	36,706
BAYC	BAYC 04-1 M1 1ML+56 4/34	58,113
BAYC	BAYC 04-1 B 1ML+190 4/34	58,792
BAYC	BAYC 04-3 M1 1ML+50 1/35	73,026
BAYC	BAYC 05-4A M3 1ML+50 1/36	93,172
BAYC	BAYC 05-4A M2 1ML+47 1/36	93,201
BAYC	BAYC 04-2 M1 1ML+58 8/34	113,020
BAYC	BAYC 04-1 IO 1.25 4/34	183,667
BAYC	BAYC 05-4A M1 1ML+45 1/36	186,460
BAYC	BAYC 04-2 A 1ML+43 8/34	345,585
BAYC	BAYC 04-1 A 1ML+36 4/34	348,404
BAYC	BAYC 04-3 A1 1ML+37 1/35	364,902
BAYC	BAYC 05-4A A2 1ML+39 1/36	465,714
BAYV	BAYV 03-F A 1ML+50 9/43	294,920
BAYV	BAYV 06-A 2A1 1ML+12 2/41	408,318
BB&T CORP SUB NT	5.200% 12/23/2015 DD 12/23/03	176,408
BB&T CORP SUB NT 2012	4.750% 10/01/2012 DD 09/24/02	242,188
BEAR STEARNS	VAR RT 04/29/2008 DD 04/29/05	2,090,213
BEAR STEARNS	VAR RT 01/31/2011 DD 01/31/06	601,872
BEAR STEARNS	VAR RT 10/25/2034 DD 08/01/04	4,373,051
BEAR STEARNS & CO INC	5.700% 11/15/2014 DD 11/06/02	152,515
BEAR STEARNS 05-PWR9 CL A-AB	4.804% 09/15/2042 DD 09/01/05	196,234
BEAR STEARNS ARM TR 2006-1 1A1	VAR RT 11/25/2035 DD 02/01/06	1,093,682
BEAR STEARNS COML 04-TOP14 A3	4.800% 01/12/2041 DD 05/01/04	98,579
BEAR STEARNS COML 04-TOP16 A-2	3.700% 08/13/2046 DD 11/01/04	139,410
BEAR STEARNS COML 06 PWR12 AAB	VAR RT 09/11/2038 DD 06/01/06	309,003
BEAR STEARNS COML 06-PWR11 A2	VAR RT 03/11/2039 DD 03/01/06	151,404
BEAR STEARNS COML 06-PWR11 A4	5.626% 03/11/2039 DD 03/01/06	324,960
BEAR STEARNS COML 06-TOP22 A-2	5.4669% 04/12/2038 DD 04/01/06	329,677
BEAR STEARNS COML 2006 CL A-1	VAR RT 09/11/2038 DD 06/01/06	145,316
BEAR STEARNS COML 2006-T24 AB	VAR RT 10/12/2041 DD 10/01/06	184,338
BEAR STEARNS COML MTG 00WF1 A1	7.640% 02/15/2032 DD 02/01/00	46,356
BEAR STEARNS COMM 06-PWR14 AAB	5.171% 12/01/2038 DD 12/01/06	249,353
BEAR STEARNS COS INC	5.550% 01/22/2017 DD 11/22/06	649,487
BEAR STEARNS COS INC GLOBAL NT	5.300% 10/30/2015 DD 10/31/05	236,810
BEAR STEARNS COS INC GLOBAL NT	4.000% 01/31/2008 DD 12/26/02	394,553
BEAR STEARNS COS INC NT	3.250% 03/25/2009 DD 03/25/04	479,685
BEAR STEARNS MTG 2006-PW14 A1	5.044% 12/01/2038 DD 12/01/06	502,400
BEAR STEARNS MTN	BEAR STEARNS MTN 4.55% 6/23/10	122,330
BEARS STEARNS 03-7 MTCL III-A	VAR RT 10/25/2033 DD 09/01/03	265,637
BELLSOUTH CORP NT	4.750% 11/15/2012 DD 11/15/04	202,650
BELLSOUTH CORP NT	4.750% 11/15/2012 DD 11/15/04	241,250
BELLSOUTH CORP NT	5.200% 09/15/2014 DD 09/13/04	243,983
BELLSOUTH CORP NT	6.000% 10/15/2011 DD 10/25/01	256,483
BELLSOUTH CORP NT	4.200% 09/15/2009 DD 09/13/04	1,224,947
BELLSOUTH GLBL	BELLSOUTH GLBL 4.2% 9/15/09 DT	568,700
BERKSHIRE HATHAWAY	BERKSHIRE HATHAWAY 3.4% 7/2/07	604,675
BERRY PLASTICS HLDG 144A	8.875% 09/15/2014 DD 09/20/06	279,125
BF SAUL REAL ESTATE	7.500% 03/01/2014 DD 02/25/04	203,250
BGI EAFE EQUITY INDEX F	BGI EAFE EQUITY INDEX F	25,942,880
BGI INT GOVT/CREDIT BOND INDEX	FD F	96,241,738

BGI US DEBT INDEX - CL F	BGI US DEBT INDEX - CL F	21,825,961
BIC	BIC	201,679
BLOCK FINL CORP GTD SR NT	8.500% 04/15/2007 DD 04/18/00	352,678
BLUEWATER FINANCE LTD SR NTS	10.250% 02/15/2012 DD 08/15/02	251,400
BMW OWNER TR 04-A BKD NT CL A4	3.320% 02/25/2009 DD 05/12/04	172,746
BMW VEH OWNER TR 2006 A CL A3	5.130% 09/27/2010 DD 09/22/06	594,869
BNP PARIBAS SUB NT	VAR RT 06/29/2049 DD 06/29/05	1,728,270
BOAMS	BOAMS 05-E 2A7 CSTR 6/35	417,687
BOEING CAP CORP SR NT	6.100% 03/01/2011 DD 03/08/01	175,630
BOIT	BOIT 02-B1 B1 1ML+38 12/09	395,336
BOIT	BOIT 02-C1 C1 1ML+96 12/09	566,202
BOIT	BOIT 04-B2 B2 4.37% 4/12	1,274,750
BOIT	BOIT 02-A6 A 1ML+19 6/12	1,659,709
BONY	BONY INC 3.4/3ML+148 3/15/13	977,626
BOSTON PPTY	BOSTON PPTY LTD 6.25% 1/15/13	811,766
BOTTLING GROUP LLC SR NT	4.625% 11/15/2012 DD 05/15/03	241,405
BOTTLING GROUP LLC SR NT	5.000% 11/15/2013 DD 11/17/03	322,522
BOWATER INC DEB	9.000% 08/01/2009 DD 08/01/89	209,500
BOWATER INC DEB	9.500% 10/15/2012	388,125
BOYD GAMING CORP SR SUB NT	8.750% 04/15/2012 DD 04/08/02	396,055
BP CDA FINANCE	3.375% 10/31/2007 DD 09/27/02	1,230,463
BP PLC	BP PLC	926,349
BRANCH BKG & TR CO MTN TR00028	4.875% 01/15/2013 DD 12/23/02	146,329
BRANDYWIN OPER	BRANDYWIN OPER 5.625% 12/15/10	582,113
BRANDYWIN RLTY	BRANDYWIN RLTY 5.75% 4/1/12	347,368
BRANDYWIN RLTY	BRANDYWIN RLTY 4.5% 11/01/09	954,087
BRANDYWINE OPER PARTNERSHIP LP	6.000% 04/01/2016 DD 03/28/06	254,335
BRAZIL (FED REPUBLIC OF)	8.750% 04-FEB-2025	1,675,458
BRAZIL FED REP $ GLBL BD	12.250% 06-MAR-2030	2,619,225
BRAZIL FED REP OF BDS	11.000% 17-AUG-2040 USD	828,125
BRE PROPERTIES	BRE PROPERTIES 4.875% 5/15/10	507,368
BRICKMAN GROUP LTD SR SUB NT	11.750% 12/15/2009 DD 06/15/03	138,125
BRITISH ENERGY GROUP PLC	BRITISH ENERGY GROUP PLC	583,464
BRITISH G STEP	BRITISH G STEP 12/10 DT	976,304
BRITISH SKY BROADCAST GRP	BRITISH SKY BROADCAST GRP	992,065
BRITISH TELECOMMUNICATIONS NT	STEP UP 12/15/2010 DD 12/12/00	100,434
BROADVIEW NETWORKS SECD 144A	11.375% 09/01/2012 DD 08/23/06	286,688
BSABS	BSABS 06-3 A1 1ML+15 5/36	1,157,750
BSARM	BSARM 05-6 1A1 CSTR 8/35	820,354
BSCMS	BSCMS 04-ESA C 4.937% 5/16	39,740
BSCMS	BSCMS 04-ESA F 5.182% 5/16	74,906
BSCMS	BSCMS 04-ESA D 4.986% 5/16	99,460
BSCMS	BSCMS 04-ESA E 5.064% 5/16	303,816
BSCMS	BSCMS 04-PWR5 A2 4.254 7/42	404,487
BSCMS	BSCMS 03-T12 A4 4.68% 8/39	726,376
BSCMS	BSCMS 03-PWR2 X2 CSTR 5/39	146,603
BSCMS	BSCMS 03-T12 X2 CSTR 8/39	155,877
*BSDT-LATE MONEY DEPOSIT ACCT	VAR RT 12/31/2049 DD 06/26/97	12
*BSDT-LATE MONEY DEPOSIT ACCT	VAR RT 12/31/2049 DD 06/26/97	36
*BSDT-LATE MONEY DEPOSIT ACCT	VAR RT 12/31/2049 DD 06/26/97	21,398
BSKYB FN PLC	BSKYB FN PLC5.625 10/15/15 144	827,587
BTM CURACO HLDGS MTN SB00001	VAR RT 07/21/2015 DD 07/21/05	97,843

BUENOS AIRES (PROVINCE OF)144A	9.375% 14-SEPT-2018	224,059
BUFFALO THUNDER DEV AUTH 144A	9.375% 12/15/2014 DD 12/15/06	329,875
BURBERRY GROUP PLC	BURBERRY GROUP PLC	382,434
BURLINGTON NORTH SANTE FE	6.125% 03/15/2009 DD 03/10/99	157,446
BYD COMPANY LTD H	BYD COMPANY LTD H	1,317,923
C & M CO LTD SR NT 144A	8.100% 02/01/2016 DD 02/01/06	256,875
C BASS SER 2006-CB2 CL AF1	5.717% 12/25/2036 DD 02/01/06	206,054
C BASS TR 2005-CB7CL AF2	VAR RT 11/25/2035 DD 10/01/05	243,471
C BASS TR 2005-CB8 CL AF1B	VAR RT 12/25/2035 DD 11/01/05	82,057
CAF GLBL	CAF GLBL 6.875% 3/15/12	1,494,108
CALPINE CORP 2ND PRIORITY 144A	VAR RT 007/15/2007 DD 07/16/03	317,199
CAMDEN PROPERTY	CAMDEN PROPERTY 4.375% 1/15/10	418,618
CAMDEN PROPERTY	CAMDEN PROPERTY 5.875 11/30/12	557,698
CANADIAN NATL RAIL	CANADIAN NATL RAIL 4.25 8/1/09	474,012
CANADIAN OIL	CANADIAN OIL 4.8% 8/10/09 144A	603,358
CAPITAL AUTO RECVBS 06-2 A3A	4.980% 05/15/2011 DD 12/14/06	298,533
CAPITAL ONE AUTO FIN 05-C A4A	4.710% 06/15/2012 DD 10/12/05	2,419,382
CAPITAL ONE AUTO FIN 2006-A A3	5.330% 11/15/2010 DD 05/04/06	350,168
CAPITAL ONE AUTO FIN 2006-A A3	5.330% 11/15/2010 DD 05/04/06	2,281,094
CAPITAL ONE BK MTN #TR 00175	6.500% 06/13/2013 DD 06/13/03	263,515
CAPITAL ONE BK MTN SR #TR00176	5.750% 09/15/2010 DD 09/08/03	66,046
CAPITAL ONE BK MTN SR #TR00176	5.750% 09/15/2010 DD 09/08/03	101,609
CAPITAL ONE FIN	CAPITAL ONE FIN 5.7% 9/15/11	1,014,822
CAPITAL ONE MULTI 03-4 NT CL A	3.650% 07/15/2011 DD 09/26/03	897,543
CARAT	CARAT 2006-SN1A B 5.5% 4/10	70,153
CARAT	CARAT 2006-SN1A C 5.77% 5/10	70,175
CARAT	CARAT 2006-SN1A D 6.15% 4/11	115,244
CARAT	CARAT 06-1 B 5.26 10/10	154,676
CARAT	CARAT 06-1 A3 5.03 10/09	159,490
CARMAX AUTO OWNER 2006-2 A-3	5.150% 02/15/2011 DD 09/14/06	958,800
CAROLINA PWR & LT CO 1ST MTG	5.125% 09/15/2013 DD 09/11/03	157,299
CARR	CARR 06-FRE1 A1 1ML+6.5 7/36	722,928
CARR	CARR 06-NC3 A1 1ML+5 9/25/36	1,025,427
CARR	CARR 06-NC4 A1 1ML+5 10/36	1,254,322
CARR	CARR 2006-NC5 A1 1ML+5 1/37	1,575,000
CARROLS CORP SR SUB NT	9.000% 01/15/2013 DD 07/15/05	306,750
CASC	CASC 98-D7 A1A 5.86 10/30	81,608
CASELLA WASTE SYS INC SR SUB	9.750% 02/01/2013 DD 08/01/03	733,250
CASH		(68)
CATERPILLAR FINL MTN #TR 00762	3.450% 01/15/2009 DD 01/16/04	115,794
CATERPILLAR FINL MTN #TR00778	4.150% 01/15/2010 DD 01/14/05	261,773
CATERPILLAR FINL MTN #TR00784	4.700% 03/15/2012 DD 03/11/05	340,046
CATERPILLAR FINL SVCS CORP MTN	5.500% 03/15/2016 DD 03/10/06	75,047
CATERPILLAR FINL SVCS CORP MTN	3.625% 11/15/2007 DD 11/29/04	122,197
CBA CAP TR II TR PFD SECS 144A	6.024% 03/29/2049 DD 03/15/06	743,607
CCCIT	CCCIT 06-B2 B2 5.15% 3/11	359,332
CCCIT	CCCIT 05-B1 B1 4.4 9/10	2,115,130
CCCIT	CCCIT 04-A1 A1 2.55 1/09	2,521,456
CCH I HLDGS LLC / CAP CORP	STEP 01/15/2014 DD 01/15/06	255,450
CCI	CCI 05-1A C 5.074% 6/35	300,057
CCI	CCI 05-1A B 4.878% 6/35	329,611
CCMSC	CCMSC 99-2 A1 7.032 1/32	3,981

CDCMT	CDCMT 02-FX1 XCL CSTR 5/35	350,319
CDTIM	CDTIM 05-1A A1 4.67 5/17	161,879
CELESIO AG	CELESIO AG	257,105
CENTERPOINT ENERGY HOUSTON	5.750% 01/15/2014 DD 09/09/03	250,585
CENTEX HOME EQ LN 02-D AF6	4.660% 12/25/2032 DD 12/01/02	244,990
CENTEX HOME EQ LN 03-A AF-4	3.750% 12/25/2031 DD 03/01/03	556,213
CENTEX HOME EQ LN 04-D AF3	VAR RT 04/25/2030 DD 09/01/04	246,164
CENTRICA PLC	CENTRICA PLC	938,632
CENTURY COMMUNICATIONS SHELF 4	156ESCAG0,00685R102,88732J108	695,750
CHAIT	CHAIT 05-A5 A5 0% 2/12	1,001,026
CHAIT	CHAIT 04-A9 A9 3.22 6/10	2,288,930
CHARTER COMMN HLDGS SR DISC NT	STEP UP 01/15/2011	905,850
CHARTER COMMUNICATIONS INC DEL	CL A	41,310
CHARTER ONE BK N A NT	5.500% 04/26/2011 DD 04/26/06	302,243
CHASE AUTO OWNER TR 05-A CL A4	3.980% 04/15/2011 DD 06/14/05	490,160
CHASE MANHATTAN CORP NEW SUB	7.000% 11/15/2009 DD 11/22/99	523,435
CHASEFLEX TR SER 06 1 CL A-1-A	VAR RT 06/25/2036 DD 05/31/06	130,414
CHECK POINT SOFTWARE TECH	CHECK POINT SOFTWARE TECH	686,534
CHESAPEAKE ENERGY CORP SR NT	6.625% 01/15/2016 DD 07/15/05	89,438
CHEUNG KONG HLDGS LTD	CHEUNG KONG HLDGS LTD	1,983,406
CHEVRONTEXACO CAP CO GTD NT	3.500% 09/17/2007 DD 09/10/02	494,140
CHEVRONTEXACO CAP CO GTD NT	3.500% 09/17/2007 DD 09/10/02	1,131,581
CHICAGO ILL RESIDUALS-SER 1026	VAR RT 01/01/2035 DD 03/24/05	1,968,768
CHINA SHENHUA ENERGY CO H	CHINA SHENHUA ENERGY CO H	672,671
CHINA TELECOM CORP LTD H	CHINA TELECOM CORP LTD H	933,504
CHN EQUIP TR 2005-B CL A-3	4.270% 01/15/2010 DD 09/21/05	197,828
CHUBB CORP	CHUBB CORP 4.934 11/16/07	622,472
CHUNGHWA TELECOM	CHUNGHWA TELECOM CO SPON	834,401
CIBA SPECIALTY CHEMICALS	CIBA SPECIALTY CHEMICALS	781,277
CINCINNATI BELL INC SR SUB NTS	8.375% 01/15/2014 DD 11/19/03	179,813
CISCO SYSTEMS INC	5.500% 02/22/2016 DD 02/22/06	80,050
CISCO SYSTEMS INC	5.500% 02/22/2016 DD 02/22/06	150,093
CISCO SYSTEMS INC	5.250% 02/22/2011 DD 02/22/06	1,122,800
CIT GROUP	VAR RT 02/21/2008 DD 02/21/06	2,002,180
CIT GROUP	VAR RT 06/08/2009 DD 06/08/06	2,302,139
CIT GROUP FDG CO CDA SR NT	STEP 07/01/2010 DD 10/15/05	146,789
CIT GROUP FDG CO CDA SR NT	STEP 07/01/2010 DD 10/15/05	234,862
CIT GROUP INC MTN #SR00074	4.750% 12/15/2010 DD 12/09/03	195,874
CIT GROUP INC NEW GLOBAL NT	4.250% 02/01/2010 DD 02/01/05	96,859
CIT GROUP INC NEW SR NT	5.750% 09/25/2007 DD 09/25/02	501,480
CIT GROUP INC REORGANIZED SR	3.875% 11/03/2008 DD 11/03/03	292,779
CIT GROUP INC SR NT	7.750% 04/02/2012 DD 04/01/02	220,500
CITEC	CITEC 06-VT1 A3 5.13 12/08	539,321
CITGROUP INC NEW GLOBAL SR NT	5.000% 02/13/2014 DD 02/13/04	241,600
CITIBANK CR 2005-B1	4.400% 09/15/2010 DD 09/15/05	245,850
CITIBANK CR 2005-B1	4.400% 09/15/2010 DD 09/15/05	491,700
CITIBANK CR CARD 2002 A1 NT	4.950% 02/09/2009 DD 01/31/02	249,898
CITIBANK CR CARD ISSUANCE 04A8	4.900% 12/12/2016 DD 12/09/04	958,425
CITICORP MTG 04-5 IIA5	4.500% 08/25/2034 DD 08/01/04	747,884
CITICORP MTG SECS 03-11 IIA-1	5.500% 12/25/2033 DD 12/01/03	1,237,561
CITICORP MTG SECS INC 04-1 3A1	4.750% 01/25/2034 DD 01/01/04	666,639
CITIGROUP	CITIGROUP 3.5% 2/01/08	216,041

CITIGROUP	CITIGROUP 4.625% 8/03/10	319,180
CITIGROUP	VAR RT 05/02/2008 DD 05/02/05	901,125
CITIGROUP	VAR RT 05/18/2011 DD 05/18/06	1,900,285
CITIGROUP	VAR RT 01/30/2009 DD 01/31/06	1,900,589
CITIGROUP COML MTG 06 C4 A3	VAR RT 03/15/2049 DD 06/01/06	867,191
CITIGROUP COML MTG 2006-C4 A-1	VAR RT 03/15/2049 DD 06/01/06	259,916
CITIGROUP FDG INC	ZEROCPN 10/08/07 DD 09/25/06	296,700
CITIGROUP FDG INC 144A	VAR RT 08/20/2018 DD 12/19/06	582,180
CITIGROUP FDG INC EGY 144A	0.000% 10/04/2007 DD 10/10/06	585,952
CITIGROUP GLBL	CITIGROUP GLBL 6.2 3/15/09	112,157
CITIGROUP GLBL	CITIGROUP GLBL 4.125% 2/22/10	1,455,072
CITIGROUP INC GLOBAL NT	4.250% 07/29/2009 DD 07/29/04	97,859
CITIGROUP INC GLOBAL NT	3.625% 02/09/2009 DD 02/09/04	679,322
CITIGROUP INC GLOBAL SR NT	4.700% 05/29/2015 DD 05/31/05	95,453
CITIGROUP INC GLOBAL SR NT	3.500% 02/01/2008 DD 01/31/03	181,571
CITIGROUP INC GLOBAL SR NT	5.125% 05/05/2014 DD 05/05/04	197,280
CITIGROUP INC GLOBAL SUB NT	5.625% 08/27/2012 DD 08/26/02	202,906
CITIGROUP INC NT	6.200% 03/15/2009 DD 03/31/99	117,263
CITIGROUP INC SUB NT	5.000% 09/15/2014 DD 09/16/04	800,648
CITIGROUP MTG LN 2005-1 CL 21A	VAR RT 04/25/2035 DD 03/01/05	233,885
CITIGROUP MTG LN TR 03-UP3 A-3	7.000% 09/25/2033 DD 11/01/03	123,891
CITIGROUP MTG LN TR 03-UST1 A1	5.500% 09/25/2033 DD 11/01/03	580,812
CITIGROUP MTG LN TR 06-WF2 A2B	VAR RT 05/25/2036 DD 05/01/06	99,675
CLEVELAND ELEC	CLEVELAND ELEC 5.65% 12/15/13	637,871
CMAT	CMAT 99-C2 A1 7.285 11/32	443,771
CMAT	CMAT 99-C2 A2 CSTR 11/32	574,389
CMLTI	CMLTI 06-HE2 A2A 5.43% 8/36	1,200,033
CMP SUSQUEHANNA CORP SR 144A	9.875% 05/15/2014 DD 05/05/06	199,000
CNH	CNH 06-A A3 5.2 8/10	395,225
CNH EQUIP TR 2003-B NT CL A-4B	3.380% 02/15/2011 DD 11/25/03	166,421
COCA COLA ENTERPRISES INC DEB	5.750% 11/01/2008 DD 11/02/98	454,568
CODELCO	CODELCO 6.375% 11/30/12 144A	871,605
Col/Acron Select Z	Col/Acron Select Z	83,630,881
COLOMBIA (REP OF) DEB	10.375% 28-JAN-2033 USD1000	222,038
COLOMBIA (REPUBLIC OF)	7.375% 18-SEP-2037 USD1000	161,918
COLONIAL PROPS	COLONIAL PROPS 4.75% 2/1/10	870,337
COLONIAL RLTY	COLONIAL RLTY 6.05% 9/01/16	475,975
COLUMBIA (REP OF) NTS	7.375% 27-JAN-2017 USD100000	447,785
COLUMBIA (REPUBLIC OF)	12.000% 22-OCT-15 COP5000000	105,235
COMCAST	COMCAST 5.45 11/15/10	1,204,298
COMCAST CORP	COMCAST CORP 4.95 6/15/16	477,106
COMCAST CORP	COMCAST CORP 5.9% 3/15/16	852,424
COMCAST CORP NEW NT	5.300% 01/15/2014 DD 05/15/03	97,953
COMCAST CORP NEW NT	5.850% 11/15/2015 DD 11/14/05	240,336
COMCAST CORP NEW NT	5.500% 03/15/2011 DD 03/14/03	401,684
COMCAST CORP NEW NT	5.500% 03/15/2011 DD 03/14/03	602,526
COMET	COMET 03-B5 B5 4.79 8/13	388,123
COMET	COMET 04-B6 B6 4.155 7/12	730,937
COMM	COMM 04-HTL1 B 1ML+45 7/16	1,723
COMM	COMM 04-HTL1 E 1ML+75 7/16	2,981
COMM	COMM 04-HTL1 D 1ML+55 7/16	4,142
COMM	COMM 04-HTL1 F 1ML+80 7/16	15,746

COMM	COMM 04-HTL1 J 1ML+145 7/16	17,841
COMM	COMM 04-HTL1 K 1ML+235 7/16	20,103
COMM	COMM 04-LBN2 X2 CSTR 3/39	33,028
COMM	COMM 04-HTL1 H 1ML+130 7/16	47,076
COMM	COMM 99-1 A2 6.455 5/32	581,210
COMM	COMM 05-C6 A2 CSTR 6/44	894,520
COMMERCIAL CR GROUP INC NT	8.700% 06/15/2009	98,123
COMMERCIAL CREDIT CO NOTES	6.750% 07/01/2007 DD 07/01/97	201,124
COMMERCIAL CREDIT MTN	6.250% 01/01/2008 DD 01/01/98	678,839
COMMERCIAL MTG TR 2006-GG7 A-M	6.110% 06/10/2016 DD 07/01/06	365,495
COMMIT TO PUR FNMA SF MTG	5.500% 01/01/2037 DD 01/01/07	3,853,590
COMMIT TO PUR FNMA SF MTG	6.000% 01/01/2037 DD 01/01/07	8,556,100
COMMONWEALTH	6.950% 07/15/2018 DD 07/15/98	20,628
COMPAL ELECTRONICS INC	COMPAL ELECTRONICS INC	756,171
COMPASS GROUP PLC	COMPASS GROUP PLC	908,142
COMPTON PETE FIN CORP SR NT	7.625% 12/01/2013 DD 11/22/05	410,125
COMWLTH EDISON	COMWLTH EDISON 5.4% 12/15/11	339,301
CONOCO FDG CO NT	6.350% 10/15/2011 DD 10/11/01	135,910
CONOCO FDG CO NT	6.350% 10/15/2011 DD 10/11/01	188,183
CONOCOPHILLIPS CDA FDG CO I NT	5.625% 10/15/2016 DD 10/13/06	276,287
CONOCOPHILLIPS NT	4.750% 10/15/2012 DD 10/09/02	248,625
CONSOLIDATED EDISON CO N Y INC	5.300% 12/01/2016 DD 12/01/06	83,525
CONSOLIDATED EDISON CO N Y INC	5.625% 07/01/2012 DD 06/24/02	253,788
CONSOLIDATED EDISON NY DEC 04C	4.700% 06/15/2009 DD 06/17/04	49,422
CONSOLIDATED NAT GAS CO SR NT	5.000% 03/01/2014 DD 12/01/03	289,359
CONSTELATION EC	CONSTELATION EC 7% 4/01/12	1,071,865
CONSTELLATION BRANDS SR SUB NT	8.125% 01/15/2012 DD 01/23/02	468,000
CONTAX PARTICIPACOES SA A	CONTAX PARTICIPACOES SA A	18,662
CONTL AIR	CONTL AIR 981A 6.648% 9/15/17	391,280
CONTL AIR	CONTL AIR 991B 6.795% 8/02/18	892,612
COOPER CAMERON	COOPER CAMERON 2.65% 4/15/07	515,773
CORE INVT GRADE BD 02-1	STEP 11/30/2007 DD 11/20/02	2,410,030
CORPORACION ANDINA DE FOMENTO	5.750% 01/12/2017 DD 09/12/06	201,146
CORRECTIONS CORP AMER NEW SR	7.500% 05/01/2011 DD 05/07/03	515,000
COTT BEVERAGES INC GTD SR SUB	8.000% 12/15/2011 DD 12/21/01	351,900
COUNTRYWIDE FIN	COUNTRYWIDE FIN 6.25% 5/15/16	468,847
COUNTRYWIDE HM LNS MTN TR00279	5.625% 05/15/2007 DD 05/17/02	300,234
COUNTRYWIDE HOME LNS INC MTN	5.625% 07/15/2009 DD 07/22/02	35,284
COUNTRYWIDE HOME LNS INC MTN	5.625% 07/15/2009 DD 07/22/02	181,462
COUNTRYWIDE HOME LNS MTN #0034	3.250% 05/21/2008 DD 05/21/03	97,341
COUNTRYWIDE HOME MTN #TR00313	4.000% 03/22/2011 DD 03/22/04	284,811
COUNTRYWIDE HOME MTN #TR00324	4.125% 09/15/2009 DD 09/16/04	388,500
COUNTRYWIDE HOME MTN #TR00324	4.125% 09/15/2009 DD 09/16/04	607,031
COX COMM	COX COMM 4.625% 1/15/10	195,766
COX COMM INC	COX COMM INC 6.75 3/15/11	731,791
COX COMMUN	COX COMMUN INC 4.625% 6/01/13	748,050
COX COMMUNICATIONS INC NEW NT	7.125% 10/01/2012 DD 09/20/02	95,948
CPG INTL I INC	10.500% 07/01/2013 DD 07/01/06	127,344
CRC HEALTH CORP SR SUB NT	10.750% 02/01/2016 DD 08/01/06	430,000
CREDIT SUISSE 06 C3 CL A3	VAR RT 06/15/2038 DD 06/01/06	1,311,232
CREDIT SUISSE 06-C5 CL AM	5.343% 12/15/2039 DD 12/01/06	119,390
CREDIT SUISSE FB	4.875% 01/15/2015 DD 12/15/04	193,936

CREDIT SUISSE FB	4.875% 01/15/2015 DD 12/15/04	208,481
CREDIT SUISSE FB 04-4 1-A-1	6.000% 08/25/2034 DD 07/01/04	150,595
CREDIT SUISSE FB INC NT	6.125% 11/15/2011 DD 11/06/01	362,415
CREDIT SUISSE FB SR NT	5.125% 01/15/2014 DD 01/09/04	198,000
CREDIT SUISSE FB USA INC	4.700% 06/01/2009 DD 05/27/04	222,750
CREDIT SUISSE FB USA INC SR NT	5.125% 08/15/2015 DD 08/17/05	123,046
CREDIT SUISSE USA INC	5.500% 08/16/2011 DD 08/16/06	232,514
CRICKET COMMUNICATIONS 144A	9.375% 11/01/2014 DD 10/23/06	332,325
CROWN CASTLE TOWERS LLC 144A	5.245% 11/15/2036 DD 11/29/06	179,563
CSAB MTG BKD 06-3 CL A1A	VAR RT 11/25/2036 DD 10/01/06	468,573
CSFB	CSFB 04-AR3 6A2 1ML+37 4/34	37,729
CSFB	CSFB 04-AR5 11A2 1ML+37 6/34	56,203
CSFB	CSFB 04-AR6 9A2 1ML+37 10/34	78,203
CSFB	CSFB 03-C4 ASP CSTR 8/36	81,627
CSFB	CSFB 04-C1 ASP CSTR 1/37	159,606
CSFB	CSFB 01-CKN5 AX CSTR 9/34	391,073
CSFB	CSFB 2002-CKP1 A3 6.439 12/35	789,130
CSFB	CSFB 2002-CKS4 A2 5.183 11/36	850,784
CSFB	CSFB 98-C1 A1B 6.48% 5/40	865,719
CSFB	CSFB 98-C1 C 6.78 5/40	1,025,500
CSFB	CSFB 99-C1 A2 7.29 9/41	1,461,582
CSX TRANSN INC 99 EQUIP SER B	5.950% 04/15/2008 DD 04/30/99	301,593
CURRENCY CONTRACT - SGD	CURRENCY CONTRACT - SGD	(6,249)
CURRENCY CONTRACT - SGD	CURRENCY CONTRACT - SGD	6,250
CVS CORP	CVS CORP 6.036% 12/10/28	1,170,136
CVS CORP NT	4.000% 09/15/2009 DD 09/14/04	169,174
CWABS INC	VAR RT 08/25/2035 DD 09/28/05	1,000,160
CWABS INC 03-5 ASSET CL MF-1	5.413% 01/25/2034 DD 11/01/03	776,389
CWABS INC 04-1 3A	VAR RT 04/25/2034 DD 02/26/04	12,333
CWABS INC 04-AB2 ASSET CL A-2	VAR RT 10/25/2033 DD 12/29/04	312,099
CWABS INC 05-13 CL AF4	VAR RT 04/25/2036 DD 11/01/05	199,972
CWABS INC 2005-10 CL AF3	VAR RT 02/25/2036 DD 09/01/05	152,689
CWALT	CWALT 06-OC10 2A1 1ML+7 11/36	1,052,311
CWALT	CWALT 05-20CB 2A3 5.5 7/35	1,213,405
CWALT	CWALT 06-OC11 2A1 1ML+10 9/35	1,475,000
CWALT INC 04-16CB CL 2-A-2	5.000% 08/25/2019 DD 06/01/04	351,953
CWALT INC 05-22T1 MTG A2 IO	VAR RT 06/25/2035 DD 04/25/05	9,961
CWALT INC 05-28CB CL 1A4	5.500% 08/25/2035 DD 06/01/05	483,295
CWALT INC 05-36 CB P/T CL A-10	VAR RT 07/25/2035 DD 05/25/05	167,917
CWALT INC 05-J1 MTG P/T 1-A-4	VAR RT 02/25/2035 DD 01/25/05	7,328
CWALT INC 2004-2 1-A-9 04-2CB	5.750% 03/25/2034 DD 01/01/04	563,708
CWALT INC 2005-54CB CL 1A11	5.500% 11/25/2035 DD 09/01/05	491,525
CWALT INC 2005-5R CL A1	5.250% 12/25/2018 DD 01/01/05	290,916
CWALT INC 2006-12CB P/T A-6	6.000% 05/25/2036 DD 03/01/06	1,393,837
CWL	CWL 05-13 3AV1 1ML+10 04/36	431,021
CWL	CWL 06-22 2A1 1ML+5 5/37	1,194,524
CWL	CWL 06-14 2A1 1ML+5 10/36	1,388,251
CWL	CWL 06-19 2A1 1ML+6 7/36	1,452,568
CWL	CWL 06-25 2A1 1ML+7 6/25/37	1,724,828
CWL	CWL 06-18 2A1 1ML+5 7/36	1,876,464
CWL	CWL 05-BC1 2A2 1ML+20 5/35	100,171
CWMBS INC	6.250% 12/25/2033 DD 11/01/03	1,551,615

CWMBS INC	VAR RT 06/25/2035 DD 06/25/05	2,493,878
CWMBS INC	4.431% 08/25/2034 DD 06/01/04	2,711,412
CWMBS INC	6.000% 03/25/2035 DD 03/01/05	6,050,482
CWMBS INC 03-34 CL A-11	5.250% 09/25/2033 DD 07/01/03	70,121
CWMBS INC 04-7 2A1	VAR RT 06/25/2034 DD 04/01/04	181,583
CWMBS INC 2004-HYB1 CL 2-A	VAR RT 05/20/2034 DD 02/01/04	280,393
CWMBS INC 2005-22 CL 2A1	VAR RT 11/25/2035 DD 09/01/05	785,493
CWMBS INC PASS THRU 03-J2 A-17	VAR RT 04/25/2033 DD 02/25/03	7,819
DAIMLER CHRYSLER NORTH AMER	4.750% 01/15/2008 DD 01/16/03	247,733
DAIMLER CHRYSLER NT	7.750% 01/18/2011 DD 01/18/01	96,341
DAIMLERC NA MTN	DAIMLERC NA MTN 5.75% 9/08/11	523,676
DAIMLERCHRYSLER	DAIMLERCHRYSLER 4.875% 6/15/10	463,031
DAIMLERCHRYSLER	VAR RT 03/13/2009 DD 03/14/06	2,101,953
DAIMLERCHRYSLER	VAR RT 10/31/2008 DD 11/01/05	4,617,940
DAIMLERCHRYSLER AUTO 06-C CLA3	5.020% 07/08/2010 DD 10/02/06	349,017
DAIMLERCHRYSLER AUTO TR 03A A4	2.880% 10/08/2009 DD 08/21/03	20,437
DAIMLERCHRYSLER N A HLDG CORP	4.125% 03/07/2007 DD 03/07/05	249,413
DAIMLERCHRYSLER N A HLDG CORP	5.875% 03/15/2011 DD 03/14/06	1,871,994
DAIMLERCHRYSLER NA HLDG CORP	7.300% 01/15/2012 DD 01/16/02	222,928
*Raytheon Company Combined DB/DC Master Trust	Investment in Master Trust	419,746,216
DCAT	DCAT 04-B A3 3.18 9/08	660,080
DCAT	DCAT 06-D A4 0% 2/12	1,442,218
DCMT	DCMT 05-1 A 1ML+1 9/10	825,468
DEERE JOHN CAP CORP MTN 00332	4.500% 08/25/2008 DD 08/25/05	98,718
DEERE JOHN CAP CORP NT	7.000% 03/15/2012 DD 03/22/02	160,523
DEERE JOHN CAP MTN #TR00326	4.625% 04/15/2009 DD 04/08/05	344,638
DENNYS HLDGS INC SR NT	10.000% 10/01/2012 DD 04/01/05	290,125
DEPFA ACS BK	DEPFA ACS BK 4.875% 10/15 144A	490,355
DEPFA BANK PLC EMTN	0.000% N 15-JUN-2015 MXN100000	488,321
DEUTSCHE BANK AG LONDON	VAR RT 20-JUL-2018 USD	884,371
DEUTSCHE BK CAP FDG TR VII	VAR RT 01/19/2049 DD 01/19/06	707,508
DEUTSCHE POST AG	DEUTSCHE POST AG	900,681
DEUTSCHE TEL	DEUTSCHE TEL GLB5.25 7/22/13DT	380,758
DEUTSCHE TELEKOM INTL FIN BV	5.250% 07/22/2013 DD 07/22/03	195,250
DEUTSCHE TELEKOM INTL FIN BV	STEP 06/15/2010 DD 07/06/00	227,390
DEUTSCHE YCD	DEUTSCHE YCD 3.8425/3ML-4 3/07	625,000
DEVELOPERS DIV	DEVELOPERS DIV 3.875 1/30/09	154,956
DEVELOPERS DIV	DEVELOPERS DIV 5% 5/03/10	399,456
DEVELOPERS DIV	DEVELOPERS DIV 4.625% 8/01/10	793,456
DEX MEDIA EAST LLC/DEX MEDIA	12.125% 11/15/2012 DD 11/08/02	236,769
DIAGEO CAP PLC GLOBAL NT	3.375% 03/20/2008 DD 03/20/03	341,852
DIAGEO CAPITAL PLC NT	5.500% 09/30/2016 DD 09/28/06	98,734
DIAGEO PLC NT	3.500% 11/19/2007 DD 11/19/02	541,580
DIGICEL LTD GTD SR NT 144A	9.250% 09/01/2012 DD 07/28/05	400,313
DISNEY WALT CO MTN #TR 00046	6.375% 03/01/2012 DD 02/28/02	314,388
DISNEY WALT CO MTN BK ENTRY	5.800% 10/27/2008 DD 10/27/93	301,779
DLJ COML MTG 99-CG2 CL A-1B	7.300% 06/10/2032 DD 06/01/99	244,038
DLJCM	DLJCM 00-CKP1 A1B 7.18% 11/33	796,984
DLJCM	DLJCM 1998-CG1 B1 6.91 6/31	990,166
Dodge & Cox Intl Stk	Dodge & Cox Intl Stk	88,642,104
DOMINICAN REP AMORTIZING 144A	9.040% 01/23/2018 DD 01/23/05	684,030
DOMINICAN REPUBLIC REG S	9.040% 23-JAN-2018 USD1000	52,955

DOMINION RES	DOMINION RES INC 7.195 9/15/14	257,868
DOMINION RES	DOMINION RES INC 4.75 12/15/10	566,668
DOMINION RES INC REMKT NT E	7.195% 09/15/2014 DD 09/15/04	713,271
DOMINION RES INC VA NEW SR NT	4.125% 02/15/2008 DD 02/13/03	394,000
DOMINION RES INC VA SER A	8.125% 06/15/2010 DD 06/26/00	195,187
DOMINION RESOURCE	DOMINION RESOURCE 6.3/VAR 9/66	296,351
DOMINION RESOURCE	DOMINION RESOURCE 7.5/VAR 6/66	639,771
DOMINION RESRCE	DOMINION RESRCE 6.25% 6/30/12	1,498,893
DONAHUE FOREST PRODUCTS CO	7.625% 15-MAY-2007	329,175
DONALDSON LUFKIN & JEN SR NTS	6.500% 06/01/2008 DD 06/08/98	177,816
DONNELLEY R R & SONS CO SR NT	4.950% 04/01/2014 DD 03/10/04	32,276
DOW CHEM CO DEB	5.970% 01/15/2009 DD 02/05/99	252,773
DOW CHEM CO NT	6.125% 02/01/2011 DD 02/08/01	154,194
DRIVE	DRIVE 06-1 A4 5.54% 12/13	635,318
DRIVE	DRIVE 06-2 A-3 5.33% 4/14	791,371
DTE ENERGY CO	DTE ENERGY CO 5.63 8/16/0	300,094
DTE ENERGY CO SR NT SER B	6.350% 06/01/2016 DD 05/26/06	186,975
DUKE CAP	DUKE CAP CORP 4.37% 3/01/09	606,080
DUKE CAP	DUKE CAP CORP 6.25% 2/15/13	2,060,682
DUKE CAP CORP ST NT	5.500% 03/01/2014 DD 02/20/04	296,577
DUKE ENERGY CORP SR NT	4.200% 10/01/2008 DD 09/23/03	97,984
DUKE ENERGY CORP SR NT	4.200% 10/01/2008 DD 09/23/03	293,952
DUKE REALTY LP	DUKE REALTY 4.625 5/15/13	138,178
DUKE REALTY LP	DUKE REALTY LP 5.95% 2/15/17	167,386
DUKE REALTY LP	DUKE REALTY LP 5.5% 3/01/16	196,848
DUKE REALTY LP	DUKE REALTY LP 5.625% 8/15/11	296,716
DUKE RLTY LTD SR NT	5.950% 02/15/2017 DD 08/24/06	268,850
E TRADE FINL CORP SR NT	8.000% 06/15/2011 DD 12/15/04	287,375
EAST JAPAN RAILWAY CO	EAST JAPAN RAILWAY CO	407,350
EKSPORTFINA MTN GBL	EKSPORTFINA MTN GBL 4.375 7/09	1,375,153
EKSPORTFINANS	EKSPORTFINANS 5.5% 5/25/16 GLB	643,526
EL PASO NAT GAS SR NT	7.625% 08/01/2010 DD 07/21/03	77,625
EL PASO PERFORMANCE LKD 144A	7.750% 07/15/2011 DD 07/19/06	211,500
EL PASO PRODTN HLDG CO SR NT	7.750% 06/01/2013 DD 05/23/03	209,250
EL SALVADOR (REPUBLIC OF)	7.650% 15-JUN-2035 USD1000	125,400
EL SALVADOR (REPUBLIC OF) REGS	7.650% 15-JUN-2035 USD1000	228,000
EL SALVADOR REP OF BDS	7.625% 21-SEPT-2034	306,738
ELAN FIN PLC/ELAN FIN 144A	8.875% 12/01/2013 DD 11/22/06	300,000
ELECTROCOMPONENTS PLC	ELECTROCOMPONENTS PLC	324,757
ELWOOD ENERGY LLC SR SECD BD	8.159% 07/05/2026 DD 12/23/01	386,134
EMBARQ CORP	EMBARQ CORP 7.082% 6/01/16	402,118
EMBARQ CORP	EMBARQ CORP 6.738% 6/01/13	608,987
EMBARQ CORP NT	7.082% 06/01/2016 DD 05/17/06	50,898
EMBARQ CORP NT	6.738% 06/01/2013 DD 05/17/06	962,024
EMPRESA NACL	EMPRESA NACL 6.75 11/15/12144A	437,175
ENBRIDGE ENERGY PARTNERS LP NT	5.875% 12/15/2016 DD 12/21/06	247,538
ENCANA HLDGS	ENCANA HLDGS 5.8 5/1/14	216,278
ENCANA HOLDINGS	ENCANA HLDGS 5.8 5/1/14	870,142
ENERGY TRANSFER PARTNERS SR NT	6.125% 02/15/2017 DD 10/23/06	217,989
ENERGY TRANSFER PARTNERS SR NT	6.125% 02/15/2017 DD 10/23/06	217,989
ENI SPA	ENI SPA	937,009
ENTERPRISE GLBL	ENTERPRISE GLBL 4.625 10/15/09	401,424

ENTERPRISE PROD	ENTERPRISE PROD 4.95% 6/01/10	761,913
ENTERPRISE PRODS OPER LP SR NT	5.600% 10/15/2014 DD 10/04/04	736,635
EOP OPER	EOP OPER 7.25% 6/15/28	26,777
EOP OPER	EOP OPER 7.5% 4/19/29	29,838
EOP OPER	EOP OPERATING LP 7.875 7/15/31	34,177
EOP OPER	EOP OPER 6.763% 6/15/07	251,616
EOP OPER	EOP OPER 4.75% 3/15/14	435,877
EOP OPER	EOP OPER 4.65% 10/01/10	1,112,195
EOP OPER LTD PARTNERSHIP GTD	4.750% 03/15/2014 DD 03/26/04	212,985
EOP OPERATING LP NTS	6.750% 02/15/2012 DD 02/15/02	270,000
EQUITY ONE	EQUITY ONE INC 6.25% 1/15/17	183,721
EQUITY ONE ABS INC 04-1 AF-4	4.145% 04/25/2034 DD 01/01/04	151,483
EQUITY RES PPTY	EQUITY RES PPTY 5.125% 3/15/16	708,959
ERP OPER LTD PARTNERSHIP SR NT	4.750% 06/15/2009 DD 06/04/04	44,269
ESCO CORP SR NT 144A	8.625% 12/15/2013 DD 12/15/06	205,500
EURO 90 DAY FUT DEC 07 ED	EURO$ 90 DAY FUT DEC 07 EDZ7	(18,772,375)
EURO MONETARY UNIT	EURO MONETARY UNIT	985
EUTELSAT COMMUNICATIONS	EUTELSAT COMMUNICATIONS	246,278
Evergreen Intl Bond I	Evergreen Intl Bond I	17,442,640
Exclsr Val & Rstg Is	Exclsr Val & Rstg Is	167,956,722
EXELON CORP	EXELON CORP 4.9% 6/15/15	778,156
EXELON CORP	EXELON CORP 6.75% 5/01/11	783,387
EXELON CORP SR NT	4.900% 06/15/2015 DD 06/09/05	235,820
EXELON GENERATION CO LLC SR NT	5.350% 01/15/2014 DD 12/19/03	97,953
EXELON GENERATION CO LLC SR NT	6.950% 06/15/2011 DD 12/15/01	105,343
EXELON GENERATION CO LLC SR NT	5.350% 01/15/2014 DD 12/19/03	142,032
EX-IMP BK KOR GLB	EX-IMP BK KOR GLB5.125 2/14/11	809,335
FAMCA	FAMCA 4.25% 7/29/08	937,869
FBG FIN	FBG FIN LTD 5.125 6/15/15 144A	434,843
FED DEPT ST DEL	FED DEPT ST DEL 6.625% 9/01/08	254,066
FED REALTY TRUST	FED REALTY TR 6.2% 1/15/17	92,832
FED REALTY TRUST	FED REALTY TR 5.4% 12/01/13	217,543
FED REALTY TRUST	FED REALTY TR 6% 7/15/12	607,280
FEDERAL FARM CR BKS CONS BD	3.375% 07/15/2008 DD 12/15/04	487,370
FEDERAL HOME LN BKS	4.720% 09/20/2012 DD 09/20/05	838,040
FEDERAL HOME LN BKS #TR 00667	3.250% 12/17/2007 DD 11/23/04	981,900
FEDERAL HOME LN BKS CONS BD	4.250% 04/16/2007 DD 10/03/05	399,000
FEDERAL HOME LN BKS CONS BD	5.750% 05/15/2012 DD 05/20/02	1,038,715
FEDERAL HOME LN BKS CONS BD	4.850% 02/06/2008 DD 02/06/06	2,037,704
FEDERAL HOME LN BKS CONS BD	4.430% 04/07/2008 DD 04/07/05	2,776,480
FEDERAL HOME LN MTG CORP DEB	5.000% 07/15/2014 DD 07/16/04	1,002,850
FEDERAL HOME LN MTG CORP DEBS	4.875% 11/15/2013 DD 10/17/03	396,984
FEDERAL HOME LN MTG CORP DEBS	3.625% 09/15/2008 DD 09/12/03	734,745
FEDERAL HOME LN MTG CORP DEBS	4.500% 07/15/2013 DD 07/18/03	1,460,985
FEDERAL HOME LN MTG CORP DEBS	4.375% 11/16/2007 DD 10/21/05	3,510,078
FEDERAL HOME LN MTG CORP MTN	4.250% 06/23/2008 DD 06/23/05	988,300
FEDERAL HOME LN MTG CORP MTN	4.000% 06/12/2013 DD 06/12/03	2,795,340
FEDERAL HOME LN MTG CORP MTN	5.500% 01/18/2008 DD 07/12/06	3,560,295
FEDERAL HOME LN MTG DEB	4.125% 07/12/2010 DD 06/21/05	1,950,400
FEDERAL HOME LN MTG DEB	4.125% 07/12/2010 DD 06/21/05	2,668,147
FEDERAL HOME LN MTG DEBS	6.875% 09/15/2010 DD 09/22/00	973,475
FEDERAL NATL MTG ASSN	6.000% 05/15/2011 DD 05/25/01	1,040,410

FEDERAL NATL MTG ASSN	6.000% 05/15/2011 DD 05/25/01	1,602,231
FEDERAL NATL MTG ASSN	6.625% 11/15/2010 DD 11/03/00	2,112,420
FEDERAL NATL MTG ASSN	6.625% 11/15/2010 DD 11/03/00	5,281,050
FEDERAL NATL MTG ASSN DEBS	5.000% 07/25/2008 DD 01/25/06	249,455
FEDERAL NATL MTG ASSN DEBS	6.625% 09/15/2009 DD 09/01/99	416,508
FEDERAL NATL MTG ASSN DEBS	6.125% 03/15/2012 DD 03/26/02	527,025
FEDERAL NATL MTG ASSN DEBS	5.500% 03/15/2011 DD 03/26/01	765,158
FEDERAL NATL MTG ASSN DEBS	4.250% 05/15/2009 DD 05/21/04	984,362
FEDERAL NATL MTG ASSN DEBS	5.125% 01/02/2014 DD 11/06/03	988,420
FEDERAL NATL MTG ASSN DEBS	7.250% 01/15/2010 DD 1/14/2000	1,276,212
FEDERAL NATL MTG ASSN DEBS	4.500% 02/15/2011 DD 01/20/06	1,308,271
FEDERAL NATL MTG ASSN DEBS	5.750% 02/15/2008 DD 02/05/98	1,513,320
FEDERAL NATL MTG ASSN DEBS	4.125% 05/15/2010 DD 05/27/05	1,659,370
FEDERAL NATL MTG ASSN DEBS	3.650% 11/30/2007 DD 11/30/04	3,254,460
FEDERAL NATL MTG ASSN DEBS	7.125% 06/15/2010 DD 06/09/00	3,625,828
FEDERAL NATL MTG ASSN DEBS	4.625% 10/15/2013 DD 09/26/03	3,900,471
FEDERAL NATL MTG ASSN DEBS	6.125% 03/15/2012 DD 03/26/02	7,141,189
FEDERAL NATL MTG ASSN MTN	3.100% 07/28/2008 DD 07/28/03	2,671,653
FEDERAL RLTY INVT TR NT	5.400% 12/01/2013 DD 12/01/06	123,613
FEDERAL RLTY INVT TR NT	6.000% 07/15/2012 DD 07/17/06	377,629
FEDERATED RETAIL	FEDERATED RETAIL 5.9% 12/01/16	224,650
FEDERATED RETAIL	FEDERATED RETAIL 5.9% 12/01/16	474,261
FEDERATED RETAIL HLDGS INC NT	5.900% 12/01/2016 DD 11/29/06	59,906
FEDEX CORP NT	7.250% 02/15/2011 DD 02/12/01	223,747
FHLB	FHLB 5.375% 8/19/11	1,154,414
FHLB	FHLB 5% 9/18/09	1,948,215
FHLM	VAR RT 07/25/2044 DD 06/01/04	4,279,532
FHLM	FHLM ARM 5.676 4/3 789284	9,176
FHLM	FHLM ARM 4.819 10/ 1B0610	10,797
FHLM	FHLM ARM 4.889 3/3 847126	25,242
FHLM	FHLM ARM 4.106 12/ 1B2699	55,538
FHLM	FHLM ARM 4.307 3/3 783067	56,467
FHLM	FHLM ARM 4.441 2/3 781229	63,335
FHLM	FHLM ARM 4.497 6/3 1B2907	66,158
FHLM	FHLM ARM 4.314 12/ 1B2670	71,279
FHLM	FHLM ARM 4.504 3/3 1G0145	72,452
FHLM	FHLM ARM 4.13 12/3 782916	72,526
FHLM	FHLM ARM 4.444 3/3 1G0133	78,677
FHLM	FHLM ARM 4.82 9/34 1B1946	104,807
FHLM	FHLM ARM 4.307 5/3 847408	108,386
FHLM	FHLM ARM 5.21 3/36 1G1851	109,189
FHLM	FHLM ARM 4.55 2/35 1G0068	112,212
FHLM	FHLM ARM 4.37 3/35 1G0125	115,326
FHLM	FHLM ARM 6.70 8/36 1N0188	124,071
FHLM	FHLM ARM 4.434 2/3 783032	134,126
FHLM	FHLM ARM 4.401 2/3 1G0103	137,333
FHLM	FHLM ARM 5.451 11/ 1G1790	141,816
FHLM	FHLM ARM 4.232 1/3 782988	201,363
FHLM	FHLM ARM 4.77 10/3 1B2053	209,925
FHLM	FHLM ARM 5.34 6/35 1L0097	221,282
FHLM	FHLG 6.00% 8/26 #G00587	300,466
FHLM	FHLM ARM 5.15 4/35 1N0006	310,304

FHLM	FHLM ARM 5.034 4/3 1N0002	342,842
FHLM	FHLG 6.00% 8/28 #C13910	359,935
FHLM	FHLM ARM 6.61 7/36 1N0178	400,370
FHLM	FHLM ARM 5.57 1/36 1N0107	404,041
FHLM	FHLM ARM 6.52 10/3 1N0247	809,570
FHLM ARM	FHLM ARM 6.094% 10/36 #1G2521	1,218,733
FHLM ARM	FHLM ARM 6.15% 8/36 #1G2480	1,238,760
FHLM ARM	FHLM ARM 5.985% 1/37 #1G1415	1,430,547
FHLMC	7.000% 07/01/2011 DD 07/01/96	64,096
FHLMC	7.000% 08/01/2011 DD 08/01/96	129,897
FHLMC	6.000% 12/15/2016 DD 12/01/01	138,812
FHLMC	5.000% 12/01/2035 DD 12/01/05	469,744
FHLMC	FHLMC 3.75% 2/27/09	606,939
FHLMC	5.000% 09/01/2035 DD 09/01/05	912,440
FHLMC	5.000% 03/15/2035 DD 05/01/05	1,140,538
FHLMC	4.720% 06/01/2035 DD 06/01/05	1,717,761
FHLMC	5.000% 03/15/2035 DD 04/01/05	2,192,739
FHLMC	6.000% 07/15/2036 DD 07/01/06	2,623,749
FHLMC	FHLMC 4.25% 7/15/09	2,870,547
FHLMC	5.000% 02/15/2035 DD 04/01/05	4,575,682
FHLMC	FHLMC 5.25% 7/18/11	7,111,099
FHLMC	FHLMC 6.625% 9/15/09	11,352,339
FHLMC	FHLMC 5% 1/30/14-07	1,573,288
FHLMC POOL #1B-1665	VAR RT 04/01/2034 DD 04/01/04	515,650
FHLMC POOL #78-1087	VAR RT 12/01/2033 DD 11/01/03	472,620
FHLMC POOL #A2-1170	6.500% 04/01/2034 DD 04/01/04	584,526
FHLMC POOL #A2-8796	6.500% 11/01/2034 DD 11/01/04	252,825
FHLMC POOL #A4-6987	5.500% 07/01/2035 DD 09/01/05	424,623
FHLMC POOL #B1-2459	4.500% 10/01/2018 DD 02/01/04	314,387
FHLMC POOL #B1-3051	4.500% 04/01/2019 DD 03/01/04	263,577
FHLMC POOL #B1-4730	4.000% 05/01/2014 DD 05/01/04	1,178,424
FHLMC POOL #B1-4961	4.500% 06/01/2019 DD 06/01/04	717,480
FHLMC POOL #C0-2660	6.500% 11/01/2036 DD 11/01/06	2,013,922
FHLMC POOL #C9-0781	3.500% 10/01/2023 DD 10/01/03	357,402
FHLMC POOL #D9-5395	6.500% 05/01/2022 DD 05/01/02	379,708
FHLMC POOL #E0-1254	6.500% 10/01/2017 DD 10/01/02	105,622
FHLMC POOL #E0-1488	5.000% 10/01/2018 DD 10/01/03	189,274
FHLMC POOL #E8-3211	6.500% 04/01/2016 DD 04/01/01	72,672
FHLMC POOL #E9-0287	6.000% 06/01/2017 DD 06/01/02	329,392
FHLMC POOL #E9-0325	6.500% 06/01/2017 DD 06/01/02	259,746
FHLMC POOL #E9-6835	4.500% 06/01/2018 DD 06/01/03	198,309
FHLMC POOL #E9-9955	5.000% 10/01/2018 DD 10/01/03	299,881
FHLMC POOL #G1-1406	4.000% 06/01/2013 DD 06/01/03	430,285
FHLMC POOL #G1-8017	5.500% 10/01/2019 DD 10/01/04	533,689
FHLMC POOL #J0-1817	5.500% 05/01/2021 DD 05/01/06	470,045
FHLMC POOL #J0-2203	6.000% 04/01/2020 DD 06/01/05	822,922
FHLMC POOL #J0-2204	6.500% 01/01/2020 DD 06/01/05	458,479
FHLMC POOL #P6-0089	7.000% 12/01/2014 DD 01/01/03	89,306
FHLMC POOL #P6-0090	7.000% 03/01/2016 DD 01/01/03	81,407
FHLMC INT PMT ON % DEB 2031	5.750% 01/15/2012 DD 01/14/02	827,880
FHLMC MULTICLAS MTG	0.000% 09/15/2036 DD 09/15/06	366,351
FHLMC MULTICLASS 04-21 CO PO	0.000% 04/25/2034 DD 03/01/04	38,051

FHLMC MULTICLASS CTF 2344 ZJ	6.500% 08/15/2031 DD 08/01/01	55,990
FHLMC MULTICLASS CTF 2362 PD	6.500% 06/15/2020 DD 09/01/01	179,699
FHLMC MULTICLASS CTFS 1617 PM	6.500% 11/15/2023 DD 11/01/93	553,355
FHLMC MULTICLASS CTFS 1671 I	7.000% 02/15/2024 DD 02/01/94	1,073,690
FHLMC MULTICLASS CTFS 2169 TB	7.000% 06/15/2029 DD 06/01/99	315,348
FHLMC MULTICLASS CTFS 2262 Z	7.500% 10/15/2030 DD 10/01/00	294,874
FHLMC MULTICLASS CTFS 2355 BP	6.000% 09/15/2016 DD 09/01/01	381,554
FHLMC MULTICLASS CTFS 2399 OH	6.500% 01/15/2032 DD 01/01/02	504,180
FHLMC MULTICLASS CTFS 2410 NG	6.500% 02/15/2032 DD 02/01/02	990,574
FHLMC MULTICLASS CTFS 2425 OB	6.000% 03/15/2017 DD 03/01/02	420,176
FHLMC MULTICLASS CTFS 2460 VZ	6.000% 11/15/2029 DD 06/01/02	329,198
FHLMC MULTICLASS CTFS 2474 NR	6.500% 07/15/2032 DD 07/01/02	306,990
FHLMC MULTICLASS CTFS 2484 LZ	6.500% 07/15/2032 DD 07/01/02	411,894
FHLMC MULTICLASS CTFS 2494 VA	6.000% 03/15/2014 DD 04/01/03	184,699
FHLMC MULTICLASS CTFS 2557 WJ	5.000% 07/15/2014 DD 01/01/03	819,212
FHLMC MULTICLASS CTFS 2565 MB	6.000% 05/15/2030 DD 01/01/03	197,422
FHLMC MULTICLASS CTFS 2619 HR	3.500% 11/15/2031 DD 05/01/03	304,486
FHLMC MULTICLASS CTFS 2628 WA	4.000% 07/15/2028 DD 06/01/03	472,805
FHLMC MULTICLASS CTFS 2643 KG	4.000% 05/15/2018 DD 07/01/03	10,846
FHLMC MULTICLASS CTFS 2686 GB	5.000% 05/15/2020 DD 10/01/03	693,679
FHLMC MULTICLASS CTFS 2695 DE	4.000% 01/15/2017 DD 10/01/03	473,005
FHLMC MULTICLASS CTFS 2769 PO	0.000% 03/15/2034 DD 03/01/04	22,249
FHLMC MULTICLASS CTFS 2780 JG	4.500% 04/15/2019 DD 04/01/04	253,957
FHLMC MULTICLASS CTFS 2931 GA	5.000% 11/15/2028 DD 02/01/05	984,390
FHLMC MULTICLASS CTFS 2989 PO	0.000% 06/15/2023 DD 05/01/05	56,700
FHLMC MULTICLASS CTFS 3047 OB	5.500% 12/15/2033 DD 10/01/05	301,614
FHLMC MULTICLASS CTFS 3110 TU	5.500% 08/15/2013 DD 02/01/06	954,326
FHLMC MULTICLASS CTFS 3138 PO	0.000% 04/15/2036 DD 04/01/06	287,490
FHLMC MULTICLASS CTFS T-54 3A	7.000% 02/25/2043 DD 02/01/03	124,720
FHLMC MULTICLASS CTS 2752 JB	4.500% 02/15/2019 DD 02/01/04	929,780
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03	20,799
FHLMC MULTICLASS MTG	6.500% 03/15/2033 DD 03/01/03	21,708
FHLMC MULTICLASS MTG	VAR RT 10/15/2033 DD 10/15/03	25,167
FHLMC MULTICLASS MTG	VAR RT 02/15/2033 DD 04/15/03	25,222
FHLMC MULTICLASS MTG	VAR RT 06/15/2023 DD 06/15/03	26,616
FHLMC MULTICLASS MTG	VAR RT 02/15/2025 DD 08/15/03	30,766
FHLMC MULTICLASS MTG	VAR RT 10/15/2021 DD 10/15/03	35,655
FHLMC MULTICLASS MTG	VAR RT 03/15/2033 DD 05/15/03	44,358
FHLMC MULTICLASS MTG	VAR RT 08/15/2008 DD 08/15/93	79,081
FHLMC MULTICLASS MTG	VAR RT 02/15/2032 DD 02/15/02	96,902
FHLMC MULTICLASS MTG	VAR RT 01/15/2019 DD 07/15/04	117,023
FHLMC MULTICLASS MTG	10.000% 11/15/2022 DD 06/01/98	138,405
FHLMC MULTICLASS MTG	VAR RT 10/15/2015 DD 09/15/03	194,854
FHLMC MULTICLASS MTG	0.000% 12/15/2032 DD 07/01/03	222,990
FHLMC MULTICLASS MTG	6.500% 05/15/2008 DD 05/01/93	268,927
FHLMC MULTICLASS MTG	VAR RT 05/15/2030 DD 02/15/04	295,212
FHLMC MULTICLASS MTG	0.000% 02/15/2036 DD 02/01/06	362,609
FHLMC MULTICLASS MTG	6.500% 08/15/2028 DD 08/01/98	400,297
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/06	517,882
FHLMC MULTICLASS MTG	4.500% 06/15/2018 DD 06/01/03	766,024
FHLMC MULTICLASS MTG	4.500% 07/15/2018 DD 07/01/03	848,105
FHLMC MULTICLASS MTG	4.500% 05/15/2018 DD 05/01/03	926,260

FHLMC MULTICLASS MTG	5.000% 11/15/2022 DD 09/01/03	971,370
FHLMC MULTICLASS MTG	6.000% 01/15/2017 DD 01/01/02	1,321,307
FHLMC MULTICLASS MTG 2102 TC	6.000% 12/15/2013 DD 12/01/98	988,509
FHLMC MULTICLASS MTG 2513 TG	6.000% 02/15/2032 DD 10/01/02	400,412
FHLMC MULTICLASS MTG 2513 YO	0.000% 02/15/2032 DD 10/01/02	156,487
FHLMC MULTICLASS MTG 2519 BT	8.500% 09/15/2031 DD 11/01/02	28,578
FHLMC MULTICLASS MTG 2527 TB	6.000% 11/15/2032 DD 11/01/02	100,500
FHLMC MULTICLASS MTG 2537 TE	5.500% 12/15/2017 DD 12/01/02	990,940
FHLMC MULTICLASS MTG 2645 DA	4.500% 07/15/2018 DD 07/01/03	823,802
FHLMC MULTICLASS MTG 2650 QN	4.500% 01/15/2033 DD 07/01/03	686,317
FHLMC MULTICLASS MTG 2684 PO	0.000% 01/15/2033 DD 10/01/03	334,820
FHLMC MULTICLASS MTG 3117 OK	0.000% 02/15/2036 DD 02/01/06	139,747
FHLMC MULTICLASS MTG 3134 PO	0.000% 03/15/2036 DD 03/01/06	184,655
FHLMC MULTICLASS MTG 3150 PO	0.000% 05/15/2036 DD 05/01/06	217,796
FHLMC MULTICLASS MTG 3158 LX	VAR RT 05/15/2036 DD 05/01/06	238,550
FHLMC MULTICLASS MTG P/C 1668D	6.500% 02/15/2014	469,105
FHLMC MULTICLASS PO 3179 OA	0.000% 07/15/2036 DD 07/01/06	148,404
FHLMC MULTICLASS SER T-54 2A	6.500% 02/25/2043 DD 02/01/03	268,593
FHLT	FHLT 06-2 2A1 1ML+6 2/36	737,353
FHLT	FHLT 05-E 2A2 1ML+17 1/36	1,400,453
FHLT	FHLT 05-A M3 1ML+49 1/35	75,476
FHLT	FHLT 05-A M4 1ML+68 1/35	75,686
FHLT	FHLT 05-A M1 1ML+43 1/35	100,659
FHLT	FHLT 05-A M2 1ML+46 1/35	150,735
FHLT	FHLT 04-A M1 1ML+55 1/34	375,611
FHR	FHR 2626 NA 5 6/23	990,569
FHR	FHR 3242 QA 0 3/30	1,402,852
FHR	FHR 3200 AD 5.5% 5/29	2,676,731
FHR	FNR 2004-3 BA 4% 7/17	29,970
FHR	FHR 2625 QX 2.25% 3/22	62,461
FHR	FHR 2640 QG 2% 4/22	78,355
FHR	FHR 2489 PD 6 2/31	120,585
FHR	FNR 03-131 FM 1ML+40 12/29	146,666
FHR	FNR 2004-86 KC 4.5% 5/19	164,863
FHR	FHR 2399 PG 6% 1/17	166,858
FHR	FHR 2516 AH 5% 1/16	190,120
FHR	FHR 2861 GF 1ML+30 1/21	196,031
FHR	FHR 2809 UA 4 12/14	230,097
FHR	FNR 2002-56 MC 5.5% 9/17	258,248
FHR	FHR 2356 GD 6% 9/16	288,659
FHR	FHR 3033 UD 5.5% 10/30	289,634
FHR	FHR 2425 JH 6% 3/17	347,161
FHR	FNR 04-91 AH 4.5% 5/29	368,194
FHR	FNR 04-45 AV 4.5 10/22	370,525
FHR	FHR 2363 PF 6% 9/16	393,845
FHR	FHR 2104 PG 6% 12/28	414,821
FHR	FNR 03-84 GC 4.5 5/15	417,742
FHR	FHR 2965 GC 4.5 11/18	432,847
FHR	FHR 3018 UD 5.5 9/30	469,179
FHR	FHR 2810 PD 6 6/33	469,263
FHR	FHR 2543 QT 5.5 4/22	579,903
FHR	FNR 02-73 QC 5.5 1/26	596,523

FHR	FNR 05-41 LA 5.5% 5/35	623,729
FHR	FHR 3049 DB 5.5 6/31	674,201
FHR	FHR 2702 WB 5% 4/17	730,472
FHR	FHR 2952 EC 5.5% 11/28	754,248
FHR	FNR 05-67 HD 5.5% 12/30	768,026
FHR	FHR 2577 FW 1ML+50 1/30	796,370
FHR	FNR 2006-4 PB 6% 9/35	807,946
FHR	FHR 2777 AB 4.5 6/29	860,885
FHR	FNR 03-39 PV 5.5 9/22	861,257
FHR	FHR 3013 VJ 5 1/14	976,842
FHR	FHR 2553 FB 1ML+50 3/29	1,184,842
FHR	FHR 2892 QR 4 11/23	1,197,566
FIFTH THIRD BANCORP SUB NT	5.450% 01/15/2017 DD 12/20/06	296,529
FIRST BK SYS INC SUB NT	6.875% 09/15/2007 DD 09/11/95	302,250
FIRST DATA CORP NT	4.850% 10/01/2014 DD 09/16/04	234,610
FIRST DATA CORP NT	3.375% 08/01/2008 DD 07/30/03	242,383
FIRST HORIZON 2004-AA4 A-1	VAR RT 10/25/2034 DD 09/01/04	440,076
FIRST HORIZON MTG 04-AR7 2A1	VAR RT 02/25/2035 DD 12/01/04	366,478
FIRST HORIZON MTG P/T 05-AR1	VAR RT 04/25/2035 DD 02/01/05	337,732
FIRST HORIZON P/T 06-FA4 1A1	6.000% 08/25/2036 DD 06/01/06	178,244
FIRST TENN BK NA SUB BK NT	5.650% 04/01/2016 DD 03/28/06	179,633
FIRST UN NAT 2001-C2 CL L 144A	6.460% 01/12/2043 DD 06/01/01	303,294
FIRSTAR BK NA CINCINNATI OH NT	7.125% 12/01/2009 DD 11/26/99	220,828
FIRSTENERGY	FIRSTENERGY 6.45% 11/15/11	1,663,284
FLEETBOSTON FINL CORP SR NT	3.850% 02/15/2008 DD 02/13/03	379,102
FLEXTRONICS INTL LTD	FLEXTRONICS INTL LTD	357,832
FMIC	FMIC 06-2 2A1 1ML+9 7/36	1,497,306
FNGT	FNGT 02-T6 A1 3.31 2/32	434,994
FNMA	FNMA ARM 4.925 12/ 677026	5,560
FNMA	FNMA 6.50% 12/31 #610362	6,254
FNMA	FNMA ARM 4.710 10/ 648938	7,266
FNMA	FNMA 6.50% 8/32 #645174	7,668
FNMA	FNMA 6.50% 5/31 #580862	7,880
FNMA	FNMA 6.50% 4/32 #642821	9,080
FNMA	FNMA ARM 4.708 2/3 693344	9,712
FNMA	FNMA ARM 4.857 1/3 816356	10,541
FNMA	FNMA ARM 5.064 11/ 800067	10,847
FNMA	FNMA ARM 3.984 5/3 703915	11,244
FNMA	FNMA 6.50% 11/31 #607400	11,579
FNMA	FNMA 6.50% 1/29 #323621	11,859
FNMA	FNMA ARM 4.079 4/3 708221	13,608
FNMA	FNMA ARM 4.658 9/3 790618	13,703
FNMA	FNMA ARM 4.057 5/3 768224	14,824
FNMA	FNMA ARM 4.732 10/ 668509	14,845
FNMA	FNMA ARM 4.029 1/3 806167	15,683
FNMA	FNMA 20YR 6.50 12/ 545419	16,998
FNMA	FNMA ARM 5.029 2/3 809463	17,818
FNMA	FNMA ARM 4.23 11/3 803591	18,948
FNMA	FNMA ARM 4.653 3/3 816322	20,114
FNMA	FNMA ARM 4.358 10/ 754672	20,531
FNMA	FNMA 6.50% 10/32 #662208	20,708
FNMA	FNMA 6.00% 7/08 #426525	21,545

FNMA	FNMA ARM 5.05 7/34 801635	23,995
FNMA	FNMA ARM 4.318 3/3 694530	24,385
FNMA	FNMA ARM 4.351 6/3 720921	24,869
FNMA	FNMA ARM 5.344 7/3 834917	25,845
FNMA	FNMA 6.50% 12/32 #675312	25,873
FNMA	FNMA ARM 4.118 2/3 813114	29,237
FNMA	FNMA ARM 4.115 2/3 735343	29,307
FNMA	FNMA ARM 4.372 4/3 820407	29,547
FNMA	FNMA ARM 5.280 3/3 843014	30,431
FNMA	FNMA ARM 4.646 1/3 689554	30,471
FNMA	FNMA ARM 4.055 10/ 749296	33,994
FNMA	FNMA ARM 4.639 2/3 816599	34,672
FNMA	FNMA ARM 3.83 1/35 773220	38,976
FNMA	FNMA 6.50% 4/31 #535889	40,180
FNMA	FNMA ARM 4.845 12/ 800335	40,677
FNMA	FNMA ARM 5.106 9/3 790762	40,910
FNMA	FNMA ARM 3.753 10/ 746320	42,526
FNMA	FNMA ARM 4.052 2/3 812091	44,824
FNMA	FNMA ARM 3.913 12/ 809113	45,124
FNMA	FNMA ARM 4.832 8/3 725858	45,762
FNMA	FNMA 6.50% 11/32 #671506	46,252
FNMA	FNMA ARM 3.752 10/ 755148	46,746
FNMA	FNMA ARM 4.57 2/35 811803	49,168
FNMA	FNMA 6.50% 8/32 #545819	49,452
FNMA	FNMA ARM 4.023 2/3 813737	49,730
FNMA	FNMA ARM 4.293 3/3 815586	49,952
FNMA	FNMA ARM 3.750 1/3 761058	50,598
FNMA	FNMA ARM 3.98 1/35 773221	52,336
FNMA	FNMA 6.50% 10/21 #254044	53,126
FNMA	FNMA ARM 4.25 2/35 255658	55,195
FNMA	FNMA ARM 4.292 3/3 701296	56,412
FNMA	FNMA ARM 3.786 12/ 781576	57,482
FNMA	5.500% 01/01/2037 DD 12/01/06	57,762
FNMA	FNMA ARM 4.351 1/3 783580	58,249
FNMA	FNMA ARM 4.319 5/3 735538	60,284
FNMA	FNMA ARM 4.5 5/35 #820996	61,585
FNMA	FNMA 6.50% 3/32 #636870	62,766
FNMA	FNMA ARM 4.302 1/3 827592	64,253
FNMA	FNMA ARM 5.229 8/3 735030	66,905
FNMA	FNMA ARM 4.4 2/35 #783588	71,914
FNMA	FNMA ARM 4.162 2/3 735345	72,326
FNMA	FNMA ARM 4.12 2/35 773243	74,485
FNMA	FNMA ARM 4.801 2/3 695019	74,540
FNMA	FNMA 20YR 5.50 11/ 254543	74,720
FNMA	FNMA ARM 4.455 3/3 773281	76,520
FNMA	FNMA ARM 5.349 12/ 843013	78,086
FNMA	FNMA 4.00 8/18 #728852	78,258
FNMA	FNMA ARM 3.87 1/35 813713	81,405
FNMA	FNMA 15YR 6.00% 4/08 #251725	81,595
FNMA	FNMA ARM 5.409 2/3 865319	83,568
FNMA	FNMA ARM 4.118 1/3 807221	85,046
FNMA	FNMA 5.50 1/18 #680143	86,395

FNMA	FNMA ARM 4.145 2/3 810415	93,969
FNMA	FNMA ARM 4.305 8/3 555696	96,536
FNMA	FNMA 20YR 5.50 1/2 255575	97,949
FNMA	5.500% 12/01/2036 DD 12/01/06	103,926
FNMA	FNMA 5.50 12/16 #616425	107,153
FNMA	FNMA ARM 4.202 1/3 797418	108,523
FNMA	FNMA ARM 4.368 2/3 769940	109,094
FNMA	FNMA ARM 4.893 10/ 847787	116,764
FNMA	FNMA ARM 4.825 12/ 800297	116,886
FNMA	FNMA 5.00 1/18 #254590	126,290
FNMA	FNMA ARM 4.255 1/3 736515	134,250
FNMA	FNMA ARM 4.409 5/3 829985	141,074
FNMA	FNMA 5.50 10/19 #795064	141,935
FNMA	FNMA ARM 4.151 1/3 813170	142,894
FNMA	FNMA ARM 4.493 8/3 735360	143,722
FNMA	FNMA ARM 4.625 2/3 809931	144,112
FNMA	FNMA ARM 3.84 1/35 813714	146,287
FNMA	FNMA ARM 4.748 7/3 793028	146,750
FNMA	FNMA ARM 5.81 2/36 865519	147,955
FNMA	FNMA ARM 3.828 4/3 688969	148,167
FNMA	FNMA ARM 4.67 11/3 799727	151,562
FNMA	FNMA ARM 4.85 11/3 799812	154,342
FNMA	FNMA ARM 4.53 3/35 735448	159,121
FNMA	FNMA 6.50% 4/32 #254311	164,192
FNMA	FNMA ARM 4.57 9/34 794611	166,380
FNMA	FNMA ARM 5.180 5/3 827785	167,482
FNMA	FNMA ARM 4.499 3/3 783587	169,262
FNMA	FNMA 6.50% 9/32 #646562	174,770
FNMA	FNMA ARM 4.74 10/3 794794	178,079
FNMA	FNMA ARM 4.555 7/3 832099	180,244
FNMA	FNMA ARM 4.694 11/ 813184	181,070
FNMA	FNMA ARM 4.584 7/3 815646	183,334
FNMA	FNMA 5.50 9/19 #725796	191,420
FNMA	FNMA 6.50 6/15 #555720	194,595
FNMA	FNMA ARM 5.92 1/1 #745376	194,918
FNMA	FNMA ARM 5.26 11/3 901494	199,785
FNMA	FNMA 6.50 5/13 #420033	204,619
FNMA	FNMA ARM 5.203 6/3 830605	211,798
FNMA	FNMA ARM 4.81 6/35 828449	223,590
FNMA	FNMA ARM 3.75 9/33 751927	224,174
FNMA	FNMA 5.50 4/17 #633279	231,331
FNMA	FNMA ARM 3.791 6/3 783545	231,954
FNMA	FNMA 20YR 5.50 4/2 255711	232,364
FNMA	FNMA 5.50 3/17 #629035	247,238
FNMA	FNMA ARM 5.63 1/36 880368	250,143
FNMA	FNMA ARM 5.73 9/35 843020	254,899
FNMA	FNMA ARM 5.8170 5/ 827781	287,244
FNMA	FNMA ARM 4.573 2/3 816591	292,178
FNMA	FNMA ARM 5.59 9/36 893081	295,116
FNMA	FNMA ARM 5.30 12/3 850837	295,260
FNMA	FNMA 5.50 9/14 #545728	352,237
FNMA	FNMA ARM 4.725 3/3 820598	365,226

FNMA	FNMA 6.50% 1/33 #555254	378,126
FNMA	FNMA ARM 5.15 1/36 846594	400,274
FNMA	FNMA 6.50% 12/31 #545333	403,641
FNMA	FNMA ARM 5.08 9/34 790765	404,512
FNMA	FNMA 5.00 6/18 #721630	409,712
FNMA	FNMA ARM 5.541 11/ 745972	410,182
FNMA	FNMA 5.25% 8/01/12 SUBS	452,188
FNMA	5.500% 06/01/2036 DD 05/01/06	481,794
FNMA	FNMA 6.50 6/14 #323794	486,813
FNMA	FNMA 5.00 2/18 #703710	488,360
FNMA	5.500% 04/01/2036 DD 04/01/06	489,457
FNMA	FNMA ARM 5.177 5/3 827784	494,749
FNMA	FNMA ARM 4.96 8/34 796987	501,507
FNMA	FNMA ARM 4.587 2/3 735355	507,973
FNMA	FNMA 4.625% 5/01/13 SUBS	518,550
FNMA	FNMA ARM 5.221 5/3 827786	519,686
FNMA	FNMA ARM 4.87 10/3 803596	528,593
FNMA	FNMA ARM 3.83 10/3 879911	589,133
FNMA	FNMA ARM 5.31 2/36 822116	593,431
FNMA	FNMA 6.00 4/16 #725336	599,850
FNMA	FNMA ARM 5.84 3/36 865958	625,119
FNMA	FNMA ARM 5.10 5/35 827782	641,594
FNMA	4.580% 08/01/2035 DD 08/01/05	664,354
FNMA	FNMA 6.50% 7/32 #545759	698,802
FNMA	FNMA 4.00 3/19 #773886	712,665
FNMA	FNMA ARM 4.526 2/3 745226	730,662
FNMA	FNMA ARM 4.68 5/35 824488	754,272
FNMA	FNMA 6.50% 3/35 #735723	757,994
FNMA	FNMA 6.00% 10/36 #894164	797,889
FNMA	FNMA ARM 6.64 9/36 898176	833,887
FNMA	FNMA ARM 5.238 4/3 745670	843,651
FNMA	FNMA ARM 5.50 2/36 880373	844,621
FNMA	FNMA 3.25% 1/15/08	887,344
FNMA	5.500% 11/01/2036 DD 10/01/06	931,126
FNMA	5.500% 06/01/2036 DD 06/01/06	958,605
FNMA	6.500% 12/25/2045 DD 03/01/06	977,996
FNMA	6.000% 10/01/2036 DD 10/01/06	1,004,525
FNMA	FNMA 4.75% 12/15/10	1,058,194
FNMA	FNMA ARM 3.854 10/ 879906	1,202,683
FNMA	FNMA 6.00% 11/36 #902390	1,223,023
FNMA	FNMA 5.50 1/18 #684247	1,255,802
FNMA	FNMA 6.50% 7/32 #545891	1,309,852
FNMA	VAR RT 11/01/2034 DD 09/01/05	1,428,702
FNMA	FNMA ARM 4.61 7/34 735737	1,711,134
FNMA	FNMA 3.375% 12/15/08	1,909,882
FNMA	5.500% 06/01/2036 DD 06/01/06	1,977,958
FNMA	FNMA 6.00% 12/36 #904606	2,006,465
FNMA	FNMA 4 1/26/09	2,229,775
FNMA	FNMA 3.25% 2/15/09	2,315,654
FNMA	6.500% 11/25/2042 DD 10/01/02	3,721,839
FNMA	5.000% 02/01/2036 DD 01/01/06	7,482,174
FNMA	7.000% 12/25/2045 DD 03/01/06	1,165,879

FNMA POOL #0252409	6.500% 03/01/2029 DD 02/01/99	115,668
FNMA POOL #0254062	6.000% 10/01/2011 DD 09/01/01	384,050
FNMA POOL #0254305	6.500% 05/01/2022 DD 04/01/02	408,222
FNMA POOL #0254344	6.500% 06/01/2022 DD 05/01/02	1,693,469
FNMA POOL #0254353	7.000% 05/01/2017 DD 04/01/02	101,668
FNMA POOL #0254693	5.500% 04/01/2033 DD 03/01/03	650,413
FNMA POOL #0254774	5.500% 05/01/2013 DD 04/01/03	133,122
FNMA POOL #0254827	5.500% 05/01/2013 DD 05/01/03	186,840
FNMA POOL #0535460	8.000% 09/01/2015 DD 08/01/00	231,480
FNMA POOL #0555390	6.000% 03/01/2018 DD 03/01/03	246,011
FNMA POOL #0583745	6.000% 06/01/2016 DD 06/01/01	94,415
FNMA POOL #0602589	7.000% 09/01/2031 DD 08/01/01	135,729
FNMA POOL #0627139	6.500% 03/01/2017 DD 03/01/02	151,933
FNMA POOL #0636917	7.000% 03/01/2017 DD 03/01/02	185,611
FNMA POOL #0638411	5.500% 03/01/2017 DD 03/01/02	143,558
FNMA POOL #0638774	7.000% 05/01/2017 DD 05/01/02	365,129
FNMA POOL #0665775	5.500% 09/01/2017 DD 09/01/02	178,472
FNMA POOL #0667070	7.000% 07/01/2017 DD 09/01/02	381,310
FNMA POOL #0668811	6.000% 11/01/2017 DD 11/01/02	100,269
FNMA POOL #0682316	4.500% 08/01/2028 DD 09/01/03	1,201,587
FNMA POOL #0682424	4.000% 07/01/2018 DD 07/01/03	247,646
FNMA POOL #0682450	4.000% 09/01/2018 DD 10/01/03	127,284
FNMA POOL #0688625	6.000% 03/01/2033 DD 03/01/03	121,512
FNMA POOL #0695533	8.000% 06/01/2027 DD 04/01/03	44,913
FNMA POOL #0695584	6.000% 03/01/2033 DD 03/01/03	55,140
FNMA POOL #0698023	3.500% 04/01/2019 DD 04/01/04	308,314
FNMA POOL #0702901	6.000% 05/01/2033 DD 05/01/03	240,499
FNMA POOL #0709848	5.000% 06/01/2018 DD 06/01/03	618,801
FNMA POOL #0709877	5.000% 06/01/2018 DD 06/01/03	434,130
FNMA POOL #0720393	4.500% 07/01/2018 DD 07/01/03	600,671
FNMA POOL #0722421	4.957% 07/01/2033 DD 07/01/03	767,841
FNMA POOL #0726128	4.000% 07/01/2018 DD 07/01/03	348,333
FNMA POOL #0735023	4.500% 11/01/2014 DD 11/01/04	758,188
FNMA POOL #0735290	4.500% 12/01/2019 DD 02/01/05	364,750
FNMA POOL #0735522	4.000% 12/01/2018 DD 04/01/05	2,128,284
FNMA POOL #0735539	VAR RT 04/01/2035 DD 04/01/05	1,199,314
FNMA POOL #0740462	5.000% 11/01/2018 DD 10/01/03	298,559
FNMA POOL #0742078	4.500% 03/01/2019 DD 03/01/04	779,177
FNMA POOL #0745275	5.000% 02/01/2036 DD 01/01/06	910,247
FNMA POOL #0745766	VAR RT 06/01/2035 DD 07/01/06	894,524
FNMA POOL #0746299	4.117% 09/01/2033 DD 09/01/03	569,033
FNMA POOL #0748702	5.000% 11/01/2018 DD 10/01/03	660,933
FNMA POOL #0749596	5.000% 11/01/2018 DD 10/01/03	915,349
FNMA POOL #0749923	VAR RT 11/01/2033 DD 10/01/03	712,049
FNMA POOL #0751341	5.500% 03/01/2034 DD 03/01/04	79,446
FNMA POOL #0752786	6.000% 09/01/2033 DD 03/01/04	89,727
FNMA POOL #0756138	8.500% 11/01/2012 DD 11/01/03	150,404
FNMA POOL #0758614	VAR RT 11/01/2033 DD 11/01/03	443,720
FNMA POOL #0767378	5.500% 03/01/2034 DD 03/01/04	125,068
FNMA POOL #0768005	4.000% 09/01/2013 DD 01/01/04	508,699
FNMA POOL #0773629	5.500% 04/01/2034 DD 03/01/04	148,648
FNMA POOL #0795084	5.500% 10/01/2019 DD 10/01/04	422,761

FNMA POOL #0799157	5.246% 08/01/2034 DD 09/01/04	637,843
FNMA POOL #0810896	VAR RT 01/01/2035 DD 12/01/04	584,913
FNMA POOL #0821787	5.500% 06/01/2020 DD 05/01/05	370,591
FNMA POOL #0823660	VAR RT 05/01/2035 DD 05/01/05	623,831
FNMA POOL #0824820	4.500% 06/01/2020 DD 06/01/05	447,756
FNMA ARM	FNMA ARM 4.085% 10/29 #556946	146,536
FNMA ARM	FNMA ARM 3.592% 4/16 #556948	406,573
FNMA ARM	FNMA ARM 3.841% 4/22 #556945	554,791
FNMA ARM	FNMA ARM 4.02% 4/34 #766924	1,746,952
FNMA GTD REMIC CTF 329 1 PO	0.000% 12/01/2032 DD 12/01/02	42,402
FNMA GTD REMIC CTF 93-217H PO	0.000% 08/25/2023 DD 10/01/93	55,391
FNMA GTD REMIC P/T	5.000% 11/25/2012 DD 02/01/03	807
FNMA GTD REMIC P/T	5.500% 06/25/2022 DD 12/01/02	3,362
FNMA GTD REMIC P/T	VAR RT 07/25/2034 DD 06/25/04	312,147
FNMA GTD REMIC P/T	6.000% 12/25/2016 DD 11/01/01	848,183
FNMA GTD REMIC P/T	6.000% 03/25/2017 DD 02/01/02	1,007,210
FNMA GTD REMIC P/T	4.000% 10/25/2019 DD 09/01/04	1,820,540
FNMA GTD REMIC P/T 01-44 PD	7.000% 09/25/2031 DD 08/01/01	101,220
FNMA GTD REMIC P/T 01-7 PF	7.000% 03/25/2031 DD 02/01/01	49,087
FNMA GTD REMIC P/T 01-81 SL IO	VAR RT 01/18/2032 DD 12/18/01	51,051
FNMA GTD REMIC P/T 02-94 BK	5.500% 01/25/2018 DD 12/01/02	1,613,146
FNMA GTD REMIC P/T 03-106 US	VAR RT 11/25/2023 DD 10/01/03	32,940
FNMA GTD REMIC P/T 03-113 PC	4.000% 03/25/2015 DD 10/01/03	483,910
FNMA GTD REMIC P/T 03-35 UC	3.750% 05/25/2033 DD 04/01/03	195,981
FNMA GTD REMIC P/T 03-47 PE	5.750% 06/25/2033 DD 05/01/03	293,319
FNMA GTD REMIC P/T 03-52 SX	VAR RT 10/25/2031 DD 05/25/03	139,618
FNMA GTD REMIC P/T 03-55 CD	5.000% 06/25/2023 DD 05/01/03	1,094,312
FNMA GTD REMIC P/T 03-68 QP	3.000% 07/25/2022 DD 06/01/03	242,309
FNMA GTD REMIC P/T 03-71 PS	VAR RT 08/25/2033 DD 07/01/03	35,979
FNMA GTD REMIC P/T 03-80 SV IO	VAR RT 06/25/2023 DD 07/25/03	46,638
FNMA GTD REMIC P/T 03-91 SD	VAR RT 09/25/2033 DD 08/25/03	55,269
FNMA GTD REMIC P/T 03-W4 2A	6.500% 10/25/2042 DD 03/01/03	57,912
FNMA GTD REMIC P/T 03-W6 1A41	5.398% 10/25/2032 DD 04/01/03	637,196
FNMA GTD REMIC P/T 04-14 SD	VAR RT 03/25/2034 DD 02/25/04	66,504
FNMA GTD REMIC P/T 04-27 HB	4.000% 05/25/2019 DD 04/01/04	453,055
FNMA GTD REMIC P/T 04-36 PC	5.500% 02/25/2034 DD 04/01/04	595,446
FNMA GTD REMIC P/T 04-36 SA	VAR RT 05/25/2034 DD 04/25/04	265,532
FNMA GTD REMIC P/T 04-36 SN	VAR RT 07/25/2033 DD 04/25/04	307,518
FNMA GTD REMIC P/T 04-4 QM	VAR RT 06/25/2033 DD 01/25/04	206,849
FNMA GTD REMIC P/T 04-70 BA	4.500% 11/25/2017 DD 09/01/04	391,482
FNMA GTD REMIC P/T 04-70 JA	4.500% 10/25/2019 DD 09/01/04	348,450
FNMA GTD REMIC P/T 05-116 PB	6.000% 04/25/2034 DD 12/01/05	1,015,940
FNMA GTD REMIC P/T 05-84 XM	5.750% 10/25/2035 DD 09/01/05	1,009,330
FNMA GTD REMIC P/T 06-110 PO	0.000% 11/25/2036 DD 10/01/06	696,601
FNMA GTD REMIC P/T 06-22 AO	0.000% 04/25/2036 DD 03/01/06	137,890
FNMA GTD REMIC P/T 06-31 JZ	5.500% 05/25/2036 DD 04/01/06	22,266
FNMA GTD REMIC P/T 06-43 CL G	6.500% 09/25/2033 DD 05/01/06	1,193,372
FNMA GTD REMIC P/T 06-44 P PO	0.000% 12/25/2033 DD 05/01/06	276,982
FNMA GTD REMIC P/T 06-56 PO	0.000% 07/25/2036 DD 06/01/06	144,082
FNMA GTD REMIC P/T 06-59 DA	6.500% 12/25/2033 DD 06/01/06	1,129,547
FNMA GTD REMIC P/T 06-59 QD PO	0.000% 01/25/2033 DD 06/01/06	367,895
FNMA GTD REMIC P/T 06-63 AE	6.500% 10/25/2033 DD 06/01/06	1,147,754

FNMA GTD REMIC P/T 06-63 CL AB	6.500% 10/25/2033 DD 06/01/06	1,134,144
FNMA GTD REMIC P/T 06-78 BC	6.500% 01/25/2034 DD 07/01/06	1,041,476
FNMA GTD REMIC P/T 1994-34 DZ	6.000% 03/25/2009	268,235
FNMA GTD REMIC P/T 2003-74 KQ	4.000% 08/25/2018 DD 07/01/03	877,502
FNMA GTD REMIC P/T 2005-110 GJ	5.500% 11/25/2030 DD 11/01/05	998,990
FNMA GTD REMIC P/T 2005-68 PG	5.500% 08/25/2035 DD 07/01/05	999,430
FNMA GTD REMIC P/T 99-15 S IO	VAR RT 02/25/2024 DD 02/25/94	63,250
FNMA GTD REMIC P/T CTF 92-205Z	7.00% 11/25/2022	696,028
FNMA GTD REMIC P/T CTF 94-40-Z	6.500% 03/25/2024	1,176,949
FNMA STRPD SMBA 000340 CL 1 PO	0.000% 08/01/2033 DD 08/01/03	71,164
FNR	FNR 05-29 AT 4.5% 4/35	692,564
FNR	FNR 05-57 PA 5.5% 5/27	907,671
FNR	FNR 05-109 PV 6% 10/32	910,932
FNR	FNR 05-29 WB 4.75% 4/35	947,261
FNR	FNR 05-83 LA 5.5% 10/35	1,130,774
FNS	FNS 378 19 IO 5% 11/25/36	493,822
FORD CR AUTO 06-B A-4	5.250% 09/15/2011 DD 08/29/06	701,344
FORD CR AUTO OWNER 06-A A-3	5.050% 03/15/2010 DD 02/22/06	388,842
FORD CR AUTO OWNER TR 04-A A3	2.930% 03/15/2008 DD 05/25/04	107,882
FORD CR AUTO OWNER TR 05-C A-3	4.300% 08/15/2009 DD 09/28/05	594,594
FORD MOTOR COMPANY TERM LOAN	0.000% 12/15/2013 DD 12/12/06	350,602
FORD MOTOR CR CO NT	9.875% 08/10/2011 DD 08/10/06	171,125
FORD MTR CO DEL SR NT CONV	4.250% 12/15/2036 DD 12/15/06	320,625
FORD MTR CR CO GLOBAL LAND SEC	7.375% 10/28/2009 DD 10/28/99	240,523
FORD MTR CR CO GLOBAL LAND SEC	7.375% 10/28/2009 DD 10/28/99	325,709
FORD MTR CR CO NT	8.000% 12/15/2016 DD 12/18/06	148,218
FORD MTR CR CO NT	VAR RT 01/13/2012 DD 12/18/06	148,640
FORDO	FORDO 06-A A3 5.05% 03/10	378,961
FORTUNE BRANDS	FORTUNE BRANDS 5.125% 1/15/11	1,231,518
FORTUNE BRANDS INC NT	5.125% 01/15/2011 DD 01/12/06	122,656
FORTUNE BRANDS INC NT	5.375% 01/15/2016 DD 01/12/06	142,242
FOSSE	FOSSE 06-1 C2 3ML+47 10/54 144	255,000
FOSSE	FOSSE 06-1 M2 3ML+25 10/54 144	400,000
FOSTER WHEELER LTD	ID G36535139	84,188
FPL GROUP CAP INC GTD DEB	5.625% 09/01/2011 DD 08/18/06	207,241
FRANCE TELECOM SA	FRANCE TELECOM SA	1,054,539
FRANCE TELECOM SA NT	STEP 03/01/2011 DD 09/01/01	136,151
FREESCALE SEMICONDUCTOR 144A	10.125% 12/15/2016 DD 12/01/06	325,406
FTI CONSULTING INC SR NT	7.625% 06/15/2013 DD 12/15/05	464,625
FUBOA	FUBOA 01-C1 G 6.936 3/33	163,701
FUJI JGB INVT LLC PFD SEC 144A	VAR RT 112/31/2049 DD 03/16/98	741,776
FULB	FULB 97-C2 A3 6.65 11/29	173,601
FUNBC	FUNBC 2001-C4 A2 6.223 12/33	805,108
FUNBC	FUNBC 2001-C3 A3 6.423 8/33	1,643,580
G E EQUIP SMALL 05-1 CL A-3	4.380% 07/22/2009 DD 09/01/05	361,693
GALAXY ENTMT FIN CO LTD 144A	9.875% 12/15/2012 DD 12/14/05	696,313
GAMESA CORPORACION TECNOL	GAMESA CORPORACION TECNOL	837,071
GAYLORD ENTMT CO NEW SR NT	8.000% 11/15/2013 DD 05/15/04	311,250
GAZ CAP SA LUXEMBOURG 144A	6.212% 11/22/2016 DD 11/22/06	513,585
GAZ CAPITAL SA 144A	8.625% 28-APR-2034 USD100000	199,563
GAZ CAPITAL SA NOTES REGS	8.625% 28-APR-2034 USD100	365,049
GAZPROM INTL SA	7.201% 01-FEB-2020	448,651

GAZPROM INTL SA 7.201% BDS	7.201% 01-FEB-2020	1,039,815
GAZSTREAM (DB)	GAZSTREAM (DB) 5.625 7/13 144A	1,097,941
GAZSTREAM SA	5.625% NTS 22-JUL-13 USD1000	1,846,699
GCCFC	GCCFC 03-C2 XP CSTR 1/36	229,613
GCCFC	GCCFC 03-C1 XP CSTR 7/35	230,976
GCCFC	GCCFC 05-GG3 XP CSTR 8/42	470,216
GCCFC	GCCFC 04-GG1 A4 4.755 6/36	572,211
GCCFC	GCCFC 04-GG1 A4 4.755 6/36	656,069
GCOSL	GCOSL 06-1A NOTE 5.72 3/22	441,074
GE CAP COML MTG CORP 02-1A A3	6.269% 12/10/2035 DD 04/01/02	747,018
GECAP FRN	GECAP FRN 3.45%/3ML+5 1/15/08	2,842,704
GE-CAP GLBL 6	GE-CAP CORP GLBL 6% 6/15/12 DT	2,794,962
GECAP MTN	GECAP MTN 4.875% 10/21/10	756,952
GECAP MTN GLOBAL	GECAP MTN GLOBAL 5% 11/15/11	109,194
GECMC	GECMC 04-C2 A2 4.119% 3/40	363,688
GECMC	GECMC 04-C3 A2 4.433 7/39	588,791
GECMC	GECMC 2002-2A A3 5.349 8/36	929,343
GECMC	GECMC 02-2A A2 4.97% 8/36	1,013,184
GENERAL DYNAMICS CORP NT	4.250% 05/15/2013 DD 05/15/03	179,550
GENERAL ELEC	VAR RT 06/15/2009 DD 06/06/05	1,904,142
GENERAL ELEC	VAR RT 05/10/2010 DD 05/10/06	4,901,519
GENERAL ELEC CAP CORP #TR00747	5.650% 06/09/2014 DD 06/09/06	659,750
GENERAL ELEC CAP MTN #TR 00443	7.375% 01/19/2010 DD 01/19/00	137,800
GENERAL ELEC CAP MTN #TR00482	6.125% 02/22/2011 DD 02/21/01	604,744
GENERAL ELEC CAP MTN #TR00619	2.800% 01/15/2007 DD 01/13/04	199,842
GENERAL ELEC CAP MTN #TR00635	3.125% 04/01/2009 DD 03/29/04	383,124
GENERAL ELEC CAP MTN #TR00665	3.750% 12/15/2009 DD 10/29/04	529,375
GENERAL ELEC CAP MTN TR 00521	5.875% 02/15/2012 DD 02/15/02	976,866
GENERAL ELEC CAP MTN TR 00521	5.875% 02/15/2012 DD 02/15/02	1,233,936
GENERAL ELEC CAP MTN TR 00552	5.000% 06/15/2007 DD 06/07/02	499,295
GENERAL ELEC CAPCORP MTN	4.375% 11/21/2011 DD 11/19/04	241,365
GENERAL ELEC CORP MTN #TR00590	3.500% 05/01/2008 DD 05/02/03	195,489
GENERAL MTRS ACCEP CORP NT	8.000% 11/01/2031 DD 11/02/01	103,331
GENERAL MTRS ACCEP CORP NT	6.875% 09/15/2011 DD 09/12/01	420,504
GENERAL MTRS CORP SR DEB	8.375% 07/15/2033 DD 07/03/03	416,250
GENWORTH FINL INC NT	4.750% 06/15/2009 DD 06/15/04	495,075
GEO SUB CORP SR NT	11.000% 05/15/2012 DD 05/18/04	313,625
GEORGIA PAC CORP DEB	9.500% 12/01/2011 DD 12/01/91	219,000
GEORGIA PAC CORP SR NT 144A	7.000% 01/15/2015 DD 12/29/06	24,938
GEORGIA PWR CO SR NT	4.000% 01/15/2011 DD 01/23/04	238,478
GEORGIA PWR CO SR NT SER K	5.125% 11/15/2012 DD 11/22/02	246,875
GGP	GGP 1 A2 6.602 11/07	1,261,425
GLAXOSMITHKLINE PLC	GLAXOSMITHKLINE PLC	1,626,880
GLITNIR BANKI HF 144A	VAR RT 06/15/2016 DD 06/15/06	247,762
GLITNIR BANKI HF MTN 144A	VAR RT 01/21/2011 DD 11/21/06	960,144
GMAC COML MTG SECS 2006-C1 AJ	5.349% 11/10/2045 DD 01/01/06	199,256
GMACC	GMACC 04-C3 X2 CSTR 12/41	80,983
GMACC	GMACC 03-C3 X2 CSTR 12/38	145,441
GMACC	GMACC 99-C3 A2 7.179 8/36	1,250,768
GMACC	GMACC 97-C2 A3 6.566 4/29	34,847
GMACC	GMACC 04-C2 A2 CSTR 8/38	280,666
GMACC	GMACC 2004-C3 A3 CSTR 12/41	782,884

GMACM MTG LN TR 05-AR3 3A4	VAR RT 06/19/2035 DD 05/01/05	295,464
GMFM	GMFM 06-1 D2 3ML+47 11/20/2056	1,264,937
GNII	GNII ARM 3.750% 1/34 #080817	333,315
GNII ARM	GNII ARM 4.50 10/3 081113	1,894,272
GNMA	8.500% 05/15/2030 DD 07/01/00	417
GNMA	8.500% 04/15/2030 DD 04/01/00	650
GNMA	8.500% 04/15/2030 DD 04/01/00	1,130
GNMA	8.500% 10/15/2030 DD 10/01/00	1,327
GNMA	6.500% 03/15/2029 DD 03/01/99	1,841
GNMA	8.500% 01/15/2030 DD 01/01/00	2,112
GNMA	8.500% 07/15/2030 DD 07/01/00	2,573
GNMA	8.500% 03/15/2030 DD 03/01/00	2,739
GNMA	6.500% 05/15/2029 DD 05/01/99	3,052
GNMA	8.500% 05/15/2030 DD 05/01/00	3,174
GNMA	8.500% 07/15/2030 DD 07/01/00	3,518
GNMA	8.500% 06/15/2030 DD 06/01/00	3,692
GNMA	8.500% 12/15/2030 DD 12/01/00	4,111
GNMA	8.500% 07/15/2030 DD 07/01/00	5,963
GNMA	8.500% 06/15/2030 DD 06/01/00	7,219
GNMA	8.500% 07/15/2030 DD 07/01/00	7,690
GNMA	8.500% 07/15/2030 DD 07/01/00	8,373
GNMA	6.500% 02/15/2029 DD 02/01/99	9,273
GNMA	8.500% 01/15/2030 DD 01/01/00	9,591
GNMA	8.500% 08/15/2030 DD 08/01/00	10,104
GNMA	8.500% 07/15/2030 DD 07/01/00	16,225
GNMA	6.500% 05/15/2029 DD 05/01/99	17,797
GNMA	7.500% 06/15/2009 DD 11/01/96	19,415
GNMA	8.500% 09/15/2030 DD 09/01/00	21,002
GNMA	8.500% 10/15/2029 DD 10/01/99	21,134
GNMA	8.500% 03/15/2030 DD 03/01/00	23,360
GNMA	8.500% 08/15/2030 DD 08/01/00	31,665
GNMA	8.500% 11/15/2029 DD 11/01/99	34,936
GNMA	6.500% 01/15/2029 DD 01/01/99	72,474
GNMA	8.500% 02/15/2031 DD 02/01/01	102,509
GNMA	6.500% 07/15/2009 DD 11/01/96	103,255
GNMA	GNMA 6.50 7/09 #780470	120,015
GNMA	VAR RT 04/20/2030 DD 04/01/00	510,616
GNMA	GNMA 8.00% 4/30 #519225	1,939
GNMA	GNMA 7.00% 2/28 #462548	11,713
GNMA	GNMA 7.00% 8/28 #458917	18,600
GNMA	GNMA 8.00% 8/30 #536951	19,676
GNMA	GNMA 7.00% 2/28 #468709	24,851
GNMA	GNMA 8.00% 11/29 #186997	25,605
GNMA	GNMA 7.00% 8/28 #416611	79,901
GNMA	GNMA 7.00% 5/32 #552576	105,220
GNMA	GNMA 7.00% 10/28 #481353	173,139
GNMA	GNMA 7.00% 7/28 #462643	400,984
GNMA	GNMA 6.50% 1/37 #TBA	11,657,603
GNMA POOL #0515099	7.000% 02/15/2015 DD 02/01/00	97,836
GNMA POOL #0530795	6.500% 01/15/2023 DD 01/01/03	540,108
GNMA POOL #0593677	6.500% 04/15/2023 DD 04/01/03	345,118
GNMA POOL #0605639	6.000% 08/15/2019 DD 08/01/04	140,780

GNMA POOL #0608603	5.000% 05/15/2019 DD 05/01/04	220,401
GNMA POOL #0641437	6.500% 06/15/2020 DD 06/01/05	339,494
GNMA POOL #0641726	5.000% 05/15/2020 DD 05/01/05	263,212
GNMA POOL #0781570	8.000% 01/15/2016 DD 03/01/03	83,398
GNMA GTD P/T 06-028 GO PO	0.000% 03/20/2035 DD 06/01/06	145,683
GNMA GTD REMIC 00-9 CL ZJ	8.500% 02/16/2030 DD 02/01/00	390,407
GNMA GTD REMIC 02-47 PG	6.500% 07/16/2032 DD 07/01/02	506,400
GNMA GTD REMIC 02-51 SG	VAR RT 04/20/2031 DD 07/20/02	19,705
GNMA GTD REMIC 03-18 OV	7.000% 10/20/2031 DD 03/01/03	439,729
GNMA GTD REMIC 2000-27 CL Z	7.500% 09/20/2030	97,163
GNMA GTD REMIC 2002-54 GB	6.500% 08/20/2032 DD 08/01/02	311,217
GNMA GTD REMIC P/T 02-24 AG IO	VAR RT 04/16/2032 DD 04/16/02	16,083
GNMA GTD REMIC P/T 02-31 S IO	VAR RT 01/16/2031 DD 05/16/02	12,370
GNMA GTD REMIC P/T 02-79 KV	6.000% 11/20/2013 DD 11/01/02	353,814
GNMA GTD REMIC P/T 03-24 PO	0.000% 03/16/2033 DD 03/01/03	16,482
GNMA GTD REMIC P/T 03-4 NI	5.500% 01/20/2032 DD 01/01/03	28,157
GNMA GTD REMIC P/T 03-52 PA PO	ZEROCPN 06/16/2033 DD 06/01/03	59,207
GNMA GTD REMIC P/T 04-73 AE	VAR RT 08/17/2034 DD 09/17/04	191,128
GNMA GTD REMIC P/T 04-9 A	3.360% 08/16/2022 DD 02/01/04	162,650
GNMA GTD REMIC P/T 05-76 CL A	3.963% 05/16/2030 DD 10/01/05	188,468
GNMA GTD REMIC P/T 05-79 A	3.998% 10/16/2033 DD 10/01/05	75,411
GNMA GTD REMIC P/T 05-90 A	3.760% 09/16/2028 DD 12/01/05	155,848
GNMA GTD REMIC P/T 06-066 A	4.087% 01/16/2030 DD 11/01/06	534,095
GNMA GTD REMIC P/T 06-068 A	3.888% 07/16/2026 DD 12/01/06	435,731
GNMA GTD REMIC P/T 06-30 A	4.175% 04/16/2028 DD 07/01/06	115,303
GNMA GTD REMIC P/T 06-42 A	3.301% 10/16/2029 DD 08/01/06	187,856
GNMA GTD REMIC P/T 06-51 A	4.253% 10/16/2030 DD 09/01/06	203,687
GNMA GTD REMIC P/T 06-55 A	4.248% 07/16/2029 DD 10/01/06	242,919
GNMA GTD REMIC P/T 2002-40 UK	6.500% 06/20/2032 DD 06/01/02	515,980
GNMA GTD REMIC P/T 2006-15 A	3.727% 03/16/2027 DD 04/01/06	190,091
GNMA GTD REMIC P/T 2006-39 A	3.772% 06/16/2025 DD 08/01/06	145,720
GNMA GTD REMIC P/T 2006-67 A	3.947% 10/06/2011 DD 12/01/06	580,500
GNMA GTD REMIC P/T 94-7 PQ	6.500% 10/16/2024 DD 10/01/94	1,034,430
GNMA GTD REMIC TR 2000-14 PD	7.000% 02/16/2030	274,495
GNMA GTD REMIC TR 2000-6 Z	7.500% 02/20/2030	97,259
GNMA GTF REMIC P/T 05-87 A	4.449% 03/16/2025 DD 11/01/05	182,186
GNR	GNR 02-35 C CSTR 10/23	91,407
GNR	GNR 03-47 C 4.227 10/27	916,054
GNR	GNR 05-58 NJ 4.5 8/35	1,439,110
GOLD KIST INC SR NT	10.250% 03/15/2014 DD 09/15/04	403,319
GOLDEN ST	6.250% 06/01/2033 DD 01/29/03	223,410
GOLDMAN SACHS	GOLDMAN SACHS 4.5% 6/15/10	396,389
GOLDMAN SACHS	GOLDMAN SACHS GLB 5.7% 9/01/12	611,062
GOLDMAN SACHS	GOLDMAN SACHS 6.6% 1/15/12	792,868
GOLDMAN SACHS	VAR RT 07/23/2009 DD 07/23/04	1,811,520
GOLDMAN SACHS	VAR RT 12/22/2008 DD 12/22/05	1,902,071
GOLDMAN SACHS 5% 1/15/11	GOLDMAN SACHS 5% 1/15/11	590,004
GOLDMAN SACHS GROUP INC	5.750% 10/01/2016 DD 09/19/06	553,513
GOLDMAN SACHS GROUP INC NT	7.350% 10/01/2009 DD 09/29/99	158,226
GOLDMAN SACHS GROUP INC NT	5.000% 10/01/2014 DD 09/29/04	184,714
GOLDMAN SACHS GROUP INC NT	6.875% 01/15/2011 DD 01/16/01	291,112
GOLDMAN SACHS GROUP INC SR NT	4.750% 07/15/2013 DD 07/15/03	96,531

GOLDMAN SACHS GROUP INC SR NT	3.875% 01/15/2009 DD 01/13/04	131,518
GOLDMAN SACHS GROUP INC SR NT	5.150% 01/15/2014 DD 01/13/04	394,060
GOLDMAN SACHS GROUP INC SR NT	3.875% 01/15/2009 DD 01/13/04	730,658
GOLDMAN SACHS GROUP INC SR NT	6.600% 01/15/2012 DD 01/10/02	1,173,470
GOLDMAN SACHS GROUP INC SR NT	4.500% 06/15/2010 DD 06/28/05	1,716,457
GOODYEAR TIRE & RUBR CO 144A	8.625% 12/01/2011 DD 11/21/06	232,313
GRAHAM PACKAGING CO LP/GPC CAP	9.875% 10/15/2014 DD 10/07/04	580,750
GRANM	GRANM 06-1A C2 1ML+60 12/54	299,988
GREEN TREE FINL 98-3 CTF A5	6.220% 03/01/2030 DD 04/28/98	931,844
GS MTG SECS CORP 04-10F 1A-1	4.500% 08/25/2019 DD 08/01/04	496,884
GS MTG SECS CORP 04-10F CL 2A1	5.000% 08/25/2019 DD 08/01/04	678,930
GS MTG SECS CORP 04-6F IIIA-4	6.500% 05/25/2034 DD 05/01/04	730,917
GSAA HOME EQUITY 06-18 CL AF3A	5.772% 11/25/2036 DD 11/01/06	250,000
GSAMP	GSAMP 06-HE4 A2A 1ML+7 6/36	1,122,286
GSAMP	GSAMP 02-HE M1 1ML+125 11/32	282,888
GSBA	GSBA 6.344% 8/01/11	1,136,984
GSMS	GSMS 01-LIBA C 6.733% 2/16	290,001
GSMS	GSMS 03-C1 A2A 3.59% 1/40	697,010
GSMS	GSMS 06-GG6 A2 CSTR 4/38	752,074
GSMS	GSMS 98-C1 A3 6.135% 10/30	1,067,492
GSMS	GSMS 04-C1 A1 3.659% 10/28	1,276,093
GSMS	GSMS 05-GG4 XP CSTR 7/39	377,038
GTE CORP	8.750% 11/01/2021 DD 11/01/91	179,244
GUATEMALA (REPUBLIC OF) 8.125%	8.125%	338,955
GULF PWR CO SR NT SER M	5.300% 12/01/2016 DD 12/06/06	182,079
H LINES FIN HLDG CORP SR DISC	VAR RT 04/01/2013 DD 12/10/04	478,020
HALLIBURTON GLBL	HALLIBURTON GLBL 5.5 10/15/10	249,556
HANA FINANCIAL GROUP INC	HANA FINANCIAL GROUP INC	524,545
HANCOCK JOHN GBL MTN #TR00046	3.500% 01/30/2009 DD 01/27/04	192,874
HANCOCK JOHN II MTN 00001 144A	7.900% 07/02/2010 DD 06/30/00	881,088
HANCOCK JOHN MTN 144A #TR00020	5.000% 07/27/2007 DD 06/24/02	1,021,792
HANCOCK JOHN MTN TR 00008 144A	6.500% 03/01/2011 DD 02/28/01	177,728
HANG LUNG GROUP LTD	HANG LUNG GROUP LTD	945,599
HARRAHS OPER INC GTD SR NT	6.500% 06/01/2016 DD 06/09/06	402,890
HART	HART 06-1 B 5.29 11/12	50,034
HART	HART 06-1 C 5.34 11/12	65,056
HART	HART 06-1 A-3 5.13 6/10	119,831
HART	HART 06-1 A-4 5.26 11/12	325,440
Hartford Cap App IA	Hartford Cap App IA	199,918,006
HARTFORD FINL SVCS GROUP INC	5.250% 10/15/2011 DD 10/03/06	234,465
HASC	HASC 06-OPT4 2A1 1ML+6 3/36	543,322
HBOS PLC MTN	HBOS PLC MTN 3.75 9/30/08 144A	321,357
HCA INC NT	6.500% 02/15/2016 DD 02/08/06	610,813
HCA INC SR SECD NT 144A	9.250% 11/15/2016 DD 11/17/06	144,619
HEALTH CARE PPTY INVS INC MTN	4.875% 09/15/2010 DD 09/16/05	194,156
HEALTH CARE PPTY INVS INC NT	5.950% 09/15/2011 DD 09/19/06	131,157
HEALTHSOUTH CORP SR NT 144A	10.750% 06/15/2016 DD 06/14/06	780,281
HEARST-ARGYLE	HEARST-ARGYLE 7% 11/15/07	502,887
HEAT	HEAT 03-2 M1 1ML+88 8/33	194,957
HEINZ CO	HEINZ CO 6.428 12/01/08 144A	468,206
HEINZ H J CO DEALER REMKT 144A	VAR RT 112/01/2020 DD 12/01/04	203,562
HERITAGE PPTY	HERITAGE PPTY 5.125% 4/15/14	1,945,718

HERITAGE PPTY GLB	HERITAGE PPTY GLB 4.5 10/15/09	385,089
HERTZ CORP SR NT 144A	8.875% 01/01/2014 DD 12/21/05	288,063
HEWLETT PACKARD CO GLOBAL NT	3.625% 03/15/2008 DD 03/13/03	245,273
HEWLETT PACKARD CO GLOBAL NT	5.500% 07/01/2007 DD 06/26/02	250,273
HEXION U S FIN CORP 144A	9.750% 11/14/2014 DD 11/03/06	344,675
HFCHC	HFCHC 04-1 M 1ML+52 9/33	88,373
HFCHC	HFCHC 05-2 M2 1ML+49 1/35	75,323
HFCHC	HFCHC 05-2 M1 1ML+46 1/35	100,303
HHPT	HMPT 99-HMTA D 7.97 8/15	148,166
HHPT	HMPT 99-HMTA B 7.3% 8/15	162,001
HHPT	HHPT 00-HLTA A1 7.055 10/15	680,968
HILCORP ENERGY I L P / HILCORP	7.750% 11/01/2015 DD 10/27/05	73,688
HILCORP ENERGY I LP 144A	9.000% 06/01/2016 DD 06/27/06	343,688
HILCORP ENERGY I LP SR NT 144A	10.500% 09/01/2010 DD 08/12/03	294,250
HITACHI LTD	HITACHI LTD	567,476
HOLMEN AB SER B	HOLMEN AB SER B	152,228
HOME DEPOT	5.875% 12/16/2036 DD 12/19/06	588,750
HOME DEPOT INC SR NT	5.400% 03/01/2016 DD 03/24/06	195,624
HOME DEPOT INC SR NT	5.250% 12/16/2013 DD 12/19/06	709,638
HOME EQ MTG	VAR RT 08/25/2036 DD 06/15/06	408,726
HOME EQUITY 2006 3 P/T A-1	VAR RT 09/25/2036 DD 06/30/06	151,727
HOME EQUITY MTG 06-4 P/T A-1	VAR RT 11/25/2036 DD 08/30/06	166,991
HONDA AUTO REC 03-3 OWNER A-4	2.770% 11/21/2008 DD 08/19/03	400,567
HONDA AUTO REC 04-1 A3	2.400% 02/21/2008 DD 04/20/04	36,430
HONDA AUTO REC 04-1 A3	2.400% 02/21/2008 DD 04/20/04	66,236
HONDA AUTO REC 2005-1 CL A-4	3.820% 05/21/2010 DD 01/19/05	195,594
HONG KONG ELECTRIC HLDGS	HONG KONG ELECTRIC HLDGS	428,087
HORIZON LINES LLC	9.000% 11/01/2012 DD 07/07/04	117,600
HOUSEHOLD FIN CORP	4.125% 12/15/2008 DD 12/10/03	294,045
HOUSEHOLD FIN CORP	4.750% 05/15/2009 DD 05/26/04	296,763
HOUSEHOLD FIN CORP GLOBAL NT	4.750% 07/15/2013 DD 07/21/03	387,872
HOUSEHOLD FIN CORP GLOBAL NT	4.625% 01/15/2008 DD 01/14/03	655,565
HOUSEHOLD FIN CORP NT	6.375% 10/15/2011 DD 10/23/01	261,405
HOUSEHOLD FIN CORP NT	6.375% 11/27/2012 DD 11/27/02	442,087
HOUSEHOLD INTL	HOUSEHOLD INTL 5.836% 2/15/08	854,279
HOUSEHOLD MTN	HOUSEHOLD MTN 4.125% 11/16/09	1,613,877
HOUSTON TEX INDPT SCH SER 494	VAR RT 02/15/2022 DD 05/10/01	767,160
HRPT PROPERTIES	HRPT PROPERTIES 5.75 11/1/15	104,889
HRTFRD Midcap HLS IA	HRTFRD Midcap HLS IA	140,731,649
HSBC	VAR RT 11/30/2035 DD 11/29/05	1,608,000
HSBC	VAR RT 09/15/2008 DD 09/15/05	2,205,500
HSBC AUTO TR SER 2005-1 CL A-4	4.350% 06/18/2012 DD 06/22/05	216,401
HSBC AUTO USA 2006 1 A-3	5.430% 06/17/2011 DD 06/08/06	454,401
HSBC BK USA NEW YORK N Y	4.625% 04/01/2014 DD 03/22/04	238,280
HSBC FIN CORP NT	5.000% 06/30/2015 DD 06/27/05	194,468
HSBC FIN CORP NT	5.700% 06/01/2011 DD 05/30/06	254,335
HSBC FIN CORP NT	6.750% 05/15/2011 DD 05/09/01	264,570
HSBC FIN CORP NT	5.250% 01/15/2014 DD 11/21/06	346,721
HSBC FIN CORP NT	5.700% 06/01/2011 DD 05/30/06	412,023
HSBC FINANCE CO	HSBC FINANCE CO 5% 6/30/15	486,183
HSBC USA ASSET BKD A	5.100% 06/15/2012 DD 09/15/06	200,110
HSBC USA ASSET BKD A	5.100% 06/15/2012 DD 09/15/06	600,330

HTFD Int; Capappr IA	HTFD Int; Capappr IA	16,717,417
HUGHES NETWORK SYS LLC	9.500% 04/15/2014 DD 10/15/06	730,625
HUSQVARNA AB B SHR	HUSQVARNA AB B SHR	130,044
HUTCH WHAMPOA 3/33 GTD NT	5.450% 24-NOV-2010	1,004,300
HUTCHISON WH	HUTCHISON WH 6.5 2/13/13 144DT	1,234,940
HUTCHISON WHAMPOA LTD	HUTCHISON WHAMPOA LTD	983,524
HYUNDAI AUTO REC TR 2005-A A-4	4.180% 02/15/2012 DD 07/08/05	195,616
IBJ PFD CAP UC PFD SECS SER A	VAR RT 12/29/2049 DD 02/23/98	115,052
IDEARC INC SR NT 144A	8.000% 11/15/2016 DD 11/17/06	152,250
IIRSA NORTE FIN LTD REGS	8.750% 30-MAY-2024 USD	551,328
IMMARSAT FIN II PLC SR DISC NT	STEP 11/15/2012 DD 11/24/04	529,719
INDEPENDENCE	INDEPENDENCE 3.75%VAR 4/1/14	727,105
INDEPENDENCE COM	INDEPENDENCE COM3.5/VR 6/20/13	136,174
INDUSTRIAL BK KOREA 144A	VAR RT 05/19/2014 DD 03/16/04	305,106
INDX	INDX 06-AR27 1A1 1ML+7 10/36	1,149,032
INDX	INDX 06-AR41 A3 1ML+18 1/37	1,150,000
INDYMAC	INDYMAC 06-D 2A1 1ML+5 11/36	945,904
INDYMAC MBS INC 06-A2 CL A-3	6.000% 05/25/2036 DD 03/01/06	1,182,921
INERGY L P & INERGY FIN CORP	6.875% 12/15/2014 DD 06/15/05	243,750
INERGY LP & INERGY FIN CORP SR	8.250% 03/01/2016 DD 03/01/06	78,750
INFINEON TECHNOLOGIES AG	INFINEON TECHNOLOGIES AG	522,758
ING CAP FDG TR III GTD TR	VAR RT 12/29/2049 DD 12/15/00	949,225
ING GROEP NV CVA	ING GROEP NV CVA	1,528,326
INGLES MKTS INC SR SUB NT	8.875% 12/01/2011 DD 12/11/01	443,063
INSIGHT MID WEST L P SR NT	9.750% 10/01/2009 DD 10/01/02	49,796
INSIGHT MIDWEST LP SR NT	9.750% 10/01/2009 DD 04/01/00	36,585
Interest Rate Swap NZD	IRS NZD 6.65% 12/23/15	(18,551)
Interest Rate Swap USD	IRS USD 4.948% 12/12/11	(52,677)
Interest Rate Swap USD	IRS USD 3ML BBA 10/3/07	(33,008)
Interest Rate Swap USD	IRS USD 3ML BBA 11/07/10	(7,344)
Interest Rate Swap USD	USD 5.025% SWAP 11/21/11	(4,620)
Interest Rate Swap USD	USD 5.231 SWAP 10/16/11	24,578
Interest Rate Swap USD	USD 5.16% SWAP 9/12/09 DB	49,428
Interest Rate Swap USD	USD 5.63% SWAP 7/12/2009	108,650
Interest Rate Swap USD	USD 5.64% SWP 7/14/10	136,079
Interest rates ranging from 4.00% to 10.33%	Loan Balance	230,513,292
INTERFACE INC SR NT	10.375% 02/01/2010 DD 01/17/02	469,625
INTERNATIONAL BUS MACHS CORP	7.500% 06/15/2013 DD 06/15/93	256,521
INTERNATIONAL BUSINESS TR00114	3.800% 02/01/2008 DD 02/01/05	246,053
INTERNATIONAL LEASE CORP	4.875% 09/01/2010 DD 08/23/05	221,166
INTERNATIONAL LEASE CORP	4.875% 09/01/2010 DD 08/23/05	1,341,740
INTERNATIONAL LEASE FIN CORP	5.875% 05/01/2013 DD 04/29/03	76,582
INTERNATIONAL LEASE FIN CORP	6.375% 03/15/2009 DD 03/08/02	255,390
INTERNATIONAL LEASE FIN CRP NT	5.625% 06/01/2007 DD 05/29/02	500,310
INTERNATIONAL PAPER CO NT	4.000% 04/01/2010 DD 03/18/04	119,980
INTERNATIONAL PAPER CO SR NT	4.250% 01/15/2009 DD 12/15/03	78,270
INTERTAPE POLYMER	8.500% 08/01/2014 DD 07/28/04	379,050
INTL LEASE FIN	INTL LEASE FIN 4.375% 11/01/09	732,505
INTL LEASE FIN CORP NT	4.500% 05/01/2008 DD 04/29/03	74,296
INTL PAPER CO	INTL PAPER CO 4.25% 1/15/09	313,155
IRAQ (REP OF)	5.800% 15-JAN-2028 USD1000	194,670
IRSA INVERS Y REPRES GDRI	IRSA INVERS Y REPRES GDRI	14,018

IRSA INVERS Y REPRESENT S	IRSA INVERS Y REPRESENT S	3
ISRAEL GLBL	ISRAEL GLBL 4.625% 6/15/13 DT	157,009
ISTAR FIN	ISTAR FINANCIAL 5.375 4/15/10	188,457
ISTAR FINL	ISTAR FINL INC 5.65% 9/15/11	314,312
ISTAR FINL	ISTAR FINL INC 5.8% 3/15/11	767,676
ISTAR FINL INC SR NT 144A	5.950% 10/15/2013 DD 09/22/06	1,020,075
ITC HLDGS CORP SR NT 144A	5.875% 09/30/2016 DD 10/10/06	337,396
IWO HLDGS INC SR SECD NT	VAR RT 01/15/2012 DD 07/15/05	40,800
J P MORGAN ALT LN 2006-A4 A-6	5.710% 12/25/2036 DD 11/01/06	169,704
J P MORGAN CHASE 06 CIBC15 A1	4.745% 06/12/2043 DD 06/01/06	139,357
JACKSON NATL LIFE MTN 144A	5.250% 03/15/2007 DD 03/12/02	235,146
JANUS CAPITAL	JANUS CAPITAL 5.875% 9/15/11	327,058
JEFFERIES GROUP INC NEW SR NT	7.750% 03/15/2012 DD 03/12/02	224,217
JP MORGAN ALT LN TR 06 S3 A1A	VAR RT 08/25/2036 DD 06/29/06	259,252
JP MORGAN ALT LN TR 06-A7 2A8	5.750% 12/25/2036 DD 11/01/06	199,316
JP MORGAN CHASE	JP MORGAN CHASE 5.75% 1/02/13	508,853
JP MORGAN CHASE	JP MORGAN CHASE 5.6% 6/01/11	1,397,405
JP MORGAN CHASE & CO GLOBAL NT	5.125% 09/15/2014 DD 09/15/04	304,817
JP MORGAN CHASE 2006 LDP7 A-SB	VAR RT 04/15/2045 DD 06/01/06	155,639
JPMCC	JPMCC 2001-CIB3 A3 6.465 11/35	1,059,814
JPMCC	JPMCC 04-C1 X2 CSTR 1/38	46,096
JPMCC	JPMCC 04-CB8 X2 CSTR 1/39	63,867
JPMCC	JPMCC 2001-CIB2 A2 6.244 4/35	654,530
JPMCC	JPMCC 06-LDP9 A2 CSTR 05/47	787,248
JPMCC	JPMCC 04-CB8 A2 3.837 1/39	980,200
JPMCC	JPMCC 04-CB9 A2 CSTR 6/41	1,939,359
JPMMT	JPMMT 05-A8 2A3 CSTR 11/35	119,765
JPMMT	JPMMT 06-A2 5A3 CSTR 11/33	1,134,993
JPMORGAN CHAS	JPMORGAN CHAS 4.891/VAR 9/15	347,857
KANSAS CITY SOUTHN 144A	7.625% 12/01/2013 DD 11/21/06	400,000
KANSAS CITY SOUTHN RY CO SR NT	9.500% 10/01/2008 DD 04/01/01	235,125
KAUPTHING BK HF MTN 144A	5.750% 10/04/2011 DD 10/04/06	499,450
KAUPTHING BK MTN SB00001 144A	7.125% 05/19/2016 DD 05/19/06	127,274
KAUPTHING BK MTN SB00001 144A	7.125% 05/19/2016 DD 05/19/06	434,854
KELLOGG CO NT SER B	6.600% 04/01/2011 DD 03/29/01	314,625
KEY BANK NA	KEY BK NA 7% 2/01/11	530,991
KEYCORP MEDIUM TRM SR #SR00090	4.700% 05/21/2009 DD 05/21/04	295,218
KEYSPAN CORP NT	7.625% 11/15/2010 DD 11/20/00	225,651
KEYSPAN CORP NT	4.650% 04/01/2013 DD 04/04/03	237,500
KEYSPAN GAS EAST MTN #TR 00001	7.875% 02/01/2010 DD 02/01/00	133,438
KFW GLBL	KFW GLBL 3.25 9/21/07	936,075
KIMBERLY CLARK CORP NT	7.100% 08/01/2007 DD 07/27/00	504,840
KINDER MORGAN	KINDER MORGAN 5.125% 11/15/14	419,055
KINDER MORGAN	KINDER MORGAN 5.35% 8/15/07	444,415
KINDER MORGAN	KINDER MORGAN 5.35% 1/05/11	1,165,506
KINDER MORGAN ENERGY PARTNERS	7.125% 03/15/2012 DD 03/14/02	3,184,680
KINGFISHER PLC	KINGFISHER PLC	256,787
KNOWLEDGE LEARNING CORP 144A	7.750% 02/01/2015 DD 02/02/05	239,375
KONICA MINOLTA HLDGS INC	KONICA MINOLTA HLDGS INC	317,514
KOOKMIN BANK	KOOKMIN BANK	331,010
KOREA DEV BANK	KOREA DEV BANK 3.875% 3/02/09	1,087,257
KRAFT FOODS INC NT	4.125% 11/12/2009 DD 11/12/04	169,750

KT CORP SPON ADR	KT CORP SPON ADR	732,767
LABRANCHE & CO INC SR NT	9.500% 05/15/2009 DD 05/18/04	367,500
LABRANCHE & CO INC SR NT	11.000% 05/15/2012 DD 05/18/04	565,688
LANDESBANKI IS HF 144A SR00001	6.100% 08/25/2011 DD 08/25/06	101,671
LANDESBANKI IS HF 144A SR00001	6.100% 08/25/2011 DD 08/25/06	391,433
LANDRYS RESTAURANTS INC SR NT	7.500% 12/15/2014 DD 12/28/04	195,500
LB UBS COML MTG TR 06 C4 A4	VAR RT 06/15/2038 DD 06/11/06	620,561
LB UBS COML MTG TR 06-C3 CL A2	5.532% 03/15/2039 DD 03/11/06	303,198
LB UBS COML MTG TR 06-CL A-4	5.156% 02/15/2031 DD 01/11/06	765,615
LBCMT	LBCMT 99-C2 A1 7.105 10/32	75,036
LBFRC	LBFRC 03-LLFA K1 1ML+255 12/14	224,947
LBFRC	LBFRC 03-LLFA J 1ML+205 12/14	434,955
LBMLT	LBMLT 06-11 2A1 1ML+6 12/36	1,250,000
LBUBS	LBUBS 04-C2 XCP CSTR 3/36	128,867
LBUBS	LBUBS 01-C2 A2 6.653 11/27	226,242
LBUBS	LBUBS 2001-C3 B 6.512 6/36	310,132
LBUBS	LBUBS 04-C6 A2 4.187% 8/29	462,510
LBUBS	LBUBS 03-C3 A2 3.086 5/27	577,730
LBUBS	LBUBS 04-C4 A2 CSTR 6/29	621,451
LBUBS	LBUBS 00-C3 A2 7.95 1/10	694,918
LBUBS	LBUBS 2000-C5 E 7.29% 12/32	1,068,653
LBUBS	LBUBS 00-C5 A2 6.51 12/26	1,445,368
LEGG MASON	LEGG MASON INC 6.75% 7/02/08	1,177,928
LEHMAN BR MTN	LEHMAN BR MTN 5.75% 4/25/11	530,207
LEHMAN BROS	VAR RT 01/23/2009 DD 01/25/06	2,002,500
LEHMAN BROS	LEHMAN BROS 3ML+78 8/19/65	403,644
LEHMAN BROS HLDG INC MTN	5.750% 07/18/2011 DD 07/18/06	188,613
LEHMAN BROS HLDGS INC GBL NT	4.000% 01/22/2008 DD 01/21/03	493,500
LEHMAN BROS HLDGS INC NT	7.875% 08/15/2010 DD 08/15/00	75,578
LEHMAN BROS HLDGS INC NT	3.500% 08/07/2008 DD 07/28/03	243,323
LEHMAN BROS HLDGS INC SR NTS	7.200% 08/15/2009 DD 08/19/97	109,053
LEHMAN BROS HLDGS INC SUB NT	5.750% 01/03/2017 DD 10/24/06	65,833
LEHMAN BROS HLDGS MTN #TR00578	4.500% 07/26/2010 DD 07/13/05	341,138
LEHMAN BROS MTN	LEHMAN BROS MTN 5.75% 7/18/11	285,473
LEHMAN BROTHERS HLDGS #TR00621	5.500% 04/04/2016 DD 03/29/06	124,980
LEHMAN BROTHERS HLDGS TR 00387	6.625% 01/18/2012 DD 01/10/02	132,070
LEHMAN BROTHERS HLDGS TR 00387	6.625% 01/18/2012 DD 01/10/02	316,968
LEHMAN BROTHERS MTN # TR 00476	4.800% 03/13/2014 DD 02/25/04	96,428
LEHMAN BROTHERS MTN #TR00522	3.950% 11/10/2009 DD 10/25/04	1,174,370
LEHMAN MTG TR 2005-3 CL 2A3	5.500% 01/25/2036 DD 12/01/05	1,377,146
LENFEST COM	LENFEST COM 7.625 2/15/08	102,334
LEVEL 3 COMMUNICATIONS INC SR	11.500% 03/01/2010 DD 09/01/06	344,500
LEVEL 3 FING INC SR NT 144A	9.250% 11/01/2014 DD 10/30/06	153,000
LIBERTY PPTY LTD PARTNERSHIP	5.125% 03/02/2015 DD 03/01/05	95,631
LIBERTY PPTY LTD PARTNERSHIP	5.500% 12/15/2016 DD 12/18/06	98,593
LIBERTY PROP LP	LIBERTY PROP LP 5.125 3/2/15	202,624
LIBERTY PROP LP	LIBERTY PROP LP 5.5% 12/15/16	266,182
LINCOLN NATIONAL	LINCOLN NATIONAL 7%/VAR5/17/66	885,005
LINCOLN NATL CORP IND	VAR RT 05/17/2066 DD 05/17/06	323,251
LITE ON TECHNOLOGY CORP	LITE ON TECHNOLOGY CORP	606,187
LLOYDS TSB GROUP PLC 144A	VAR RT 12/31/2049 DD 11/13/06	635,000
LODGENET ENTMT CORP SR SUB NT	9.500% 06/15/2013 DD 06/18/03	565,688

LONG BEACH ACCEP AUTO 05-A A-3	4.030% 06/15/2010 DD 06/21/05	456,376
LONG BEACH MTG	VAR RT 09/25/2035 DD 09/07/05	36,432
LYONDELL CHEMICAL CO SR NT	8.000% 09/15/2014 DD 09/20/06	290,500
LYONDELL CHEMICAL CO SR NT	8.250% 09/15/2016 DD 09/20/06	341,250
LYONDELL CHEMICAL CO SR SECD	10.500% 06/01/2013 DD 05/20/03	49,500
M & I MARHSALL & ISLEY TR00016	4.400% 03/15/2010 DD 03/09/05	243,553
M&I MARSHALL & ILSLEY BK MTN	4.850% 06/16/2015 DD 06/16/05	119,765
MABS	MABS 05-HE2 A2 1ML+11 10/35	368,249
MACK CALI LP	MACK CALI LP 5.05% 4/15/10	270,529
MACK CALI RLTY	MACK CALI RLTY 7.25% 3/15/09	407,905
MAJESTIC STAR CASINO	9.500% 10/15/2010 DD 10/07/03	330,750
MAKITA CORP	MAKITA CORP	398,572
MANACHIP SEMICONDUCTOR SA	8.000% 12/15/2014 DD 06/15/05	536,000
MANDALAY RESORT GROUP SR NT	9.500% 08/01/2008 DD 08/16/00	414,750
MANDALAY RESORT GRP SR SUB NT	9.375% 02/15/2010 DD 12/20/01	347,750
MARATHON OIL CORP NT	6.125% 03/15/2012 DD 03/04/02	308,952
MARINER ENERGY INC SR NT	7.500% 04/15/2013 DD 10/15/06	242,500
MARSH MCLENNAN	MARSH MCLENNAN 5.15% 9/15/10	437,195
MARSH MCLENNAN	MARSH & MCLEN 7.125% 6/15/09	868,032
MARSHALL & ISLEY CORP SR NT	4.375% 08/01/2009 DD 07/29/04	342,342
Marsico Focus	Marsico Focus	40,758,441
MASS MUTUAL GBL MTN #TR00017	3.250% 06/15/2007 DD 12/10/03	158,525
MASSMUTUAL GLOBAL FDG #TR00020	3.500% 03/15/2010 DD 03/15/04	190,374
MASSMUTUAL MTN	MASSMUTUAL MTN 2.55% 7/08 144A	479,179
MASTER ASSET SEC TR 03-4 2A2	5.000% 05/25/2018 DD 04/01/03	268,619
MASTER ASSET SEC TR 03-7 30 PO	0.000% 09/25/2033 DD 07/01/03	59,781
MASTER ASSET SECUR 03-4 CL 3A2	5.000% 05/25/2018 DD 04/01/03	435,117
MASTR ADJ RATE MTGS 04-13 3A6	VAR RT 11/21/2034 DD 11/01/94	480,900
MASTR ADJ RT MTGS 04-13 2A1	VAR RT 04/21/2034 DD 11/01/04	501,602
MASTR ALT LN TR 03-9 P/T 8-A-1	VAR RT 01/25/2034 DD 12/01/03	246,485
MASTR ALT LN TR 04-6 P/T 7-A-1	6.000% 07/25/2034 DD 06/01/04	274,931
MASTR ALTERNATIVE LN 04-1 1A1	4.500% 09/25/2019 DD 09/01/04	376,128
MASTR ALTERNATIVE LN 04-5 5A1	4.750% 06/25/2019 DD 05/01/04	511,443
MASTR RESECUR 05-PO 3 PO 144A	0.000% 05/28/2035 DD 07/29/05	591,517
MAY DEPT STORE GLBL	MAY DEPT STR GLBL 4.8 7/15/09	836,438
MAY DEPT STORES	MAY DEPT STORES 7.45% 10/15/16	280,564
MAY DEPT STORES CO NTS	7.625% 08/15/2013 DD 08/15/95	135,566
MAY DEPT STR GLBL	MAY DEPT STR GLBL 3.95 7/15/07	198,055
MBNA AMER BK # SB 00003	7.125% 11/15/2012 DD 11/12/02	326,859
MBNA CORP	MBNA CORP 7.5% 3/15/12	438,158
MBNA CR CARD 03 1 CL C	VAR RT 06/15/2012 DD 02/04/03	104,236
MBNA CR CARD MASTER NT 031 CLA	3.300% 07/15/2010 DD 02/27/03	1,414,655
MBNAS	MBNAS 03-B2 B2 1ML+39 10/10	110,509
MBNAS	MBNAS 02-B4 B4 1ML+50 3/10	376,253
MBNAS	MBNAS 05-A3 4.1% 10/15/12	1,069,044
MBNAS	MBNAS 2006-A4 A4 1ML-1 9/11	1,300,966
MBNAS	MBNAS 04-A4 A4 2.7 9/09	2,457,180
MCFI	MCFI 98-MC2 A2 6.423 6/30	329,191
MEDIACOM LLC/MEDIACOM CAP	9.500% 01/15/2013 DD 07/15/01	875,500
MEDIASET SPA	MEDIASET SPA	734,429
MEGA FIN HLDGS CO LTD	MEGA FIN HLDGS CO LTD	902,581
MERRILL LYNCH	FLTG RT 03/15/2025 DD 12/21/99	548,879

MERRILL LYNCH	MERRILL LYNCH 4.25% 2/8/10	1,549,876
MERRILL LYNCH & CO #TR 00394	4.125% 01/15/2009 DD 12/04/03	146,976
MERRILL LYNCH & CO INC NTS	6.000% 02/17/2009 DD 02/17/99	1,514,213
MERRILL LYNCH & CO INC SUB NT	6.050% 05/16/2016 DD 05/16/06	300,150
MERRILL LYNCH & CO MTN 00355	3.700% 04/21/2008 DD 04/21/03	391,372
MERRILL LYNCH & CO MTN TR00432	5.450% 07/15/2014 DD 07/19/04	552,921
MERRILL LYNCH & CO MTN TR00453	5.000% 01/15/2015 DD 11/22/04	194,780
MERRILL LYNCH & CO MTN TR00456	4.250% 02/08/2010 DD 02/07/05	534,441
MERRILL LYNCH INC MTN #TR00528	5.770% 07/25/2011 DD 07/25/06	204,406
MERRILL LYNCH MTG 05-MCP1 A-SB	4.674% 05/12/2043 DD 06/01/05	339,399
MERRILL LYNCH MTG 06 C1 A-4	VAR RT 05/12/2039 DD 05/01/06	391,506
MERRILL LYNCH MTG 2005-LC1 A4	VAR RT 01/12/2044 DD 12/01/05	99,615
MET LIFE GBL	MET LIFE GBL 4.25 7/30/09 144A	366,020
METLIFE INC SR NT	5.000% 06/15/2015 DD 06/23/05	174,571
METLIFE INC SR NT	6.125% 12/01/2011 DD 11/27/01	258,438
METLIFE INC SR NT	5.375% 12/15/2012 DD 12/10/02	350,763
METROPCS WIRELESS 144A	9.250% 11/01/2014 DD 11/03/06	167,200
MEXICO (UNITED MEXICAN STATES)	10.000% 05-DEC-2024 MXN100	858,625
MEXICO (UNITED MEXICAN STATES)	8.300% 15-AUG-2031	1,083,713
MEXICO (UTD MEX ST) MTN	8.000% 24-SEPT-2022	507,338
MEXICO (UTD MEX ST) NTS	6.625% 03-MAR-2015 USD1000	969,750
MEXICO GOV GLB	MEXICO GOV GLB 6.375 1/16/13DT	1,577,250
MEXICO GOVERNMENT OF BDS	8.125% 30-DEC-2019	286,113
MEXICO GOVT	MEXICO GOV GLB 7.5% 4/08/33 EC	23,550
MEXICO GOVT	MEXICO GOV GLBL 8.3% 8/15/31EC	63,925
MEXICO GOVT	MEXICO GOVT GBL 11.5 5/15/26EC	72,788
MEXICO GVT GLB	MEXICO GVT GLB 5.875 1/15/14DT	153,900
MEXICO(UTD MEX ST) BDS	8.000% 24-DEC-2008 MXN1	420,945
MGM MIRAGE SR NT	7.625% 01/15/2017 DD 12/21/06	100,250
MICHAELS STORES INC SR 144A	11.375% 11/01/2016 DD 10/31/06	286,688
MIDAMERICAN ENERGY CO SR NT	5.125% 01/15/2013 DD 01/14/03	118,274
MIDAMERICAN ENR	MIDAMERICAN ENR 5.875% 10/1/12	1,333,511
MIDWEST GENERATION CTF SER A	8.300% 07/02/2009 DD 01/02/01	405,627
MIDWEST GENERATION LLC	8.750% 05/01/2034 DD 04/27/04	423,150
MIRANT AMERICAS GENERATION LLC	8.300% 05/01/2011 DD 01/04/06	435,625
MIRANT CORP NEW	COM	239,995
MIRANT CORP SR DEB CVT ESCROW	2.500% 06/15/2021 DD 05/31/01	2,895
MIRANT NORTH AMER LLC	7.375% 12/31/2013 DD 06/30/06	126,875
MITSUBISHI UFJ FINL GRP	MITSUBISHI UFJ FINL GRP	1,357,050
MIZUHO CAP INVT USD 1 LTD 144A	VAR RT 06/30/2016 DD 03/13/06	770,800
ML CFC COML MTG TR 2006-1 A4	VAR RT 02/12/2039 DD 03/01/06	333,967
MLCC	MLCC 03-E XA1 CSTR 10/28	13,164
MLCC	MLCC 03-H XA1 1% 1/29	13,523
MLCC	MLCC 03-G XA1 1% 1/29	14,491
MLCC	MLCC 05-B A2 6ML+23 7/30	219,304
MLMI	MLMI 03-HE1 M1 1ML+70 7/34	206,510
MLMI	MLMI 03-OPT1 M1 1ML+65 7/34	437,009
MLMT	MLMT 05-MCP1 A2 4.556 6/43	709,506
MLMT	MLMT 04-KEY2 A2 4.166% 8/39	813,407
MLMT	MLMT 04-MKB1 A2 4.353% 2/42	1,281,516
MOBILE SVCS GROUP INC	9.750% 08/01/2014 DD 08/01/06	297,825
MOBILE TELESYSTEMS SPON A	MOBILE TELESYSTEMS SPON A	992,758

MOLSON COORS CAP FIN SR NT	4.850% 09/22/2010 DD 09/22/05	196,000
MOMENTIVE PERFORMANCE 144A	9.750% 06/01/2007 DD 12/04/06	425,000
MONSANTO CO NEW SR NT	7.375% 08/15/2012 DD 08/14/02	163,805
MONUMENTAL GLOBAL FDG 144A	4.375% 07/30/2009 DD 07/22/04	293,484
MONY GROUP INC SR NT	8.350% 03/15/2010 DD 03/08/00	617,646
MORGAN STAN FRN	MORGAN STAN FRN 3ML+5 3/07/08	955,696
MORGAN STANLEY	MORGAN STANLEY 5.05% 1/21/11	571,264
MORGAN STANLEY	MORGAN STANLEY 5.05% 1/21/11	1,877,719
MORGAN STANLEY	VAR RT 02/09/2009 DD 02/09/06	1,902,964
MORGAN STANLEY & CO INC SR NT	4.250% 05/15/2010 DD 05/07/03	130,464
MORGAN STANLEY & CO INC SR NT	4.250% 05/15/2010 DD 05/07/03	724,800
MORGAN STANLEY 06-12XS CL A3	VAR RT 10/25/2036 DD 09/01/06	281,039
MORGAN STANLEY 06-IQ12 CL A1	VAR RT 12/15/2043 DD 12/01/06	399,808
MORGAN STANLEY 06-IQ12 CL AAB	5.325% 12/15/2043 DD 12/01/06	299,616
MORGAN STANLEY 2006-TOP23 A-1	5.682% 08/12/2041 DD 08/01/06	122,305
MORGAN STANLEY BRL & CR 144A	12.150% 01/05/2022 DD 01/05/07	2,300,000
MORGAN STANLEY CAP 06-IQ11 A3	VAR RT 10/15/2042 DD 06/01/06	308,253
MORGAN STANLEY DW & CO GL NT	6.750% 04/15/2011 DD 04/23/01	739,184
MORGAN STANLEY DW & CO NT	6.600% 04/01/2012 DD 04/03/02	317,753
MORGAN STANLEY DW 03 HQ2 A2	4.920% 03/12/2035 DD 03/01/03	447,533
MORGAN STANLEY GLOBAL NT	5.300% 03/01/2013 DD 02/26/03	448,664
MORGAN STANLEY GLOBAL SUB NT	4.750% 04/01/2014 DD 03/30/04	191,218
MORGAN STANLEY GLOBAL SUB NT	4.750% 04/01/2014 DD 03/30/04	315,510
MORGAN STANLEY I 06-HQ9 A-3	5.712% 07/12/2044 DD 08/01/06	102,298
MORGAN STANLEY I 06-IQ-11 A-M	5.779% 10/15/2042 DD 06/01/06	206,142
MORGAN STANLEY NT	4.000% 01/15/2010 DD 11/12/04	290,295
MORGAN STANLEY SR MTN SER F	5.625% 01/09/2012 DD 08/09/06	203,280
MORGAN STLY MTN	MORGAN STLY MTN 5.625% 1/09/12	203,296
MORRISON (WM) SUPERMARKET	MORRISON (WM) SUPERMARKET	673,746
MORTGAGE IT TR 05-1 CL 1-A-1	VAR RT 02/25/2035 DD 01/19/05	312,826
MOTOROLA INC NTS	7.625% 11/15/2010 DD 11/13/00	34,455
MSAC	MSAC 03-NC7 M1 1ML+70 6/33	170,630
MSC	MSC 03-IQ5 X2 CSTR 4/38	97,076
MSC	MSC 03-IQ6 X2 CSTR 12/41	130,863
MSC	MSC 05-IQ9 X2 CSTR 7/56	176,291
MSC	MSC 2006-T23 A1 5.682% 8/41	225,043
MSC	MSC 98-HF2 A2 6.48 11/30	289,119
MSC	MSC 06-HE2 A2A 1ML+7 3/36	787,650
MSC	MSC 2006-IQ12 A4 CSTR 12/43	1,057,070
MSC	MSC 05-HQ6 A2A 4.882 8/42	1,284,446
MSDWC	MSDWC 01-NC4 M1 1ML+100 1/32	123,855
MSHEL	MSHEL 05-1 M2 1ML+47 12/34	301,522
MSI Small Co Growth A	MSI Small Co Growth A	49,013,643
MSSTR	MSSTR 04-1 1A1 CSTR 8/17	314,073
MSTDW GLBL	MSTDW GLBL 6.75% 4/15/11	184,970
MTR CORPORATION LTD	MTR CORPORATION LTD	721,617
MUFG CAP FIN 1 LTD USD	VAR RT 07/29/2049 DD 03/17/06	771,278
Munder MDCPCORE GR Y	Munder MDCPCORE GR Y	16,443,692
NATIONAL BEEF PKG CO	10.500% 08/01/2011 DD 02/01/04	458,925
NATIONAL GRID PLC	6.300% 08/01/2016 DD 07/24/06	103,563
NATIONAL RURAL MTN #TR 00053	5.750% 12/01/2008 DD 12/04/98	453,020
NATIONAL RURAL UTILS COOP FIN	7.250% 03/01/2012 DD 03/07/02	326,013

NATIONAL RURAL UTILS COOP NT	6.500% 03/01/2007 DD 03/07/02	305,427
NATIONAL RURAL UTILS CORP FIN	4.375% 10/01/2010 DD 09/30/03	194,152
NATIONSBANK CORP SUB NOTES	7.750% 08/15/2015 DD 09/05/95	201,331
NATIONSBANK MTN SR 00109	7.230% 08/15/2012 DD 08/15/97	134,648
NATIONWIDE MTN	NATIONWIDE MTN 2.625 1/07 144A	499,028
NCHET	NCHET 05-3 A2B CSTR1ML+18 7/35	1,181,215
NCNB CORP SUB NT	9.375% 09/15/2009 DD 09/27/89	165,166
NCSLT	NCSLT 05-1 AIO 6.75% 12/09	55,680
NCSLT	NCSLT 04-GT1 IO1 CSTR 6/10	149,314
NCSLT	NCSLT 04-2 AIO 9.75% 10/14	229,344
NEC CORP	NEC CORP	152,944
NEIMAN MARCUS GROUP INC SR NT	9.000% 10/15/2015 DD 04/15/06	272,813
NELLS AF S A R L SR NT 144A	8.375% 08/15/2015 DD 08/10/05	349,350
NEW YORK LIFE GBL MTN #TR00002	3.875% 01/15/2009 DD 01/12/04	97,312
NEW YORK LIFE MTN #TR0001 144A	5.375% 09/15/2013 DD 09/10/03	250,858
NEW ZEALAND DOLLAR	NEW ZEALAND DOLLAR	15,109
NEWPAGE CORP SR SECD NT	10.000% 05/01/2012 DD 05/02/05	342,875
NEWS AMER	NEWS AMER 6.625% 1/09/08	1,010,884
NEWS AMER HLDGS	NEWS AMER HLDGS 9.5% 7/15/24	165,741
NEWS AMER HLDGS	NEWS AMER HLDGS 8.5% 2/23/25	236,703
NEWS AMER INC BD	5.300% 12/15/2014 DD 12/03/04	98,312
NEWS AMER INC GTD SR NT	4.750% 03/15/2010 DD 09/15/03	245,663
NEWS AMER INC SR NTS	6.625% 01/09/2008 DD 01/09/98	70,765
NEXEN INC	NEXEN INC 5.2% 3/10/15	336,929
NEXEN INC	NEXEN INC 5.05% 11/20/13	419,839
NEXEN INC NT	5.200% 03/10/2015 DD 03/10/05	240,663
NEXTEL COMM	NEXTEL COMM 5.95% SER F 3/14	370,500
NGTPLC MTN	NGTPLC MTN 6.3% 8/01/16	1,103,005
NHELI	NHEL 06-2 A2A 1ML+5 6/36	1,091,156
NHELI	NHELI 06-WF1 A1 1ML+6.5 3/36	1,463,899
NISOURCE FIN	NISOURCE FIN 7.875% 11/15/10	350,630
NISOURCE FIN	NISOURCE FIN 3ML+57 11/23/09	800,238
NISOURCE FIN	NISOURCE FIN 5.4% 7/15/14	121,121
NISOURCE FIN	NISOURCE FIN 7.875% 11/15/10	712,049
NISOURCE FIN CORP GTD NT	7.875% 11/15/2010 DD 11/14/00	226,569
NISOURCE FIN CORP GTD NT	5.250% 09/15/2017 DD 09/16/05	613,853
NISSAN AUTO REC 03 C CL A-5	3.210% 03/16/2009 DD 11/13/03	271,411
NISSAN AUTO REC 03-B A4	2.050% 03/16/2009 DD 06/17/03	98,391
NISSAN AUTO REC 2006 B A-3	5.160% 02/15/2010 DD 04/25/06	299,772
NISSAN AUTO RECVBLS 2006-A A3	4.740% 09/15/2009 DD 01/31/06	298,056
NISSAY 05 FD GBL NT 144A C7	4.875% 08/09/2010 DD 08/09/05	220,077
NOMURA ASSET ACCEP 03-A1 CL A2	6.000% 05/25/2033 DD 04/01/03	56,189
NOMURA ASSET ACCEP CORP 03-A1	7.000% 04/25/2033 DD 04/01/03	22,126
NOMURA HOLDINGS INC	NOMURA HOLDINGS INC	517,076
NON-BASE CURRENCY		86,831
NORDEA BK SWEDEN AB FIXED 144A	VAR RT 12/29/2049 DD 04/20/05	95,921
NORDEA NORTH AMER DISC	01/02/2007	2,477,803
NORFOLKS	NORFOLKS 6% 4/30/08	100,787
NORMURA ASSET ACCEP CORP 03-A1	5.500% 05/25/2033 DD 04/01/03	138,153
NORSKE SKOG CDA LTD SR NT	8.625% 06/15/2011 DD 06/15/03	607,500
NORSKE SKOGINDS CL A	NORSKE SKOGINDS CL A	226,898
NORTHRUP GRUMMAN CORP NT	7.125% 02/15/2011 DD 02/27/01	266,678

NORWEST FINL INC NTS	6.850% 07/15/2009 DD 07/17/97	118,988
NPC INTL INC SR SUB NT	9.500% 05/01/2014 DD 11/01/06	281,875
NTGI-QM COLLECTIVE S&P	NTGI-QM COLLECTIVE S&P	773,298,434
NTK HLDGS INC	STEP 03/01/2014 DD 02/15/05	227,500
NUVEEN INVESTMENTS	NUVEEN INVESTMENTS 5% 9/15/10	142,647
NXP B V / NXP FDG LLC SR 144A	9.500% 10/15/2015 DD 10/12/06	205,000
NY SALE TX FGIC	NY SALE TX FGIC 3.83% 10/15/09	401,160
O CHARLEYS INC SR SUB NT	9.000% 11/01/2013 DD 05/01/04	273,000
Oakmark EQ & Inc I	Oakmark EQ & Inc I	109,268,500
Oakmark Global I	Oakmark Global I	142,963,290
OCCIDENTAL PETE MTN # TR 00137	4.250% 03/15/2010 DD 03/03/03	388,405
OCEAN ENERGY	OCEAN ENERGY 4.375% 10/01/07	456,389
OHIO PWR CO SR NT SER D	5.500% 02/15/2013 DD 08/15/03	99,993
OHIO PWR CO SR NT SER K	6.000% 06/01/2016 DD 06/12/06	780,421
OLD MUTUAL PLC (UK)	OLD MUTUAL PLC (UK)	928,649
OMI CORP SR NT	7.625% 12/01/2013 DD 11/26/03	409,000
ONEOK INC	ONEOK INC 5.51% 2/16/08	419,702
ONYX	ONYX 05-B A4 4.34% 5/12	290,176
ONYX ACCEP OWNER 03-D CL A-4	3.200% 03/15/2010 DD 10/30/03	149,130
ONYX ACCEP OWNER TR 04-B A-3	3.090% 09/15/2008 DD 05/27/04	13,580
OPMAC	OPMAC 2006-2 A1A 1ML+6 7/36	734,725
OPMAC	OPMAC 05-3 A1PT 1ML+29 7/35	264,281
OPPHMR Intl Sm Co Y	OPPHMR Intl Sm Co Y	31,774,409
OPTEUM MTG ACCEP 2005-5 2A1A	VAR RT 12/25/2035 DD 11/01/05	150,606
OPTI CDA INC GTD SR SECD 144A	8.250% 12/15/2014 DD 12/15/06	236,325
OR SCH TAX PEN A FGIC	OR SCH TAX PEN A FGIC 0% 6/09	1,408,768
ORACLE	VAR RT 01/13/2009 DD 04/13/06	1,101,540
ORACLE CORP	ORACLE CORP 5% 1/15/11	618,709
ORION PWR HLDGS INC SR NT	12.000% 05/01/2010 DD 05/01/01	425,625
OWENS CORNING REORG INC 144A	6.500% 12/01/2016 DD 10/31/06	279,340
OWNIT	OWNIT 05-3 A2A 1ML+12 6/36	275,371
PACIFIC GAS & ELEC CO 1ST MTG	4.800% 03/01/2014 DD 03/23/04	172,546
PACIFIC GAS & ELEC CO 1ST MTG	3.600% 03/01/2009 DD 03/23/04	241,483
PACIFIC LIFE GBL #SR00001 144A	3.750% 01/15/2009 DD 01/15/04	97,281
PACIFICORP 1ST MTG	4.950% 08/15/2014 DD 08/24/04	406,085
PACIFICORP AUSTRALIA LLC 144A	6.150% 01/15/2008 DD 01/15/98	825,125
PANAMA (REPUBLIC OF)	7.250% 15-MAR-2015	151,410
PANHANDLE EASTN PIPE LINE	2.750% 03/15/2007 DD 03/12/04	248,515
PCAT	PCAT 2006-A C 5.77% 5/10	214,956
PCAT	PCAT 2006-A B 5.51% 9/09	229,941
PEARSON PLC	PEARSON PLC	853,666
PEMEX FIN LTD ABS	NOW CUSIP NA2765330	954,392
PEMEX PROJ	PEMEX PROJ FD 6.125% 8/15/08	504,000
PEMEX PROJ	PEMEX PROJ 7.875% 2/01/09	524,000
PEMEX PROJ	PEMEX PROJ 7.375% 12/15/14	1,112,010
PEMEX PROJ	PEMEX PROJ FDG 5.75% 12/15/15	1,673,205
PENHALL INTL CORP 2ND 144A	12.000% 08/01/2014 DD 07/28/06	216,000
PENN MUTUAL	PENN MUTUAL 6.65% 6/15/34	802,458
PEPCO HOLDINGS	PEPCO HOLDINGS 6.45% 8/15/12	274,744
PEPCO HOLDINGS	PEPCO HOLDINGS 4% 5/15/10	334,027
PERU REP NTS REGS	VAR RT 07-MAR-2017 USD1000	47,640
PERU REP VAR RT NTS	VAR RT 2017 USD1000	927,789

PETROHAWK ENERGY CORP SR NT	9.125% 07/15/2013 DD 07/12/06	603,750
PETRONAS CAP	PETRONAS CAP 7% 5/22/12 144A	1,153,899
PHILIPPINE LONG DISTANCE	PHILIPPINE LONG DISTANCE	715,872
PHILIPS ELEC (KON) NV	PHILIPS ELEC (KON) NV	566,631
PHILLIPS PETE GLB	PHILLIPS PETE GLB 8.75 5/25/10	443,232
PILGRIMS PRIDE CORP SR NT	9.625% 09/15/2011 DD 08/09/01	209,000
PIMCO	SHORT TERM PORTFOLIO INSTL CL	98,992,913.42
PIMCO	MTG PORTFOLIO INSTL CL	15,263,235
PIMCO SWAP	CALL 07 005.37 ED 07/02/07	(146,014)
PIMCO SWAP	5.000% 06/20/2037 DD 07/01/06	(93,916)
PIMCO SWAP	5.000% 06/20/2009 DD 07/01/06	(74,124)
PIMCO SWAP	5.000% 06/20/2009 DD 07/01/06	(51,120)
PIMCO SWAP	5.000% 12/20/2011 DD 12/20/06	(38,106)
PIMCO SWAP	5.000% 06/20/2012 DD 07/01/06	(35,457)
PIMCO SWAP	5.000% 12/15/2035 DD 12/15/15	(27,544)
PIMCO SWAP	5.000% 06/20/2012 DD 06/20/07	(26,898)
PIMCO SWAP	5.000% 06/20/2012 DD 06/20/07	(4,585)
PIMCO SWAP	5.000% 12/19/2008 DD 07/01/05	3,119
PIMCO SWAP	5.000% 12/19/2008 DD 07/01/05	6,068
PIMCO SWAP	5.000% 06/20/2017 DD 07/01/06	8,093
PIMCO SWAP	5.000% 12/21/2016 DD 12/21/11	17,403
PIMCO SWAP	5.000% 12/21/2016 DD 12/21/11	86,051
PIMCO SWAP	CALL JUL 07 005.250 ED 7/2/07	119,977
PIMCO SWAP	5.000% 06/18/2018 DD 06/18/06	269,833
PIMCO SWAP	5.000% 12/21/2016 DD 12/21/11	531,773
Pimco Total Return Inst	Pimco Total Return Inst	138,179,980
PINNACLE FOODS HLDGS CORP SR	8.250% 12/01/2013 DD 12/01/04	256,563
PITNEY BOWES CR CORP NT	5.750% 08/15/2008 DD 08/22/01	704,046
PLAYTEX PRODS INC SR SUB NT	9.375% 06/01/2011 DD 05/22/01	260,625
PMEX PROJECT FUNDING MASTER	5.750% 15-DEC-2015 USD	228,793
PMNT	PMNT 06-B1A B1 5.35 3/13	745,524
PNC FDG CORP SUB NT	5.250% 11/15/2015 DD 11/03/03	245,820
PNC FDG CORP SUB NT	5.250% 11/15/2015 DD 11/03/03	245,820
POKAGON GAMING AUTH SR NT 144A	10.375% 06/15/2014 DD 06/22/06	520,125
POPLR	POPLR 06-D A1 1ML+6 11/36	1,096,292
POPULAR ABS INC 2005-6 CL A1	5.500% 01/25/2036 DD 12/01/05	107,582
POPULAR ABS INC 2005-6 CL A2	VAR RT 01/25/2036 DD 12/01/05	248,970
POPULAR NORTH AMER INC MTN	4.250% 04/01/2008 DD 03/28/03	98,544
PORT NY NJ TAXM	PORT NY NJ TAXM 3.3% 9/15/07	1,331,775
PORT TOWNSEND PAPER CORP 144A	STEP 04/15/2011 DD 04/13/04	462,000
POST APT HOMES	POST APT HOMES 5.45% 6/01/12	514,245
POTLATCH CORP	STEP 12/01/2009 DD 12/01/89	518,904
PPL ENERGY SUPP	PPL ENERGY SUPP 5.7% 10/15/35	835,089
PRICOA GLOABL FDG I MTN 00022	5.625% 05/24/2011 DD 05/24/06	271,855
PRICOA GLOBAL FDG TR00002 144A	3.900% 12/15/2008 DD 12/16/03	947,573
PRIME PROP	PRIME PROP 6.25% 5/15/07 144A	1,001,212
PRINCIPAL LIFE	PRINCIPAL LIFE 6.25% 2/15/12	729,124
PRINCIPAL LIFE GLOBAL #TR00025	2.800% 06/26/2008 DD 06/26/03	289,311
PRINCIPAL LIFE GLOBAL FDG 144A	3.625% 04/30/2008 DD 04/11/03	424,395
PRINCIPAL LIFE INC FDG TR00001	3.200% 04/01/2009 DD 03/29/04	90,975
PRINICPAL LIFE #TR 00007 144A	6.250% 02/15/2012 DD 02/20/02	104,156
PROGRESS ENERGY	PROGRESS ENERGY 7.1% 3/01/11	807,233

PROTECTIVE LIFE MTN #TR 00001	3.700% 11/24/2008 DD 11/24/03	719,073
PROTECTIVE LIFE SECD #TR00005	4.000% 10/07/2009 DD 10/07/04	290,295
PROTECTIVE LIFE SECS #TR00002	4.000% 04/01/2011 DD 04/07/04	214,171
PRUDENTIAL FINL #TR00014	5.100% 12/14/2011 DD 12/14/06	128,882
PRUDENTIAL FINL INC MTN #00005	5.100% 09/20/2014 DD 09/20/04	97,671
PRUDENTIAL FINL MTN TR 00001	3.750% 05/01/2008 DD 05/01/03	416,497
PRUDENTIAL MTN	PRUDENTIAL MTN 6.6 5/15/08 144	456,252
PSE&G TRANSITION FDG 01-1 A-6	6.610% 06/15/2015 DD 01/31/01	460,100
PSEG FDG TR	PSEG FDG TR 5.381% 11/16/07	224,529
PSEG FDG TR	PSEG FDG TR 5.381% 11/16/07	948,010
PSEG PWR LLC SR NT	7.750% 04/15/2011 DD 10/15/01	43,218
PSEG PWR LLC SR NT	3.750% 04/01/2009 DD 03/30/04	91,749
PUB SERV CO	PUB SERV CO 5.5% 4/01/14	636,519
PUBLIC SVC CO COLO 1ST COLL 12	4.875% 03/01/2013 DD 09/01/03	292,311
QANTAS AIRWAYS LTD	QANTAS AIRWAYS LTD	569,237
QUEBEC PROV CDA NT	4.875% 05/05/2014 DD 05/05/04	344,638
QUEBEC PROV MTN	QUEBEC PROV MTN 6.35% 1/30/26A	1,549,543
QUEBECOR WORLD INC SR NT 144A	9.750% 01/15/2015 DD 12/18/06	226,406
QUEST DIAGNOSTICS INC SR NT	5.125% 11/01/2010 DD 10/31/05	196,968
QUESTAR MKT RES INC NT	6.050% 09/01/2016 DD 05/16/06	290,387
QWEST CORP NT	VAR RT 06/15/2013 DD 12/15/05	216,500
QWEST CORP NT	7.500% 10/01/2014 DD 08/08/06	477,000
RALI SER 06-QS11 TR P/T I-A-1	6.500% 08/25/2036 DD 08/01/06	2,013,318
RALI SER 2006 QS16 P/T CL A-7	6.000% 11/25/2036 DD 11/01/06	1,874,403
RALI SER QS6 P/T I-A-2	6.000% 06/25/2036 DD 06/01/06	1,104,367
RAMP	RAMP 03-SL1 A31 7.125% 4/31	256,155
RAMP	RAMP 05-NC1 AI1 1ML+9 12/35	388,077
RAMP	RAMP 06-RS4 A1 1ML+8 7/36	945,734
RAMP	RAMP 2006-EFC2 A1 1ML+7 12/36	1,438,622
RAMP	RAMP 04-SL2 A1I 6.5 10/16	52,474
RAS LAF YANK	RAS LAF YANK8.294 3/15/14 144A	534,337
RAS LAFFAN	RAS LAFFAN 5.832% 9/30/16 144A	381,117
RAS LAFFAN LIQ SER C 144A	5.832% 09/30/2016 DD 09/26/06	251,615
RAS LAFFAN LIQ SER C 144A	5.832% 09/30/2016 DD 09/26/06	312,003
RAS LAFFAN LIQUEFIED NG	3.437% 09/15/2009 DD 03/15/04	944,165
RAS LAFFAN LIQUEFIELD	5.838% 09/30/2027 DD 08/09/05	864,558
RASC	RASC 06-KS7 A1 1ML+5 9/36	899,570
RASC	RASC 06-EMX7 A1 1ML+6 8/36	1,478,313
RBS GLOBAL INC SR SUB NT 144A	11.750% 08/01/2016 DD 07/21/06	235,125
REALOGY	REALOGY CORP 7.15 10/15/11 144	541,585
REALOGY	REALOGY CORP 7.5% 10/15/16 144	752,536
RECKSON OPERATNG	RECKSON OPERATNG 5.15% 1/15/11	122,195
REED ELSEVIER NV	REED ELSEVIER NV	943,592
REGENCY ENERGY PARTNERS 144A	8.375% 12/15/2013 DD 12/12/06	526,313
REGIONS FINL CORP NEW SR NT	4.500% 08/08/2008 DD 08/08/05	246,835
REGIONS FINL CORP SUB NT	6.375% 05/15/2012 DD 05/15/02	250,874
REINSURANCE GROUP AMER INC	VAR RT 12/15/2065 DD 12/08/05	489,691
RELIANCE INDS GDS REGS	RELIANCE INDS GDS REGS	149,500
RELIANCE STL & ALUM CO 144A	6.200% 11/15/2016 DD 11/20/06	124,081
RENAISSANCE HM EQ LN 06 2 AF-1	VAR RT 08/25/2036 DD 06/01/06	266,657
RENTAL SVC CORP 144A	9.500% 12/01/2014 DD 11/27/06	438,813
REPSOL YPF SA ORD	REPSOL YPF SA ORD	414,586

REPUBLIC N Y CORP SUB NT	9.700% 02/01/2009 DD 02/01/89	108,500
REPUBLIC OF COSTA RICA	9.995% 01-AUG-2020	806,573
REPUBLIC OF PERU	7.350% 21-JUL-2025	215,460
REPUBLIC OF URUGUAY BDS	8.000% 18-NOV-2022 USD100000	926,655
REPUBLIC ORIENTAL DEL URUGUAY	5.000% 09/14/2019 DD 09/14/06	718,392
RESIDENTIAL ACCREDIT 02 QS16A3	VAR RT 10/25/2017 DD 10/25/02	46,038
RESIDENTIAL ACCREDIT 03 QS3 A2	VAR RT 02/25/2018 DD 02/25/03	59,924
RESIDENTIAL ACCREDIT 03-QS14	5.000% 07/25/2018 DD 07/01/03	994,735
RESIDENTIAL ACCREDIT 03-QS3 A8	VAR RT 02/25/2018 DD 02/25/03	29,187
RESIDENTIAL ACCREDIT 03-QS9 A3	VAR RT 05/25/2018 DD 05/25/03	49,414
RESIDENTIAL ASSET 02 KS4 AIIB	VAR RT 07/25/2032 DD 07/02/02	32,061
RESIDENTIAL ASSET 03-RZ5 A7	VAR RT 09/25/2033 DD 12/01/03	220,919
RESIDENTIAL ASSET 06 A8 1-A-1	6.000% 08/25/2036 DD 06/01/06	1,870,903
RESIDENTIAL ASSET SECURITIES	VAR RT 07/25/2033 DD 06/27/03	52,198
RESIDENTIAL CAP	RESIDENTIAL CAP 6.875% 6/30/15	974,485
RESIDENTIAL CAP CORP NT	6.500% 04/17/2013 DD 04/17/06	40,537
RESIDENTIAL CAP CORP NT	6.375% 06/30/2010 DD 06/24/05	75,867
RESIDENTIAL CAP CORP NT	6.375% 06/30/2010 DD 06/24/05	1,876,444
RESIDENTIAL FDG 04S6 II-A-6 PO	0.000% 06/25/2034 DD 06/01/04	157,366
RESIDENTIAL FDG 2005-SA4 IA1	VAR RT 09/25/2035 DD 08/01/05	702,047
RESIDENTIAL FDG MTG	5.250% 03/25/2034 DD 03/01/04	1,850,374
RESIDENTIAL FDG MTG 03-S12 4A5	4.500% 12/25/2032 DD 05/01/03	189,790
RESONA	VAR RT 09/29/2049 DD 09/15/05	1,366,960
RESONA PFD GLOBAL SECS 144A	VAR RT 12/29/2049 DD 07/25/05	746,052
RFSC	RFSC 03-RP2 A1 1ML+45 6/33	187,323
ROUSE CO	ROUSE CO 3.625% 3/15/09	425,909
ROUSE CO NT	7.200% 09/15/2012 DD 09/10/02	76,722
ROYAL BANK OF SCOTLAND GR	ROYAL BANK OF SCOTLAND GR	1,032,524
ROYAL BK CDA MONTREAL QUE SR	3.875% 05/04/2009 DD 04/29/04	184,555
ROYAL BK SCOTLAND GROUP PLC	5.000% 11/12/2013 DD 11/12/03	375,733
ROYAL BK SCOTLAND SUB NTS	5.000% 10/01/2014 DD 10/02/02	487,298
ROYAL DUTCH SHELL PL CL A	ROYAL DUTCH SHELL PL CL A	486,823
ROYAL DUTCH SHELL PL CL B	ROYAL DUTCH SHELL PL CL B	1,062,162
RSHB CAPITAL (RUSS AG BK) 144A	7.175% 16-MAY-2013	163,331
RURAL CELLULAR CORP SR NT	9.875% 02/01/2010 DD 08/01/03	265,938
RURAL CELLULAR CORP SR SUB NT	VAR RT 11/01/2012 DD 05/01/06	187,650
RUSSIA FEDN BDS REG S	12.750% 24-JUN-2028	452,500
RUSSIA FEDN BDS REG S	12.750% 24-JUN-2028	2,074,260
RUSSIAN FEDERATION BDS REG S	STEP 31-MAR-2030	1,678,303
SABR	SABR 06-HE2 A2A 1ML+5 7/36	1,213,323
SACO I TR	VAR RT 03/25/2034 DD 04/28/06	1,269,903
SALOMON BROS MTG 03-UP2 PO-1	0.000% 12/25/2018 DD 07/01/03	31,228
SALOMON SMITH BARNEY HLDGS NT	6.500% 02/15 /2008 DD 02/06/01	354,155
SAMSUNG ELECTRONICS CO	SAMSUNG ELECTRONICS CO	1,186,452
SANOFI-AVENTIS	SANOFI-AVENTIS	1,551,589
SANTANDER	SANTANDER 5.805/VAR 6/20/16	479,078
SANTANDER US DEBT SA SR	VAR RT 02/06/2009 DD 02/06/06	1,902,071
SAPPI PAPIER HLDG AG GTN 144A	7.500% 06/15/2032 DD 06/10/02	490,460
SARM	SARM 04-13 2A1 CSTR 9/34	446,182
SARM	SARM 05-14 A1 1ML+31 7/35	678,650
SASC	SASC 06-BC6 A2 1ML+8 1/37	1,425,000
SASCO	SASCO 03-AL1 A 3.3565 4/25	1,002,081

SBA CMBS TR 06-1 CL A 144A	5.314% 11/15/2036 DD 11/06/06	225,387
SBC COMM GLBL	SBC COMM GLBL 5.875% 2/01/12	2,292,372
SBC COMMUNICATIONS	5.100% 09/15/2014 DD 11/03/04	728,198
SBC COMMUNS INC GLOBAL NT	5.625% 06/15/2016 DD 08/18/04	89,591
SBM7	SBM7 03-UP1 A 3.45% 4/32	178,641
SBM7	SBM7 00-C3 A2 6.592 12/33	706,484
SCHERING PLOUGH	SCHERING PLOUGH 5.3% 12/01/13	255,739
SCOTLAND INTL	SCOTLAND INTL 7.7% 8/15/10144A	539,422
SCOTTISH POWR GLB	SCOTTISH POWR GLB 4.91 3/15/10	542,083
SCOTTISH PWR PLC NT	5.375% 03/15/2015 DD 03/21/05	246,678
SEABULK INTL INC SR NT	9.500% 08/15/2013 DD 08/05/03	243,563
SEALED AIR	SEALED AIR 6.95% 5/15/09 144A	365,650
SECUNDA INTL LTD SR SECD NT	VAR RT 09/01/2012 DD 03/15/05	258,438
SECURITAS AB SER B	SECURITAS AB SER B	277,867
SECURITAS SYS AB SER B	SECURITAS SYS AB SER B	72,442
SEMT	SEMT 04-10 A4 6ML+34 11/34	263,699
SHINHAN FIN GROUP CO LTD	SHINHAN FIN GROUP CO LTD	460,188
SHINSEI BANK LTD	SHINSEI BANK LTD	658,547
SHINSEI FIN II CAYMAN LTD PFD	VAR RT 07/29/2049 DD 03/23/06	691,050
SHIRE PLC	SHIRE PLC	171,632
SIEMENS AG (REGD)	SIEMENS AG (REGD)	1,260,454
SIEMENS NV 144A	5.750% 10/17/2016 DD 08/16/06	121,612
SIMON PPTY GROUP L P NT	5.100% 06/15/2015 DD 06/07/05	340,375
SIMON PROPERTY	SIMON PROP GROUP 7.75% 1/20/11	102,939
SIMON PROPERTY	SIMON PROPERTY 4.875% 8/15/10	251,463
SIMON PROPERTY	SIMON PROPERTY GR 5.1% 6/15/15	510,600
SIMON PROPERTY	SIMON PROPERTY 5.6% 9/1/11	594,754
SIMON PROPERTY GROUP	5.750% 05/01/2012 DD 05/15/06	181,856
SINGAPORE TELECOM (SING)	SINGAPORE TELECOM (SING)	759,482
SLM CORP MEDIUM TERM NTS BOOK	VAR RT 03/15/2011 DD 03/17/06	1,901,482
SLM CORP MTN # TR 00013	3.625% 03/17/2008 DD 02/20/03	392,171
SLM CORP MTN # TR 00013	3.625% 03/17/2008 DD 02/20/03	1,259,850
SLM CORP MTN # TR 00034	4.000% 01/15/2009 DD 11/12/03	342,234
SLM CORP MTN # TR 00077	4.000% 01/15/2010 DD 12/20/04	289,359
SLMA	SLMA 06-7 A1 3ML-4 4/12	999,626
SLMA	SLMA 2006-8 A1 3ML-2 4/12	1,374,785
SLMA	SLMA 05-8 A4 4.25% 1/28	1,616,406
SLMA	SLMA 05-10 A2 3ML+1 4/15	1,105,161
SMALL BUSINESS ADMIN	5.120% 12/01/2026 DD 12/13/06	99,119
SMALL BUSINESS ADMIN	4.840% 05/01/2025 DD 05/11/05	4,669,232
SMALL BUSINESS ADMIN	4.890% 12/01/2023 DD 12/17/03	5,877,597
SMALL BUSINESS ADMIN	5.820% 06/01/2026 DD 06/14/06	6,331,804
SMALL BUSINESS ADMIN	5.520% 06/01/2024 DD 06/16/04	8,922,036
SMALL BUSINESS ADMIN	4.760% 09/01/2025 DD 09/14/05	14,060,563
SMF	SMF 03-A AX1 .8% 10/08	8,580
SMGF PFD CAP USD I LTD 144A	VAR RT 12/31/2049 DD 12/18/06	550,961
SOLECTRON GLOBAL FIN LTD SR	8.000% 03/15/2016 DD 02/21/06	75,938
SOLUTIA INC NTS	6.720% 10/15/2037 DD 10/15/97	433,319
SOMPO JAPAN INSURANCE INC	SOMPO JAPAN INSURANCE INC	452,205
SOUTHERN CALIF GAS CO 1ST MTG	4.800% 10/01/2012 DD 10/01/02	243,163
SOUTHERN CALIF GAS CO 1ST MTG	4.375% 01/15/2011 DD 12/15/03	483,905
SOUTHTRUST CORP SUB NT	5.800% 06/15/2014 DD 05/24/04	365,454

SOUTHWESTERN BELL TEL CO	6.625% 07/15/2007 DD 07/11/97	502,655
SOUTHWESTERN BELL TELEPHONE NO	6.375% 11/15/2007 DD 11/21/97	201,312
SOVEREIGN BANCORP INC SR 144A	4.800% 09/01/2010 DD 09/01/05	229,969
SP POWERASSET	SP POWERASSET 3.8 10/22/08 144	682,485
SPIEKER PPTYS LP	SPIEKER PPTYS LP 7.25% 5/01/09	785,908
SPRINT CAP	SPRINT CAP CORP 8.375% 3/15/12	833,537
SPRINT CAP CORP	7.625% 01/30/2011 DD 01/25/01	321,186
SPRINT CAP CORP	6.375% 05/01/2009 DD 05/06/99	357,000
SPRINT CAP CORP NT	8.375% 03/15/2012 DD 03/14/02	333,420
SPRINT CAP GLBL	SPRINT CAP GLBL 7.625% 1/30/11	374,745
SPRINT NEXTEL	SPRINT NEXTEL 6% 12/01/16	584,776
SSBK GOVT STIF FUND	SSBK GOVT STIF FUND	1,529,581
SSBK STIF FUND	SSBK STIF FUND	4,079,450
ST PAUL COS	ST PAUL COS 8.125% 4/15/10	759,266
STANDARD CHARTERED PLC 144A	6.409% 12/31/2049 DD 12/08/06	496,015
STANDARD LIFE PLC	STANDARD LIFE PLC	359,193
STARW	STARW 99-C1A B 6.92 2/14	124,215
STATE STR SUB NT	7.650% 06/15/2010 DD 06/20/00	106,812
STENA AB SR NT	9.625% 12/01/2012 DD 11/27/02	399,375
STRUCTURED ADJ RATE MTG LN TR	VAR RT 01/25/2035 DD 12/01/04	707,521
STRUCTURED ASSET MTG	VAR RT 04/25/2036 DD 04/28/06	6,591,974
SUMITOMO MITSUI FINL GROU	SUMITOMO MITSUI FINL GROU	2,182,780
SUNGARD DATA SYS INC SR SUB NT	10.250% 08/15/2015 DD 02/15/06	213,500
SUNTRUST	SUNTRUST 3.625% 10/15/07	394,606
SUNTRUST BKS	SUNTRUST BKS INC 4% 10/15/08	249,197
SUNTRUST BKS INC SR NT	3.625% 10/15/2007 DD 08/06/04	493,280
SUNTRUST PFD CAP 1 NORMAL PFD	VAR RT 12/31/2049 DD 10/25/06	387,949
SURFN	SURFN 2006-AB2 N1 5.75% 6/37	256,499
SWAPTION	SWAPTION 10YR 5.4% 12/07	(44,682)
SWAPTION	SWAPTION 10YR 4.4% 12/07	(13,484)
SWEDEN (KINGDOM OF) MTN	3.000% 22-DEC-2008 USD1000	2,741,442
SWEDISH EXP GLBL	SWEDISH EXP GLBL 3.5 1/15/08	1,625,306
SWIFT	SWIFT 05-A12 C 1ML+120 6/10	201,912
SWIFT	SWIFT 05-A12 B 1ML+48 6/10	405,563
SWIFT & CO DEL	12.500% 01/01/2010 DD 10/01/03	255,625
SYMETRA	SYMETRA 6.125% 4/01/16	611,948
T. Rowe Price SM Cap Stock	T. Rowe Price SM Cap Stock	125,368,660
TABACCO SETTLEMENT	5.625% 06/01/2037 DD 05/16/05	855,880
TABACCO SETTLEMENT	6.000% 06/01/2037 DD 08/28/02	1,412,047
TABACCO SETTLEMENT	6.375% 06/01/2032 DD 03/07/03	2,063,696
TABACCO SETTLEMENT	6.375% 05/15/2028 DD 03/22/01	2,364,733
TAIWAN SEMICONDUCT MFG CO	TAIWAN SEMICONDUCT MFG CO	344,444
TAKEDA PHARMACEUTICAL CO	TAKEDA PHARMACEUTICAL CO	1,043,125
TALECRIS BIOTHERAPEUTICS 2ND	13.500% 12/06/2014 DD 12/06/06	175,000
TANGER PROP	TANGER PROP LTD 9.125% 2/15/08	52,031
TANGER PROP	TANGER PROP LTD 6.15% 11/15/15	889,496
TARGET CORP NT	5.400% 10/01/2008 DD 10/10/01	251,133
TARGET CORP NT	5.875% 03/01/2012 DD 03/11/02	441,958
TARGET CORP SR NT	4.000% 06/15/2013 DD 06/11/03	232,460
TCW Value Opps I	TCW Value Opps I	63,212,054
TELE NORTE LESTE PARTIC S	TELE NORTE LESTE PARTIC S	769,424
TELE NORTE LESTE PARTICIP	TELE NORTE LESTE PARTICIP	179,502

TELECOM ITALIA	TELECOM ITALIA 4% 1/15/10	410,604
TELECOM ITALIA	TELECOM ITALIA 4.95% 9/30/14	963,500
TELECOM ITALIA	TELECOM ITALI 5.25% 10/01/15	163,469
TELECOM ITALIA	TELECOM ITALIA 5.25% 11/15/13	228,837
TELECOM ITALIA CAP GTD SR NT	6.200% 07/18/2011 DD 07/18/06	1,841,935
TELEFONICA	TELEFONICA GLBL 7.75% 9/15/10	80,553
TELEFONICA	TELEFONICA EMIS 6.421% 6/20/16	335,276
TELEFONICA	VAR RT 06/19/2009 DD 06/20/06	1,902,375
TELEFONICA EMIS	TELEFONICA EMIS 6.421% 6/20/16	1,691,854
TELEFONICA EMISIONES S A U	5.984% 06/20/2011 DD 06/20/06	127,245
TELEFONICA SA	TELEFONICA SA	702,546
TELEFONOS DE MEX SAB CL L	TELEFONOS DE MEX SAB CL L	420,791
TELEFONOS MEXICO	TELEFONOS MEXICO 4.75% 1/27/10	698,991
TELENOR AS	TELENOR AS	436,283
TEMBEC INDUSTRIES INC	8.625% 30-JUN-2009 DD 04/06/99	616,500
TENASKA ALA PARTNERS LP 144A	7.000% 06/30/2021 DD 06/16/05	190,915
TEVA PHARMACEUTICAL FIN LLC	5.550% 02/01/2016 DD 01/31/06	655,133
TEXACO CAPITAL	TEXACO CAPITAL 8.625% 6/30/10	502,993
TEXAS EAST	TEXAS EAST 7.3% 12/01/10	535,633
TEXTRON FINL CORP MTN #TR00641	5.125% 02/03/2011 DD 02/03/06	163,822
TFM S A DE CV SR NT	12.500% 06/15/2012 DD 12/15/02	108,000
TFM S A DE CV SR NT	9.375% 05/01/2012 DD 11/01/05	373,625
TIAA	TIAA 01-C1A A4 6.68% 6/31 144A	1,318,183
TIAA GLOBAL	TIAA GLOBAL 3.875 1/22/08 144A	88,505
TIAA GLOBAL MKTS INC NT	3.875% 01/22/2008 DD 01/16/03	993,264
TIM HELLAS TELE 144A	VAR RT 01/15/2015 DD 12/21/06	351,313
TIME WARNER COS	TIME WARNER COS INC 7.57% 2/24	549,466
TIME WARNER COS	TIME WARNER COS INC 9.125 1/13	862,093
TIME WARNER COS INC DEBT 81595	8.180% 08/15/2007 DD 08/15/95	254,100
TIME WARNER INC NEW NT	5.875% 11/15/2016 DD 11/13/06	39,900
TIME WARNER INC NEW NT	5.500% 11/15/2011 DD 11/13/06	738,150
TMTS	TMTS 03-4HE A 1ML+43 9/34	17,225
TOWN SPORTS INTL HLDGS	VAR RT 02/01/2014 DD 08/01/04	196,031
TOYOTA MTR CR CORP NT	2.875% 08/01/2008 DD 07/14/03	96,359
TRANSATLANTIC HLDGS INC SR NT	5.750% 12/14/2015 DD 12/14/05	612,405
TRANSCANADA PIPELINES LTD NT	4.000% 06/15/2013 DD 06/12/03	92,171
TRAVELERS PPTY CAS CORP NEW	5.000% 03/15/2013 DD 03/11/03	244,023
TRIAD AUTOMOBILE 03-B A-4	3.200% 12/13/2010 DD 10/29/03	306,894
TRIMAS CORP SR SUB NT	9.875% 06/15/2012 DD 12/15/02	290,250
TRITON PCS INC GTD SR NT	8.500% 06/01/2013 DD 06/13/03	143,625
TRITON PCS INC SR SUB NT	9.375% 02/01/2011 DD 01/19/01	355,000
TRIZE	TRIZE 01-TZHA C3 6.522 3/13	568,311
TRUE MOVE CO LTD NT 144A	10.750% 12/16/2013 DD 12/14/06	342,125
TRUE TEMPER SPORTS INC SR SUB	8.375% 09/15/2011 DD 03/15/04	130,500
TUI AG	TUI AG	1,476,301
TURKEY (REP OF)	7.375% 05-FEB-2025	288,092
TURKEY (REPUBLIC OF)	9.500% 15-JAN-2014 USD1000000	145,938
TURKEY (REPUBLIC OF)	8.000% 14-FEB-2034 USD1000	671,725
Turner Emrg Grth	Turner Emrg Grth	234,593,483
TX ST PFA TAX	TX ST PFA TAX 3.125% 6/15/07	1,044,756
TXU ENERGY	TXU ENERGY 7% 3/15/13	1,396,888
TYCO	TYCO INTL YANK 6.375% 10/15/11	183,136

TYCO	TYCO YANK 6.75% 2/15/11	242,512
U S DEPT VETERANS 02-3 J	6.000% 04/15/2009 DD 09/01/02	138,512
U S TREAS NT	4.500% 11/30/2011 DD 11/30/06	8,724,320
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2017 DD 05/15/87	88,905
U S TREAS STRIP GENERIC TINT	02/15/2023	90,200
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2013 DD 11/15/85	145,440
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2016 DD 08/15/87	160,575
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2016 DD 12/11/90	190,080
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2014 DD 02/15/85	210,390
U S TREAS STRIP GENERIC TINT	0.000% 02/15/2009 DD 02/15/85	226,300
U S TREAS STRIP GENERIC TINT	0.000% 02/15/2015 DD 02/15/85	273,640
U S TREAS STRIP GENERIC TINT	0.000% 11/15/2014 DD 11/15/85	380,655
U S TREAS STRIP GENERIC TINT	08/15/2011	420,836
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2013 DD 02/15/85	442,260
U S TREAS STRIP GENERIC TINT	05/15/2009	626,080
U S TREAS STRIP GENERIC TINT	02/15/2016	812,375
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2008 DD 03/15/85	935,900
U S TREAS STRIP GENERIC TINT	05/15/2014	2,022,075
U S TREAS STRIP GENERIC TINT	0.000% 08/15/2012 DD 02/15/85	2,781,720
U S TREAS STRIP GENERIC TINT	02/15/2011	3,876,912
U S TREAS STRIP GENERIC TINT	11/15/2012	5,106,070
U S TREAS STRIP GENERIC TINT	02/15/2014	6,680,190
U S TREAS STRIP GENERIC TINT	0.000% 05/15/2012 DD 11/15/85	6,728,850
U S TREASURY BILL	ZEROCPN 03/01/2007 DD 08/31/06	266,652
U S TREASURY BILL	0.000% 03/15/2007 DD 09/14/06	1,852,350
U S TREASURY BONDS	4.500% 02/15/2036 DD 02/15/06	879,906
U S TREASURY BONDS	9.875% 11/15/2015 DD 11/15/85	1,507,688
U S TREASURY BONDS	12.000% 08/15/2013 DD 08/15/83	4,332,666
U S TREASURY NOTES	4.875% 04/30/2008 DD 04/30/06	54,967
U S TREASURY NOTES	5.125% 05/15/2016 DD 05/15/06	87,576
U S TREASURY NOTES	4.375% 08/15/2012 DD 08/15/02	98,590
U S TREASURY NOTES	3.625% 01/15/2010 DD 01/15/05	145,410
U S TREASURY NOTES	3.625% 07/15/2009 DD 07/15/04	194,780
U S TREASURY NOTES	4.500% 11/15/2015 DD 11/15/05	246,225
U S TREASURY NOTES	4.875% 08/15/2016 DD 08/15/06	253,075
U S TREASURY NOTES	4.125% 05/15/2015 DD 05/15/05	336,175
U S TREASURY NOTES	3.625% 04/30/2007 DD 04/30/05	348,414
U S TREASURY NOTES	4.250% 11/30/2007 DD 11/30/05	397,252
U S TREASURY NOTES	4.875% 02/15/2012 DD 02/15/02	403,750
U S TREASURY NOTES	3.375% 10/15/2009 DD 10/15/04	482,550
U S TREASURY NOTES	05.000% 08/15/2011 DD 08/15/01	507,188
U S TREASURY NOTES	3.125% 09/15/2008 DD 09/15/03	680,820
U S TREASURY NOTES	3.500% 05/31/2007 DD 05/31/05	745,650
U S TREASURY NOTES	4.875% 07/31/2011 DD 07/31/06	805,840
U S TREASURY NOTES	4.000% 02/15/2015 DD 02/15/05	857,610
U S TREASURY NOTES	4.250% 11/15/2014 DD 11/15/04	970,400
U S TREASURY NOTES	5.000% 07/31/2008 DD 07/31/06	1,001,900
U S TREASURY NOTES	4.500% 02/28/2011 DD 02/28/06	1,241,125
U S TREASURY NOTES	06.125% 08/15/2007 DD 08/15/97	1,509,848
U S TREASURY NOTES	4.875% 02/15/2012 DD 02/15/02	1,766,406
U S TREASURY NOTES	4.875% 08/15/2016 DD 08/15/06	2,414,336
U S TREASURY NOTES	4.375% 05/15/2007 DD 05/15/02	2,793,840

U S TREASURY NOTES	3.125% 10/15/2008 DD 10/15/03	2,913,690
U S TREASURY NOTES	6.000% 08/15/2009 DD 08/15/99	3,504,125
U S TREASURY NOTES	3.250% 08/15/2008 DD 08/15/03	3,902,400
U S TREASURY NOTES	4.500% 02/28/2011 DD 02/28/06	5,957,400
U S TREASURY NOTES	4.875% 08/15/2016 DD 08/15/06	9,176,500
U S TREASURY NOTES	06.500% 02/15/2010 DD 02/15/00	11,350,152
U S TREASURY NOTES	05.625% 05/15/2008 DD 05/15/98	12,667,656
U S TREASURY NT	4.875% 08/31/2008 DD 08/31/06	250,050
U S TREASURY NT	4.250% 01/15/2011 DD 01/15/06	295,071
U S TREASURY NT	4.875% 08/31/2008 DD 08/31/06	2,000,400
U S TREASURY NTS	4.625% 08/31/2011 DD 08/31/06	3,988,400
U S TREASURY NTS	4.625% 10/31/2011 DD 10/31/06	5,496,801
U S TREASURY NTS	4.625% 10/31/2011 DD 10/31/06	6,677,890
UB BK NATL ASSN MTN #TR00230	4.950% 10/30/2014 DD 10/14/04	323,285
UBS AG STAMFORD # SR 00047	5.875% 07/15/2016 DD 07/26/06	180,878
UGS CORP CORP II SP PIK 144A	VAR RT 06/01/2011 DD 06/09/06	256,676
UKRAINE (REP OF)	VAR RT 05-AUG-2009 USD1000	254,400
UKRAINE (REP OF) BDS	6.875% 4-MAR-2011 REGS	1,826,475
UKRAINE (REP OF) BDS REG S	7.650% 11-JUN-2013 USD	857,128
UKRAINE MINISTRY OF FIN 144A	6.580% 21-NOV-2016	99,728
UNICREDITO ITALIANO INSTL	VAR RT 12/13/2007 DD 06/13/06	1,899,373
UNICREDITO ITALIANO SPA O	UNICREDITO ITALIANO SPA O	881,522
UNION BK CALIF N A #SB00001	5.950% 05/11/2016 DD 05/11/06	307,452
UNION CAMP CORP NOTES	6.500% 11/15/2007 DD 11/15/97	50,242
UNION CAMP CORP NOTES	6.500% 11/15/2007 DD 11/15/97	425,047
UNION PAC CORP NT	6.500% 04/15/2012 DD 04/18/02	194,278
UNION PAC CORP SR NT	4.875% 01/15/2015 DD 11/23/04	287,529
UNITED DOM RLTY	UNITED DOM RLTY 5.25 1/15/15	135,703
UNITED MEXICAN STS MTN TR00011	6.625% 03/03/2015 DD 03/03/03	107,588
UNITED MEXICAN STS MTN TR00011	6.625% 03/03/2015 DD 03/03/03	268,970
UNITED MEXICAN STS MTN TR00012	4.625% 10/08/2008 DD 04/11/03	123,438
UNITED MEXICAN STS TR# 00010	6.375% 01/16/2013 DD 01/16/03	215,570
UNITED STATES TREAS NTS	4.750% 03/31/2011 DD 03/31/06	3,006,000
UNITED STATES TREASURY NTS	4.000% 04/15/2010 DD 04/15/05	1,957,600
UNITED STATES TREASURY NTS	4.625% 11/15/2016 DD 11/15/06	2,474,313
UNITED STS DEPT VET 98-1 2E	7.000% 09/15/2027	311,772
UNITED TECH	UNITED TECH CORP 3ML+7 6/01/09	400,427
UNITEDHEALTH GRP	UNITEDHEALTH GRP 5.25% 3/15/11	448,458
UNIVISION COMM	UNIVISION COMM 3.875% 10/15/08	419,659
UPM KYMMENE CORP	UPM KYMMENE CORP	1,043,261
URUGUAY BDS	7.625% 21-MAR-2036 USD100000	69,300
URUGUAY BDS	9.250% 17-MAY-2017 USD1000	122,000
US AIRWAYS	US AIRWAYS 98-1A 6.85% 7/30/19	268,781
US BANCORP MTN # TR 00148	3.950% 08/23/2007 DD 08/26/02	223,031
US BANK NA MTN	US BANK NA MTN 2.4% 3/12/07	695,675
US BK NATL ASSN CINCINNATI	4.125% 03/17/2008 DD 03/10/05	393,560
US CENTRAL CR UN	US CENTRAL CR UN 2.75% 5/30/08	254,796
US LEC CORP	VAR RT 10/01/2009 DD 09/30/04	397,500
US ONCOLOGY INC SR SUB NT	10.750% 08/15/2014 DD 02/15/05	497,250
US TREAS-CPI INFLAT	2.375% 04/15/2011 DD 04/01/06	1,519,661
US TREAS-CPI INFLATION INDEX	2.500% 07/15/2016 DD 07/15/06	352,560
US TREAS-CPI INFLATION INDEX	2.500% 07/15/2016 DD 07/15/06	664,828

US TREAS-CPI INFLATION INDEX	0.875% 04/15/2010 DD 10/15/04	8,689,658
US TREASURY BILL	USTB 4.75% 5/15/14	16,893,439
US TREASURY NOTE	USTN TII .875% 4/15/10	8,083,258
US TREASURY NOTE	USTN TII 2% 7/15/14	8,318,474
US TREASURY NOTE	USTN 4.5% 2/28/11	10,084,989
US TREASURY NOTE	USTN TII 2% 1/15/14	12,739,913
US TREASURY NOTE	USTN 4.5% 9/30/11	16,151,783
US TREASURY NOTE	USTN 6.5% 2/15/10	22,060,668
US TREASURY NOTE	USTN 4.25% 8/15/13	23,750,075
USAA AUTO OWNER 06-4 CL A2	5.160% 11/16/2009 DD 11/21/06	449,474
USB CAP IX NORMAL INCOME TR	VAR RT 03/29/2049 DD 03/17/06	2,042,500
UST 10YR FUT MAR07	UST 10YR FUT MAR07 PUT 2/23/07 TYH7P106	7,922
UST 10YR FUT MAR07 TYH7	UST 10YR FUT MAR07 TYH7	31,058,469
UST 20YR FUT MAR07 USH7	UST 20YR FUT MAR07 USH7	(891,500)
UST 5YR FUT MAR07 FVH7	UST 5YR FUT MAR07 FVH7	(9,770,813)
USTB	USTB 4.5% 2/15/36	161,659
USTB	USTB 8.75% 8/15/20	829,500
USTN	USTN TII 2% 1/15/26	798,859
USTN	USTN 2.5% 7/15/16	891,538
USTN	USTN 4.625% 11/15/16	1,375,912
USTN	USTN 4.875% 8/15/09	4,012,032
USTN	USTN 4.875% 8/15/16	5,697,295
USTN	USTN 4.625% 9/30/08	7,472,168
USTN	USTN 5.125% 6/30/08	9,880,781
VALE DO RIO DOCE (CIA)SPO	VALE DO RIO DOCE (CIA)SPO	321,192
VALE OVERSEAS LTD GTD NT	6.250% 01/23/2017 DD 11/21/06	200,906
VALERO ENERGY CORP SR NT	6.700% 01/15/2013 DD 12/16/02	260,975
VANGUARD HEALTH HLDG	STEP 10/01/2015 DD 09/23/04	577,500
Vanguard Morgan Growth ADM	Vanguard Morgan Growth ADM	169,973,080
Vanguard Primecap ADM	Vanguard Primecap ADM	449,823,686
Vanguard Windsor ADM	Vanguard Windsor ADM	200,970,171
VENEZUELA (REP OF)	7.650% NTS 21-APR-2025 USD1000	108,650
VENEZUELA REP BDS	13.625% 15-AUG-2018 USD1000	216,435
VENEZUELA REP CNV BDS	9.250% 15-SEPT-2027 USD1000	191,738
VENEZUELA REP OF	9.375% 13-JAN-2034 USD1000	1,450,008
VENEZUELA REPUBLIC BD REG S	6.000% 12/09/2020 DD 12/09/05	266,475
VENTURE CORP LTD	VENTURE CORP LTD	290,578
VERIZON COMMUNICATIONS INC NT	5.350% 02/15/2011 DD 02/15/06	575,897
VERIZON COMMUNICATIONS INC NT	5.550% 02/15/2016 DD 02/15/06	597,936
VERIZON FLA INC DEB SER F	6.125% 01/15/2013 DD 10/01/02	51,047
VERIZON GLBL	VERIZON GLBL 7.25% 12/1/10	559,627
VERIZON GLOBAL FDG CORP	4.900% 09/15/2015 DD 09/13/05	577,019
VERIZON GLOBAL FDG CORP NT	4.375% 06/01/2013 DD 06/05/03	165,046
VERIZON GLOBAL FDG CORP NT	4.375% 06/01/2013 DD 06/05/03	188,624
VERIZON GLOBAL FDG CORP NT	4.000% 01/15/2008 DD 01/21/03	246,640
VERIZON GLOBAL FDG CORP NT	6.125% 06/15/2007 DD 06/21/02	250,625
VERIZON MD INC DEB SER A	6.125% 03/01/2012 DD 02/25/02	716,730
VERIZON NEW YORK	VERIZON NEW YORK 6.875% 4/01/12	352,484
VERIZON NJ GLBL	VERIZON NJ GLBL 5.875% 1/17/12	1,215,635
VERIZON VA INC DEB	4.625% 03/15/2013 DD 03/14/03	70,430
VERTIS INC SR NT	10.875% 06/15/2009 DD 06/24/02	140,700
VESTAS WIND SYSTEMS AS	VESTAS WIND SYSTEMS AS	465,116

VIACOM INC	VIACOM INC 5.75% 4/30/11	720,368
VIACOM INC	VAR RT 06/16/2009 DD 09/18/06	1,001,710
VIACOM INC GTD SR NT	6.625% 05/15/2011 DD 05/17/01	103,281
VIACOM INC SR NT	5.625% 08/15/2012 DD 08/28/02	98,640
VIACOM INC SR NT	6.250% 04/30/2016 DD 04/12/06	258,211
VIACOM INC SR NT	5.750% 04/30/2011 DD 04/12/06	595,274
VINCI SA	VINCI SA	90,479
VIRGINIA ELEC & PWR CO SR NT B	4.500% 12/15/2010 DD 12/09/03	193,780
VIRGINIA ELEC & PWR CO SR NT C	5.250% 12/15/2015 DD 12/09/03	97,578
VISTEON CORP NT	8.250% 08/01/2010 DD 08/03/00	146,250
VODAFONE	VAR RT 06/29/2007 DD 12/29/05	1,800,000
VODAFONE GLBL	VODAFONE GLBL 5% 12/16/13	352,770
VODAFONE GROUP	VODAFONE GROUP 3.95% 1/30/08	369,395
VODAFONE GROUP	VODAFONE GRP 7.75% 2/15/10 DT	399,631
VODAFONE GROUP INC NEW NT	5.750% 03/15/2016 DD 03/16/06	179,888
VODAFONE GROUP PLC	VODAFONE GROUP PLC	828,577
VODAFONE GROUP PLC NEW NT	5.000% 12/16/2013 DD 09/22/03	241,640
VODAFONE GROUP PLC NEW NT	5.375% 01/30/2015 DD 12/18/02	488,670
VODAFONE GRP PLC	VODAFONE GRP PLC 5.5% 6/15/11	656,663
VOLKSWAGEN AUTO LEASE 06-A A-1	5.524% 08/20/2007 DD 08/03/06	125,065
VOLKSWAGEN AUTO LN 03-2 CL A-4	2.940% 03/22/2010 DD 10/29/03	382,624
VTB CAPITAL SA LUX	VAR RT 30-JUL-2007 USD2000	61,200
VTB CAPITAL SA REG S	6.250% 30-JUN-2035	515,100
WACHOVIA	WACHOVIA CORP 5.625% 12/15/08	602,938
WACHOVIA ASSET SECS 02 HE2	VAR RT 12/25/2032 DD 12/19/02	86,489
WACHOVIA AUO TR 06 A A3	5.350% 02/22/2011 DD 06/23/06	130,139
WACHOVIA BANK NA	WACHOVIA BANK NA 4.875% 2/1/15	384,866
WACHOVIA BANK NA	WACHOVIA CORP 4.875% 2/15/14	472,310
WACHOVIA BK COML 05-C21 CL A2C	5.269% 10/17/2044 DD 10/01/05	251,110
WACHOVIA BK COML MTG 04-C15 A2	4.039% 10/15/2041 DD 11/01/04	483,700
WACHOVIA BK COML MTG 06 C26 PB	5.997% 06/15/2045 DD 06/01/06	261,843
WACHOVIA BK NATL ASSN #SB00004	4.875% 02/01/2015 DD 01/31/05	432,981
WACHOVIA BK NATL ASSN #SB00005	5.600% 03/15/2016 DD 03/09/06	100,984
WACHOVIA BK NATL ASSN #SR00026	VAR RT 12/02/2010 DD 12/02/05	1,000,460
WACHOVIA BK SER 2006 CL A3	VAR RT 06/15/2045 DD 06/01/06	869,724
WACHOVIA CORP 2ND NEW NT	4.875% 02/15/2014 DD 02/06/04	96,390
WACHOVIA CORP 2ND NEW NT	3.625% 02/17/2009 DD 02/06/04	338,898
WACHOVIA CORP 2ND NEW NT	3.625% 02/17/2009 DD 02/06/04	731,051
WAL MART STORES INC NT	3.375% 10/01/2008 DD 10/02/03	239,765
WAL MART STORES INC SR NT	4.750% 08/15/2010 DD 08/15/05	246,875
WAL-MART STORES INC NT	4.125% 07/01/2010 DD 06/09/05	193,780
WAMMS	WAMMS 03-MS9 2A1 7.5% 12/33	73,731
WAMMS	WAMMS 04-RA2 2A 7% 7/33	89,481
WAMU	WAMU 05-AR13 A1C1 1ML+19 10/45	84,244
WAMU MTG 2003-AR4 CL A-6	VAR RT 05/25/2033 DD 03/01/03	156,159
WAMU MTG P/T 04-S3 MTG 2-A-3	VAR RT 07/25/2034 DD 06/25/04	262,531
WAMU MTG P/T CTF 04-AR3 A2	VAR RT 06/25/2034 DD 04/01/04	308,144
WAMU MTG P/T CTFS 05-AR13 A1A1	VAR RT 10/25/2045 DD 10/25/05	577,250
WAMU MTG P/T CTFS 2006 AR9 2A	VAR RT 08/25/2046 DD 07/01/06	1,859,074
WAMU MTG PASS THROUGH 03-AR7	VAR RT 08/25/2033 DD 06/01/03	968,820
WAMU MTG PASS THROUGH 03-AR8 A	VAR RT 08/25/2033 DD 07/01/03	60,922
WAMU MTG PASSTHRU 05-6 CL 2A4	5.500% 08/25/2035 DD 07/01/05	233,086

WARNER CHILCOTT CORP SR SUB NT	STEP 02/01/2015 DD 02/01/06	307,500
WARNER MUSIC GROUP SR SUB NT	7.375% 04/15/2014 DD 10/15/04	371,250
WASH MUTUAL	WASH MUTUAL INC 4.625% 4/01/14	1,053,171
WASHINGTON MUN INC SUB NT	8.250% 04/01/2010 DD 04/04/00	161,577
WASHINGTON MUT BK FA #SB00002	5.650% 08/15/2014 DD 08/05/04	250,377
WASHINGTON MUT INC ST NT	4.200% 01/15/2010 DD 12/20/04	329,215
WASHINGTON MUT INC SUB NT	4.625% 04/01/2014 DD 03/24/04	374,436
WASHINGTON MUT MTG 03-MS7 CL P	0.000% 03/25/2033 DD 02/01/03	87,101
WASHINGTON MUT MTG 05-2 1-A-4	VAR RT 04/25/2035 DD 03/25/05	7,912
WASHINGTON MUT MTG 05-4 CL CB7	5.500% 06/25/2035 DD 05/01/05	488,525
WASHINGTON MUT MTG 06-5 2-CB-1	6.000% 07/25/2036 DD 06/29/06	1,097,065
WASHINGTON REIT	WASHINGTON REIT 5.95% 6/15/11	294,225
WASTE MGMT INC DEL SR NT	5.000% 03/15/2014 DD 03/05/04	115,350
WASTE MGMT INC DEL SR NT	6.500% 11/15/2008 DD 11/20/01	305,625
WBCMT	WBCMT 03-C9 XP CSTR 12/35	48,984
WBCMT	WBCMT 03-C8 XP CSTR 11/35	74,163
WBCMT	WBCMT 05-C16 APB 4.692% 10/41	316,142
WBCMT	WBCMT 05-C16 A2 4.38% 10/41	497,902
WBCMT	WBCMT 03-C8 A3 4.445% 11/35	974,000
WCA WASTE CORP SR NT	9.250% 06/15/2014 DD 07/05/06	365,750
WEA FIN LLC / WCI FIN LLC 144A	5.400% 10/01/2012 DD 09/28/06	1,274,995
WEATHERFORD INTL	WEATHERFORD INTL 4.95 10/15/13	613,055
WELLPOINT GLBL	WELLPOINT INC GLBL 5% 1/15/11	345,729
WELLPOINT INC NT	4.250% 12/15/2009 DD 12/09/04	97,203
WELLPOINT INC NT	5.000% 12/15/2014 DD 12/09/04	174,262
WELLS FARGO	WELLS FARGO 4.625% 8/09/10	343,470
WELLS FARGO	4.950% 03/25/2036 DD 02/01/06	449,849
WELLS FARGO	WELLS FARGO GLB 5.25% 12/01/07	499,496
WELLS FARGO	WELLS FARGO CO 3.12% 8/15/08	705,060
WELLS FARGO	VAR RT 09/15/2009 DD 09/15/04	2,904,959
WELLS FARGO & CO	WELLS FARGO & CO 4% 9/10/12	370,558
WELLS FARGO & CO NEW NT	4.200% 01/15/2010 DD 12/06/04	121,776
WELLS FARGO & CO NEW NT	3.125% 04/01/2009 DD 03/24/04	210,408
WELLS FARGO & CO NEW SR NT	4.125% 03/10/2008 DD 03/09/05	246,718
WELLS FARGO & CO NEW SR NT	5.250% 12/01/2007 DD 05/24/02	249,765
WELLS FARGO & CO NEW SUB NT	6.375% 08/01/2011 DD 07/31/01	104,718
WELLS FARGO & CO NEW SUB NT	4.950% 10/16/2013 DD 10/16/03	243,398
WELLS FARGO & CO NEW SUB NT	4.625% 04/15/2014 DD 04/06/04	397,816
WELLS FARGO & CO NEW SUB NT	5.000% 11/15/2014 DD 11/06/02	487,148
WELLS FARGO & CO NEW SUB NT	5.000% 11/15/2014 DD 11/06/02	535,862
WELLS FARGO & CO SR NT	5.300% 08/26/2011 DD 08/29/06	100,406
WELLS FARGO MTG 03-1 CL 1A1	4.500% 02/25/2018 DD 02/01/03	514,160
WELLS FARGO MTG 03-16 CL 2A1	4.500% 12/25/2018 DD 11/01/03	678,347
WELLS FARGO MTG 05 AR10 IIA12	VAR RT 06/25/2035 DD 05/01/05	447,048
WELLS FARGO MTG 05-AR10 2A4	VAR RT 06/25/2035 DD 05/01/05	231,099
WELLS FARGO MTG BACKED II-A-1	VAR RT 09/25/2034 DD 08/01/04	326,551
WELLS FARGO MTG BKD 03-2 CL A6	5.250% 02/25/2018 DD 02/01/03	571,245
WELLS FARGO MTG BKD 03-K IA2	VAR RT 11/25/2033 DD 10/01/03	429,027
WELLS FARGO MTG BKD 04-7 IIA2	5.000% 07/25/2019 DD 06/01/04	289,369
WELLS FARGO MTG BKD 04EE IIIA1	VAR RT 01/25/2035 DD 12/01/04	696,401
WELLS FARGO MTG BKD 04-S A5	VAR RT 09/25/2034 DD 08/01/04	484,175
WELLS FARGO MTG BKD 06-AR3 A-1	VAR RT 03/25/2036 DD 02/01/06	697,887

WELLS FARGO MTG BKD 2003 17	5.500% 01/25/2034 DD 12/01/03	174,093
WESTERN UN	WESTERN UN 5.4% 11/17/11 144A	1,109,336
WESTO	WESTO 05-1 D 4.09% 8/12	117,582
WESTO	WESTO 04-3 D 4.07% 2/12	165,378
WESTO	WESTO 04-3 A4 3.93% 2/12	784,585
WFMBS	WFMBS 04-H A1 CSTR 6/34	2,244,463
WFMBS	WFMBS 5-AR9 2A1 CSTR 5/35	323,918
WFMBS	WFMBS 05-AR4 2A2 CSTR 4/35	630,116
WFMBS	WFMBS 05-AR10 2A2 CSTR 6/35	739,461
WFMBS	WFMBS 06-AR8 2A6 CSTR 4/36	973,857
WFS FINL 03 4 CL A-4	3.150% 05/20/2011 DD 11/25/03	227,530
WFS FINL 03-2 OWNER TR CL A4	2.410% 12/20/2008 DD 05/29/03	151,863
WFS FINL 03-3 OWNER TR CL A-4	3.250% 05/20/2011 DD 08/28/03	405,229
WFS FINL 04-3 CL A4	3.930% 02/17/2012 DD 08/05/04	592,140
WHEELING IS GAMING INC SR NT	10.125% 12/15/2009 DD 12/19/01	585,781
WHIRLPOOL	WHIRLPOOL CORP 6.125% 6/15/11	855,135
WHITING PETE CORP NEW SR SUB	7.250% 05/01/2013 DD 04/19/05	250,625
WHOLE AUTO LN TR 03-1 A4	2.580% 03/15/2010 DD 10/07/03	182,344
WI ST GEN REV TAX FSA	WI ST GEN REV TAX FSA 4.8 5/13	893,973
WISCONSIN PWR LT CO DEB	7.000% 06/15/2007 DD 06/30/97	251,600
WITCO CORP DEB	6.875% 02/01/2026 DD 02/12/96	214,375
WMCMS	WMCMS 05-C1A A1 4.24 5/36	600,082
WMLT	WMLT 05-B 2A4 CSTR 10/35	94,727
WOART	WOART 05-B A3 4.4 4/09	771,521
WOART	WOART 06-A A3 5.01 10/10	364,042
WOORI BK KOREA SUB NT 144A	VAR RT 03/13/2014 DD 02/13/04	1,177,851
WOORI BK MTN	WOORI BK MTN 6.125%/VAR 5/3/16	362,093
WORLD OMNI AUTO RECBLS 06-B A3	5.150% 11/15/2010 DD 09/20/06	855,068
WORLD SVGS BK FSB # TR 00001	4.125% 12/15/2009 DD 12/08/04	582,000
WORLD SVGS BK FSG NT	4.500% 06/15/2009 DD 06/02/04	245,964
WPS RES CORP SR NT	7.000% 11/01/2009 DD 11/15/99	312,045
WPS RESOURCES	WPS RESOURCES 6.11/VAR 12/1/66	362,357
WRIGLEY WM JR CO SR NT	4.650% 07/15/2015 DD 07/14/05	85,556
WRIGLEY WM JR CO SR NT	4.300% 07/15/2010 DD 07/14/05	97,093
WYETH NT	STEP 03/15/2013 DD 02/14/03	151,286
XCEL ENERGY INC SR NT SER A	3.400% 07/01/2008 DD 06/24/03	121,501
XEROX CORP NT	VAR RT 12/18/2009 DD 08/18/06	710,500
XL CAP LTD SR NT	5.250% 09/15/2014 DD 08/23/04	49,000
XL CAPITAL LTD CL A	XL CAPITAL LTD CL A	685,342
XSTRATA	XSTRATA FIN CDA 5.8 11/16 144A	648,114
XTO ENERGY INC SR NT	5.000% 01/31/2015 DD 01/31/05	379,812
YELL GROUP PLC	YELL GROUP PLC	579,398
YUE YUEN INDU HLDGS LTD	YUE YUEN INDU HLDGS LTD	193,356
ZIONS BANCORPORATION SUB NT	6.000% 09/15/2015 DD 09/10/03	244,387

Total		10,971,195,773

*	Party In Interest

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Raytheon Company, the plan administrator of the Raytheon Savings and Investment Plan, has duly caused this report to be signed by the undersigned hereunto duly authorized.

RAYTHEON SAVINGS AND INVESTMENT PLAN

Date:	June 25, 2007	By:	/s/ Michael J. Wood
Michael J. Wood
Vice President and Chief Accounting Officer
Raytheon Company

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.